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Filed Pursuant to Rule 424(b)(4)
Registration No. 333-131409
and Registration No. 333-132265

5,350,000 Shares

Kenexa Corporation

Common Stock

        We are selling 2,425,000 shares of common stock and the selling shareholders are selling 2,925,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling shareholders.

        Our common stock is quoted on the Nasdaq National Market under the symbol "KNXA." The last reported sale price of our common stock on March 7, 2006 was $27.55 per share.

        The underwriters have an option to purchase a maximum of 585,700 additional shares of common stock from the selling shareholders and 216,800 additional shares of common stock from us to cover over-allotments of shares.

        Investing in our common stock involves risks. See "Risk Factors" on page 11.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kenexa	Proceeds to Selling Shareholders
Per share	$27.00	$1.4175	$25.5825	$25.5825
Total	$144,450,000	$7,583,625	$62,037,562.50	$74,828,812.50

        Delivery of the shares of common stock will be made on or about March 13, 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Cowen & Company
William Blair & Company
CIBC World Markets
JMP Securities
Needham & Company, LLC
Boenning & Scattergood, Inc.

The date of this prospectus is March 8, 2006.

Kenexa
HIRING & RETENTION
HR ANALYTICS
Document and analyze the relationship between human resource initiatives and business outcomes.
APPLICANT TRACKING
Web-based Kenexa Recruiter® includes a candidate portal, hiring portal and metrics portal.
PHONE SCREENING
Kenexa PeopleQuest® rapidly recruits and screens for candidate eligibility.
EMPLOYEE ENGAGEMENT SURVEYS
Tools for organizational improvement. Easy-to-use data analysis and reporting technologies. Behavior change methodology and linkage to your business metrics.
SKILLS ASSESSMENTS
Kenexa Prove It!® includes more than 800 web-based skills tests including clerical, software, technical, industrial, call center and more.
360° MULTI-RATER FEEDBACK
Large-scale strategy implementation, competency development, leadership success profiling and customized assessment online.
BEHAVIORAL ASSESSMENTS
The self-administered, Kenexa Selector™ evaluates personality traits, biographical history, critical thinking and problem-solving ability.
STRUCTURED INTERVIEWS
Kenexa Interview Builder™ enables organizations to create and deploy competency-based interviews and can be complemented with Kenexa Insight® research-based interviews built to duplicate outstanding talent unique to your organization.
PERFORMANCE MANAGEMENT
Web-based Kenexa CareerTracker® includes performance appraisals, cascading goals, development planning and mentoring to support organizational alignment.
EMPLOYMENT PROCESS OUTSOURCING
Complete staffing department operations with sourcing, screening, on-boarding, reporting and vendor management services.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We and the selling shareholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        This prospectus contains statistical data that we obtained for a fee from certain industry publications and reports, including International Data Corporation. None of these industry reports were prepared in contemplation of this offering.

PROSPECTUS SUMMARY

        This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the "Risk Factors" section of this prospectus and our consolidated financial statements and the related notes appearing at the end of this prospectus.

Company Overview

        We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our 18 years of experience assisting clients in addressing their human resource, or HR, requirements. Together, our software applications and services form what are commonly referred to as solutions. We believe that these solutions enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

        We sell our solutions to large- and medium-sized organizations through our direct sales force. As of December 31, 2005, we had a client base of approximately 2,200 companies, including approximately 119 companies on the Fortune 500 list published in April 2005. As a result of our acquisition of Webhire, Inc. in January 2006, we increased our client base to approximately 2,400 companies, including approximately 131 companies on the Fortune 500 list published in April 2005. Our client base includes companies that we billed for services during the year ended December 31, 2005 and does not necessarily indicate an ongoing relationship with each such client. Our top 80 clients contributed approximately 65.6% and 70.6% of our total revenue for the years ended December 31, 2004 and 2005, respectively. Our clients typically purchase multi-year subscriptions which provide us with a recurring revenue stream. During the year ended December 31, 2005, our clients renewed more than 90% of the aggregate contract value up for renewal during the period.

        We derive revenue primarily from two sources, subscription fees for our solutions and fees for discrete professional services. During the years ended December 31, 2004 and 2005, subscription revenue comprised approximately 78.5% and 77.7%, respectively, of our total revenue.

Industry Overview

  Drivers of Demand for Talent Acquisition and Employee Performance Management Applications

        Based on our experience, we believe that organizations are increasingly acknowledging the value of their employees and the intense competition to hire and retain qualified employees. Notwithstanding these dynamics, we believe that few organizations have systemized best practices for talent acquisition and employee performance management or have implemented software applications to support these processes. As a result, we believe that these processes are generally inefficient, ineffective and expensive. The absence of effective systems and processes can have a number of negative implications on an organization, including the failure to retain qualified employees, to optimize productivity and to remove poor performers. These dynamics are driving the market for comprehensive talent acquisition and employee performance management solutions. International Data Corporation, or IDC, estimated in 2005 that the worldwide market for e-recruiting and employee performance management applications will grow from approximately $551 million in 2004 to $1.1 billion by 2009, a 14.5%

compound annual growth rate, and the U.S. market for human resources business process outsourcing will grow from approximately $7.8 billion in 2004 to $16.5 billion in 2009, a 16.1% compound annual growth rate. (Source: IDC 2005)

  Emergence of On-Demand Applications

        Based on our experience, we believe that organizations have become increasingly dissatisfied with traditionally purchased and deployed enterprise software applications, resulting in the growing adoption of the on-demand model. The on-demand model fundamentally changes both the purchasing and deployment of enterprise software applications, replacing the large, up-front expense of perpetual software licenses with more manageable subscription fees and reducing implementation time and expense while providing a strong incentive to software vendors to ensure that applications provide the expected benefits to clients. These dynamics are driving growth in the market for software on-demand, which IDC refers to as software-as-a-service. IDC expects worldwide spending on software-as-a-service to grow from approximately $4.2 billion in 2004 to $10.7 billion by 2009, a 20.6% compound annual growth rate. (Source: IDC 2005)

Our Solution

        We provide talent acquisition and employee performance management solutions that we believe enable our clients to achieve the following benefits:

  •
  More effective and consistent talent acquisition programs. Our solutions enable our clients to expand the pool of qualified applicants, identify high-potential candidates more quickly, accurately measure candidate skills, aptitude and experience, create interviews focused on necessary skills and qualities indicative of success, increase interview consistency and objectivity, identify training needs immediately, document compliance with regulatory requirements and ensure cultural fit between candidates and the organization.

  •
  Greater employee productivity and retention. Our solutions enable organizations to create individual employee development plans, align employee goals with the broader goals of the organization, design and administer effective and consistent employee surveys, implement productive mentoring and succession planning programs and encourage and manage behavioral change.

  •
  More cost-effective talent acquisition and employee performance management programs. Our solutions increase the cost-effectiveness of talent acquisition and employee performance management programs by automating functions, increasing scalability, enhancing effectiveness and creating economies of scale through the outsourcing of non-core functions.

  •
  Application of analytics to talent acquisition and employee performance management programs. Our solutions enable organizations to use the data generated by their talent acquisition and employee performance management programs in order to improve these programs and to link best HR practices with business objectives.

  •
  Ease of integration, configuration and deployment. We provide the software applications that form the core of our solutions on an on-demand basis, eliminating the material expenses and complexity of traditionally purchased and deployed enterprise software applications.

Our Strategy

        Our objective is to be the leading global provider of talent acquisition and employee performance management solutions. To achieve this goal, we intend to:

  •
  focus on talent acquisition and employee performance management solutions;

  •
  provide innovative and industry-specific solutions to our clients;

  •
  cross-sell additional solutions to current clients;

  •
  leverage our highly efficient development professionals in India;

  •
  expand our global presence and client base; and

  •
  pursue complementary acquisitions.

Our Initial Public Offering

        On June 29, 2005, we completed our initial public offering in which we sold an aggregate of 5,750,000 shares of our common stock, including 750,000 shares sold pursuant to the underwriters' exercise of their over-allotment option on July 3, 2005, at a price of $12.00 per share. The net proceeds from our initial public offering aggregated approximately $61.7 million after deducting underwriting commissions and offering expenses. We used approximately $28.6 million and $11.4 million of the net proceeds of our offering to pay for part of the consideration for the redemption of all outstanding shares of our series A and series B redeemable preferred stock, respectively. We used the balance of the net proceeds from our initial public offering for general corporate purposes including our acquisition of Webhire, Inc. in January 2006.

Recent Transactions

        On December 29, 2005, we entered into an amendment to our revolving credit facility with PNC Bank, N.A. Under the terms of this amendment, our maximum borrowings under our revolving credit facility increased from $10.0 million to $25.0 million, including availability of up to $2.0 million for letters of credit.

        On January 13, 2006, we acquired Webhire, Inc., a provider of end-to-end talent acquisition solutions for recruitment and human resource professionals in middle-market enterprises across all industries, for approximately $34.4 million in cash. We intend to sell Webhire's talent acquisition system along with our existing talent acquisition system to Webhire's and our clients under the name Kenexa Recruiter.

Company Information

        We commenced operations in 1987 as a provider of recruiting services to a wide variety of industries. In 1993, we offered our first automated talent management system. Between 1994 and 1998, we acquired 15 businesses that enabled us to offer comprehensive human capital management, or HCM, services integrated with web-based technology. HCM is the business process and practice of hiring, deploying and managing an organization's employees.

        Since 1999, we have focused on building a comprehensive suite of talent acquisition and employee performance management solutions. Consistent with this strategy, from 1999 to 2003, we discontinued and exited three businesses, reduced our focus on position-specific recruiting services and acquired four businesses which enhanced our screening and behavioral assessments solutions and skills testing technologies. Since 2000, an increasing proportion of our revenue has been derived from talent acquisition and employee performance management solutions as opposed to professional services.

About Us

        We began our operations under predecessor companies, Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC. In December 1999, we reorganized our corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a

Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, we changed our name to TalentPoint, Inc. and we changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, we changed our name to Kenexa Corporation, or Kenexa, and we changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology and its wholly owned subsidiaries.

        We are a Pennsylvania corporation. Our principal executive offices are located at 650 East Swedesford Road, 2nd Floor, Wayne, PA 19087. Our telephone number is (610) 971-9171. We maintain an Internet website at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

        In this prospectus, the terms "Kenexa," "we," "us" and "our" refer to Kenexa Corporation and its subsidiaries, including Kenexa Technology and Webhire, and any subsidiary that may be acquired or formed in the future.

        This prospectus contains references to a number of trademarks which are our registered trademarks or trademarks for which we have pending registration applications or common law rights. These include Kenexa, the Kenexa logo, Interview Builder, Kenexa CareerTracker, Kenexa Insight, Kenexa Prove It!, Kenexa Recruiter, Kenexa Selector, Kenexa Survey Scorecard, PeopleQuest and Webhire. This prospectus also contains other trademarks of Kenexa as well as trademarks of other persons.

The Offering

Common stock offered by us	2,425,000 shares (plus 216,800 shares if the underwriters exercise their over-allotment option in full)
Common stock offered by the selling shareholders	2,925,000 shares (plus 585,700 shares if the underwriters exercise their over-allotment option in full)
Common stock outstanding after this offering	19,933,854 shares (20,150,654 shares if the underwriters exercise their over-allotment option in full)
Use of proceeds	We intend to use $25.3 million of the net proceeds of this offering to repay borrowings under our revolving credit facility with PNC Bank, N.A.

We intend to use the balance of the net proceeds of this offering for general working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in strategic businesses or technologies.
You should read the discussion in the "Use of Proceeds" section of this prospectus for more information.
Risk factors	See "Risk Factors" beginning on page 11 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.
Nasdaq National Market symbol	KNXA

        The number of shares of our common stock that will be outstanding after this offering is based upon the 17,508,854 shares of our common stock outstanding as of February 10, 2006 and excludes:

  •
  741,791 shares of our common stock issuable upon exercise of outstanding options subject to the terms of our 2000 Stock Option Plan as of February 10, 2006 at a weighted average exercise price of $10.19 per share;

  •
  922,100 shares of our common stock issuable upon exercise of outstanding options under our 2005 Equity Incentive Plan as of February 10, 2006 at a weighted average exercise price of $14.39 per share;

  •
  3,140,679 shares of our common stock reserved for future grants under our 2005 Equity Incentive Plan; and

  •
  752,907 shares of our common stock issuable upon exercise of warrants outstanding as of February 10, 2006 at a weighted average exercise price of $18.28 per share.

        In addition, except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

        After this offering, our directors, executive officers and shareholders who each own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately 28.8% of the outstanding shares of our common stock. This concentration of ownership will enable them to influence or control matters requiring shareholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions.

Summary Consolidated Financial Information

        The following table summarizes our consolidated financial data for the periods indicated. The data for each of the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements. You should read this information in conjunction with the "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus and our consolidated financial statements and the related notes elsewhere in this prospectus. All of the historical consolidated financial data set forth below gives retroactive effect to a 0.8-for-1 reverse stock split of our common stock. Our historical results are not necessarily indicative of results for any future period. The pro forma as adjusted basic and diluted net income from continuing operations before income tax and interest expense per common share gives effect to the repurchase of our class A common stock, the restoration of our treasury shares to our authorized but unissued capital stock, the redemption of all of the outstanding shares of our series A preferred stock and series B preferred stock, the conversion of all of the outstanding shares of our class B common stock and class C common stock, and the issuance of shares of our common stock, as if each had occurred at the beginning of the periods presented. Accordingly, pro forma as adjusted basic and diluted income from continuing operations before income tax and interest expense per common share excludes interest on mandatory redeemable preferred shares, cumulative effect of change in accounting principle related thereto, and accretion of redeemable class B common stock, class C common stock, series A preferred stock and series B preferred stock.

	Year Ended December 31,
	2003	2004	2005
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue	$25,511	$36,348	$50,974
Other revenue	8,480	9,952	14,667

Total revenue	33,991	46,301	65,641
Total operating expenses	24,135	30,341	37,347
Income from continuing operations before income tax and interest expense	1,089	3,730	9,512
Net loss available to common shareholders(1)	$(11,197)	$(5,113)	$(35,397)
Basic and diluted net loss available to common shareholders per common share(2)	$(1.86)	$(0.85)	$(3.06)
Weighted average shares used to compute net loss available to common shareholders per common share—basic and diluted	6,033,834	5,995,389	11,578,885

(1)
We adopted SFAS 150 effective July 1, 2003. SFAS 150 required us to record the mandatory redeemable preferred shares at fair value at the date of adoption and reflect the difference between carrying value and fair value as a cumulative effect of a change in accounting principle. Changes in fair value after the initial adoption date are treated as interest expense. Dividends on mandatory redeemable preferred shares are also treated as interest expense. The interest and change in accounting principle charges to net income were discontinued upon the redemption of our series A preferred stock and series B preferred stock in connection with the completion of our initial public offering on June 29, 2005.

(2)
If the charges noted in note (1) above were excluded, the pro forma as adjusted income from continuing operations before income tax and interest expense per common share (basic and diluted) for 2004 and 2005 would have been $0.22 and $0.54, respectively. The weighted average shares used to compute pro forma as adjusted income from continuing operation before income tax and interest expense per common share for 2004 were 16,694,513 (basic) and 16,775,897 (diluted) and for 2005 were 17,459,044 (basic) and 17,748,189 (diluted).

        The following table represents a summary of our consolidated balance sheet data as of December 31, 2005. The information in the "actual" column in the table below is derived from our consolidated balance sheet as of December 31, 2005. The "pro forma" column in the table below gives effect to our acquisition of Webhire on January 13, 2006 as if such acquisition had been consummated as of December 31, 2005. The "as adjusted" column in the table below further reflects the sale by us of 2,425,000 shares of our common stock in this offering at a public offering price of $27.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses.

	As of December 31, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
		(unaudited)	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$43,499	$11,507	$72,286
Total assets	$73,899	$81,346	$142,125
Short term debt, net	$95	$120	$120
Deferred revenue	$12,588	$17,901	$17,901
Long term debt, net	$108	$108	$108
Preferred stock	$—	$—	$—
Common stock	$174	$174	$198
Total shareholders' equity	$50,742	$50,742	$111,521

Summary Pro Forma Consolidated Financial Information

        The following unaudited pro forma consolidated financial data have been prepared based on certain proforma adjustments to the historical consolidated financial statements of Kenexa and Webhire for the year ended December 31, 2005 and as of December 31, 2005 to give effect to our acquisition of Webhire on January 13, 2006. For more detail concerning the adjustments relating to our acquisition of Webhire, see "Unaudited Pro Forma Consolidated Financial Statements" beginning on page P-1 of this prospectus. The historical consolidated financial statements of Kenexa and Webhire used to prepare the following unaudited pro forma financial data are contained in this prospectus beginning on page F-1.

        The data for the year ended December 31, 2005 is presented as if our acquisition of Webhire had occurred on January 1, 2005 and the effect was carried forward through the year ended December 31, 2005. The data as of December 31, 2005 has been prepared as if our acquisition of Webhire had been consummated as of that date.

        In the opinion of our management, all significant adjustments necessary to reflect the effects of our acquisition of Webhire that can be factually supported within the regulations of the Securities and Exchange Commission covering the preparation of pro forma financial statements have been made. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to our management. Such pro forma adjustments and the purchase price allocation will change as additional information becomes available, as our purchase price allocation analysis is completed, as estimates are refined, or as additional events occur. Our management does not anticipate that there will be any significant changes in the total purchase price as presented in the following unaudited pro forma financial data.

        The following unaudited pro forma financial data are not necessarily indicative of what the actual combined financial position or results of operations would have been had our acquisition of Webhire been completed on the dates indicated above, nor do they give effect to (i) any transactions other than our acquisition of Webhire, (ii) the results of operations of Kenexa or Webhire since December 31, 2005, (iii) certain cost savings and one-time charges expected to result from our acquisition of Webhire, which have not already been completed and whose effects reflected in the historical financial statements of Kenexa or Webhire, or (iv) the results of final valuations of the assets and liabilities of Webhire, including property and intangible assets.

        We are currently developing plans to integrate the operations of the companies, which may involve various costs and other charges that may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the following unaudited pro forma financial data do not purport to be indicative of the financial position or results of operations as of the date of this prospectus or as of any other future date or period.

        The foregoing matters could cause both our pro forma financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma financial data.

Pro Forma For the Year Ended December 31,
2005
(unaudited) (in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue	$59,859
Other revenue	17,839

Total revenue	77,698
Total operating expenses	46,589
Income from operations before income tax and interest expense	10,149
Net loss available to common shareholders(1)	$(34,698)
Basic and diluted net loss available to common shareholders per common share(2)	$(3.00)
Weighted average shares used to compute net loss available to common shareholders per common share—basic and diluted	11,578,885

(1)
We adopted SFAS 150 effective July 1, 2003. SFAS 150 required us to record the mandatory redeemable preferred shares at fair value at the date of adoption and reflect the difference between carrying value and fair value as a cumulative effect of a change in accounting principle. Changes in fair value after the initial adoption date are treated as interest expense. Dividends on mandatory redeemable preferred shares are also treated as interest expense. The interest and change in accounting principle charges to net income were discontinued upon the redemption of our series A preferred stock and series B preferred stock in connection with the completion of our initial public offering on June 29, 2005.

(2)
If the charges noted in note (1) above were excluded, the pro forma as adjusted income from continuing operations before income tax and interest expense per common share (basic and diluted) for 2005 would have been $0.88. The weighted shares used are unadjusted from those used in determining GAAP basic and diluted net loss available to common shareholders per common share.

Pro Forma as of December 31, 2005
(unaudited and in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,507
Total assets	$81,346
Short term debt, net	$120
Deferred revenue	$17,901
Long term debt, net	$108
Preferred stock	$—
Common stock	$174
Total shareholders' equity	$50,742

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could materially suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our business may not continue to grow if the markets for our products do not continue to grow.

        Our growth is dependent upon the continued adoption of on-demand software as a key mechanism for delivering solutions in these markets. The rapidly evolving nature of this market reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. The adoption of on-demand talent acquisition and employee performance management solutions, particularly among organizations that have relied upon traditional software applications, requires the acceptance of a new way of conducting business and exchanging and compiling information. Because these markets are new and evolving, it is difficult to predict with any assurance the future growth rate and size of these markets which, in comparison with the overall market for enterprise software applications, is relatively small.

If our on-demand delivery model is not widely accepted, our operating results will be harmed.

        The on-demand delivery of enterprise software is new and, to a large extent, unproven, and it is uncertain whether this model will achieve and sustain high levels of demand and market acceptance. The majority of our clients access and use our software solutions on an on-demand basis. If the preferences of our clients change and our clients elect to deploy our software on-site, either upon the initiation of a new agreement or upon the renewal of an existing agreement, we would potentially incur higher costs and encounter greater complexity in providing maintenance and support for our software. Potential clients may be reluctant or unwilling to purchase enterprise software on-demand for a number of reasons, including security and data privacy concerns. If such organizations do not adopt the on-demand delivery model, then the market for our solutions may develop more slowly than we expect. The inability of our on-demand delivery model to achieve widespread market acceptance would harm our business.

Our business will suffer if our existing clients terminate or do not renew their software subscriptions.

        We expect to continue to derive a significant portion of our revenue from renewals of subscriptions for our talent acquisition and employee performance management solutions. During the year ended December 31, 2005, our clients renewed more than 90% of the aggregate contract value eligible to be renewed during the period. If our clients terminate their agreements, fail to renew their agreements, renew their agreements upon less favorable terms to us or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained.

        Maintaining the renewal rate of our existing subscriptions is critical to our future success. Factors that may affect the renewal rate for our solutions include:

  •
  the price, performance and functionality of our solutions;

  •
  the availability, price, performance and functionality of competing products and services;

  •
  the effectiveness of our support services; and

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  our ability to develop complementary products and services.

        Most of our existing clients have entered into subscription agreements with us that expire between one and three years from the initial contract date. Our clients have the right to terminate their contracts and are not obligated to renew their subscriptions for our solutions after the expiration of the initial terms of their subscription agreements. In addition, our clients may negotiate terms which are less favorable to us upon renewal, or may request that we license our software to them on a perpetual basis, which may reduce recurring revenue from these clients. Our future success also depends in part on our ability to sell new solutions to our existing clients.

If we fail to develop or acquire new products or enhance our existing solutions to meet the needs of our existing and future clients, our revenue may decline.

        To remain competitive, we must continually improve and enhance the responsiveness, functionality and features of our existing solutions and develop new solutions that address the talent acquisition and employee performance management requirements of organizations. If we are unable to successfully develop or acquire new solutions or enhance our existing solutions, our revenue may decline and our business and operating results will be adversely affected. Since our initial public offering, we have introduced enhanced solutions. We intend to continue to introduce enhanced solutions to generate additional revenue, attract new clients and respond to competition. We may not succeed in developing or introducing new or enhanced solutions or developing or introducing them in a timely manner, and new or enhanced solutions that we develop or introduce may not achieve the market acceptance necessary to generate significant revenue.

        In addition, it is possible that evolving technology may enable new deployment mechanisms that make our on-demand business model obsolete. To the extent that we are not successful in continuing to develop our solutions in correlation with evolving technology, we may not be successful in establishing or maintaining our client relationships.

We may engage in future acquisitions or investments which present many risks, and we may not realize the anticipated financial and strategic goals for any of these transactions.

        We have focused on developing solutions for the enterprise talent acquisition and employee performance management market. Our market is highly fragmented and in the future we may acquire or make investments in complementary companies, products, services or technologies. Acquisitions and investments involve a number of difficulties that present risks to our business, including the following:

  •
  we may be unable to achieve the anticipated benefits from the acquisition or investment;

  •
  we may have difficulty integrating the operations and personnel of the acquired business, and may have difficulty retaining the key personnel of the acquired business;

  •
  we may have difficulty incorporating the acquired technologies or products with our existing solutions;

  •
  our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;

  •
  we may lose customers of those companies that we acquire for reasons such as a particular customer desiring to have multiple service vendors;

  •
  we may have difficulty maintaining uniform standards, controls, procedures and policies across locations; and

  •
  we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

        On January 13, 2006, we acquired Webhire, Inc. for a purchase price of approximately $34.4 million. We are in the process of integrating Webhire's business. The factors noted above could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

        The consideration paid for an investment or acquisition may also affect our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash or obtain debt or equity financing. To the extent that we issue shares of our capital stock or other rights to purchase shares of our capital stock as consideration for an acquisition or in connection with the financing of an acquisition, including options or other rights, our existing shareholders may be diluted, and our earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, including write-offs of acquired in-process research and development costs, and restructuring charges. After acquiring Webhire for approximately $34.4 million in cash, we borrowed $25.0 million under our revolving line of credit for working capital purposes. We intend to use the proceeds of this offering to repay our indebtedness. Acquisitions in the future may require us to incur additional indebtedness to finance our working capital and may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

If our efforts to attract new clients or to sell additional solutions to our existing clients are not successful, our revenue growth will be adversely affected.

        To grow our revenue, we must continually add new clients and sell additional solutions to existing clients. If our existing and prospective clients do not perceive our solutions to be of sufficiently high value and quality, we may not be able to attract new clients or to increase sales to existing clients. Our ability to attract new clients and to sell new solutions to existing clients will depend in large part on the success of our sales and marketing efforts. However, our existing and prospective clients may not be familiar with some of our solutions, or may have traditionally used other products and services for some of their talent acquisition and employee performance management requirements. Our existing and prospective clients may develop their own solutions to address their talent acquisition and employee performance management requirements, purchase competitive product offerings or engage third-party providers of outsourced talent acquisition and employee performance management services. Additionally, some clients may request that we license our software to them on a perpetual basis or that we allow them the contractual right to convert from a term license to a perpetual license during the contract term, which may reduce recurring revenue from these clients.

If we are unable to compete effectively with companies offering enterprise talent acquisition and employee performance management solutions, our revenue may decline.

        We may not have the resources or expertise to compete successfully in the future. If we are unable to successfully compete, we could lose existing clients, fail to attract new clients and our revenue would decline. The talent acquisition and employee performance management solutions markets are rapidly evolving and highly competitive, and we expect competition in these markets to persist and intensify. Barriers to entry into our industry are low, new software products are frequently introduced and existing products are continually enhanced. We compete with niche point solution vendors such as Authoria, Inc., BrassRing LLC, Deploy Solutions, Inc., iCIMS, Inc., Integrated Performance Systems, Inc., InScope Corporation, PeopleClick, Inc., Performix Technologies, Inc., Pilat HR Solutions, Inc., Previsor, Inc., Recruitmax Software, Inc., SHL Group plc, Success Factors, Inc., Taleo Corporation, Unicru, Inc., Virtual Edge Corporation and Workstream Inc. that offer products that compete with one or more applications contained in our solutions. In some aspects of our business, we also compete with established vendors of enterprise resource planning, or ERP, software with much greater resources, such as Oracle Corporation (PeopleSoft), SAP AG and Lawson, Inc. To a lesser extent, we compete with vendors of employment process outsourcing services and survey services such as Accolo, Inc., The Gallup Organization, Hyrian, LLC and Recruitment Enhancement Services. In addition, many organizations have developed or may develop internal solutions to address enterprise talent acquisition and employee performance management requirements that may be competitive with our solutions.

        Many of our competitors and potential competitors, especially vendors of ERP software, have significantly greater financial, support, technical, development, marketing, sales, service and other resources, larger installed client bases, longer operating histories, greater name recognition and more established relationships than we have. In addition, ERP software competitors could bundle their products with, or incorporate capabilities in addition to, talent acquisition and employee performance management functions, such as automated payroll and benefits, in products developed by themselves or others. Products with such additional functions may be appealing to some clients because they would reduce the number of different types of software or applications used to run their businesses. Our niche competitors' products may be more effective than our solutions at performing particular talent acquisition and employee performance management functions or may be more customized for particular client needs in a given market. Further, our competitors may be able to respond more quickly than we can to changes in client requirements.

Mergers or other strategic transactions involving our competitors could weaken our competitive position or reduce our revenue.

        We believe that our industry is highly fragmented and that there is likely to be consolidation, which could lead to increased price competition and other forms of competition. Increased competition may cause pricing pressure and loss of market share, either of which could have a material adverse effect on our business, results of operations and financial condition. Our competitors may establish or strengthen cooperative relationships with business process outsourcing vendors, systems integrators, third-party consulting firms or other parties. Established companies may not only develop their own products but may also merge with or acquire our current competitors. In addition, we may face competition in the future from large established companies, as well as from emerging companies that have not previously entered the markets for talent acquisition and employee performance management solutions or that currently do not have products that directly compete with our solutions. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share or sell their products at significantly discounted prices causing pricing pressure. In addition, our competitors may announce new products, services or enhancements that better meet the price or performance needs of clients or changing industry standards. If any of these events occur, our revenues and profitability could significantly decline.

If we encounter barriers to the integration of our software with software provided by our competitors or with the software used by our clients, our revenue may decline and our research and development expenses may increase.

        In some cases our software may need to be integrated with software provided by our competitors. These competitors could alter their products in ways that inhibit integration with our software, or they could deny or delay access by us to advance software releases, which would restrict our ability to adapt our software to facilitate integration with these new releases and could result in lost sales opportunities. In addition, our software is designed to be compatible with the most common third-party ERP systems. If the design of these ERP systems changes, integration of our software with new systems would require significant work and substantial allocation of our time and resources and increase our research and development expenses.

Reductions in information technology spending could limit our ability to grow our business.

        Our operating results may vary based on changes in the information technology spending of our clients. The revenue growth and profitability of our business depend on the overall demand for enterprise application software and services. We sell our solutions primarily to large organizations whose businesses fluctuate with general economic and business conditions. As a result, decreased demand for enterprise application software and services, and in particular talent acquisition and employee performance management solutions, caused by a weakening global economy may cause a decline in our revenue. Historically, economic downturns have resulted in overall reductions in corporate information technology spending. In particular, software for talent acquisition and employee performance management software may be viewed by some of our existing and potential clients as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions. In the future, potential clients may decide to reduce their information technology budgets by deferring or reconsidering product purchases, which would negatively impact our operating results.

Because we recognize revenue from the sale of our solutions ratably over the term of the subscription period, a significant downturn in our business may not be immediately reflected in our operating results.

        A decline in new or renewed subscriptions in any one quarter may not impact our financial performance in that quarter, but will negatively affect our revenue in future quarters. If a number of contracts expire and are not renewed in the same quarter, our revenue could decline significantly in that quarter and in subsequent quarters.

        We derived approximately 77.7% of our total revenue for the year ended December 31, 2005 from the sale of subscriptions for our solutions and expect that a significant portion of our revenue for the foreseeable future will be derived from those subscriptions. We recognize the associated revenue ratably over the term of the subscription agreement, which is typically between one and three years. As a result, a significant portion of the revenue that we report in each quarter reflects the recognition of unearned revenue from subscription agreements entered into during previous periods. Accordingly, the effect of significant declines in sales and market acceptance of our solutions may not be reflected in our short-term results of operations, making our results less indicative of our future prospects.

        If our revenue does not meet our expectations, we may not be able to curtail our spending quickly enough and our cost of revenue, compensation and benefits and product development would increase as a percentage of revenue. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any one period, as revenue from new clients is recognized over the applicable subscription term.

Our financial performance may be difficult to forecast as a result of our focus on large clients and the long sales cycle associated with our solutions.

        Our sales cycles are generally up to nine months and in some cases even longer. This long sales cycle impedes our ability to accurately forecast the timing of sales in a given period which could adversely affect our ability to meet our forecasts for that period. We focus our sales efforts principally on large organizations with complex talent acquisition and employee performance management requirements. Accordingly, in any single quarter the majority of our revenue from sales to new clients may be composed of large sales made to a relatively small number of clients. Our failure to close a sale in any particular quarter will impede revenue growth until the sale closes, if at all. As a result, substantial time and cost may be spent attempting to close a sale that may not be successful. The period between an initial sales contact and a contract signing is relatively long due to several factors, including:

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  the need to educate potential clients about the uses and benefits of our solutions and the on-demand delivery model;

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  the discretionary nature of our clients' purchase and budget cycles;

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  the competitive evaluation of our solutions;

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  fluctuations in the talent acquisition and employee performance management requirements of our prospective clients;

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  potential economic downturns and reductions in corporate IT spending;

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  announcements or planned introductions of new products or services by us or our competitors; and

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  the lengthy purchasing approval processes of our prospective clients.

Interruptions or delays in service from our Web hosting facilities could impair the delivery of our service and harm our business.

        We provide our service through computer hardware that is currently located in Web hosting facilities that we operate. These facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. These facilities are also subject to break-ins, sabotage, intentional acts of terrorism, vandalism and similar misconduct. Despite precautions that we take at these facilities, the occurrence of a natural disaster, act of terrorism or other unanticipated problem at any of these facilities could result in lengthy interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business will be harmed if our customers and potential customers believe our service is unreliable.

If our security measures are breached and unauthorized access is obtained to client data, clients may curtail or stop their use of our solutions, which would harm our business, operating results and financial condition.

        Our solutions involve the storage and transmission of confidential information of clients and their existing and potential employees, and security breaches could expose us to a risk of loss of, or unauthorized access to, this information, resulting in possible litigation and possible liability. Although we have never sustained such a breach, if our security measures were ever breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, an unauthorized party obtained access to this confidential data, our reputation could be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not discovered until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of our security measures could be harmed and we could lose sales and clients.

Because our products collect and analyze applicants' and employees' stored personal information, concerns that our products do not adequately protect the privacy of applicants and employees could inhibit sales of our products.

        Some of the features of our talent acquisition and employee performance management applications depend on the ability to develop and maintain profiles of applicants and employees for use by our clients. These profiles contain personal information, including job experience, home address and home telephone number. Typically, our software applications capture this personal information when an applicant creates a profile to apply for a job and an employee completes a performance review. Our software applications augment these profiles over time by capturing additional data and collecting usage data. Although our applications are designed to protect user privacy, privacy concerns nevertheless may cause employees and applicants to resist providing the personal data necessary to support our products. Any inability to adequately address privacy concerns could inhibit sales of our products and seriously harm our business, financial condition and operating results.

We may increase our sales and marketing efforts to clients outside the United States, which would expose us to additional risks associated with international operations, including the risks of managing a geographically diverse operation and foreign currency exchange rate fluctuations.

        As a part of our future business strategy, we intend to increase our international sales efforts in Canada, Europe and Asia. We currently maintain international sales offices in Toronto, Canada and Hyderabad, India, and intend to open additional sales offices in Bangalore, India, Mumbai, India, Vizag, India and Kuala Lumpur, Malaysia. We may not be successful in these efforts. International operations and sales subject us to risks and challenges that we would otherwise not face if we conducted our business only in the United States. For example, we will depend on third parties to market our solutions through foreign sales channels, and we may be challenged by laws and business practices favoring local competitors. In addition, our ability to succeed in foreign markets will depend on the ability of our software to properly filter foreign languages. We must also adopt our pricing structure to address different pricing environments and may face difficulty in enforcing revenue collection internationally.

        In addition, a portion of our international sales are denominated in foreign currencies, and we incur operating expenses in Indian rupees, British pounds and Canadian dollars. We expect our exposure to foreign exchange gains and losses to increase in the future.

We may be unsuccessful in establishing and maintaining our planned facilities in India and Malaysia.

        We are in the process of constructing a facility in Vizag, India that will serve as the center of our development activities in India, which are presently located in a facility that we lease in Hyderabad, India. In addition, we intend to open an office in Kuala Lumpur, Malaysia to house employees who will specialize in the translation of our products into Japanese, Chinese and Korean. We have no experience with managing the construction of new facilities in the United States or abroad. As a result, we may fail to obtain necessary permits or to comply with relevant governmental regulations relating to the construction and operation of these facilities. We intend to move the majority of our developers from our existing offices in Hyderabad, India to our new facility in Vizag, India. Some of our existing employees may not desire to make such a move and as a result may terminate their employment with us. If we fail to complete our construction project in Vizag, India in a timely and cost-effective fashion, or if a substantial number of our existing employees do not continue their employment with us upon the opening of that facility, our business may be harmed.

If the unemployment rate increases materially, our business may be harmed.

        To the extent that the unemployment rate increases materially, our existing and potential clients may no longer consider improvement of their talent acquisition and employee performance management systems a necessity, which could have a material adverse effect on our business, results of operations and financial condition. Demand for our solutions depends in part on our clients' ability to hire their employees. According to the U.S. Bureau of Labor Statistics, the unemployment rate in January 2006 of 4.7% was at its lowest level since July 2001.

Material defects or errors in our software could affect our reputation, result in significant costs to us and impair our ability to sell our solutions, which would harm our business.

        The software applications forming part of our solutions may contain material defects or errors, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our solutions in the future. The costs incurred in correcting any material product defects or errors may be substantial and would adversely affect our operating results. After the release of our products, defects or errors may also be identified from time to time by our internal team and by our clients. Such defects or errors may occur in the future.

        Any defects that cause interruptions to the availability of our solutions could result in:

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  lost or delayed market acceptance and sales of our solutions;

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  loss of clients;

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  product liability suits against us;

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  diversion of development resources;

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  injury to our reputation; and

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  increased maintenance and warranty costs.

If we fail to adequately protect our proprietary rights, our competitive advantage could be impaired and we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

        Our intellectual property rights are important to our business, and our success is dependent, in part, on protecting our proprietary software and technology and our brand, marks and domain names. We rely on a combination of copyright, trademark, trade secret and other common laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. It may be possible for unauthorized third parties to copy our software and use information that we regard as proprietary to create products and services that compete with ours, which could harm our competitive position and cause our revenue to decline.

        We have no issued patents, and currently have only one pending patent application. There is no guarantee that the U.S. Patent and Trademark Office will grant this patent, or do so in a manner that gives us the protection that we seek. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Existing intellectual property laws only afford limited protection.

        To the extent that we expand our international activities, our exposure to unauthorized copying and use of our software and proprietary information may increase. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries in which we operate. Further, the laws of some countries, and in particular India, where we develop much of our intellectual property, do not protect proprietary rights to the same extent as the laws of the United States. In the event that we are unable to protect our intellectual property rights, especially those rights that we develop in India, our business would be materially and adversely affected.

        Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business.

Our results of operations may be adversely affected if we are subject to a protracted infringement claim or a claim that results in a significant damage award.

        We expect that software product developers, such as ourselves, will increasingly be subjected to infringement claims as the number of products and competitors grows and the functionality of products in different industry segments overlaps. Our competitors or other third parties may challenge the validity or scope of our intellectual property rights. A claim may also be made relating to technology that we acquire or license from third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, the claim could:

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  require costly litigation to defend and resolve, and the payment of substantial damages;

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  require significant management time and attention;

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  cause us to enter into unfavorable royalty or license agreements;

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  require us to discontinue the sale of our solutions;

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  create negative publicity that adversely affects the demand for our solutions;

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  require us to indemnify our clients; or

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  require us to expend additional development resources to redesign our software.

        Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our software.

Changes in the regulatory environment and general economic condition in India and elsewhere could have a material adverse effect on our business.

        Adverse changes in the business or regulatory climate in India could have a material adverse effect on our business. In addition, wages in India are increasing at a faster rate than in the United States. In the event that wages continue to rise, the cost benefit of operating in India may diminish. India has also experienced significant inflation in the past and has been subject to civil unrest and terrorism. There can be no assurance that these and other factors will not have a material adverse effect on our business, results of operations and financial condition.

We employ technology licensed from third parties for use in or with our solutions, and the loss or inability to maintain these licenses on similar terms or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

        We include in the distribution of our solutions certain technology obtained under licenses from other companies. We anticipate that we will continue to license technology and development tools from third parties in the future. There may not always be commercially reasonable software alternatives to the third-party software that we currently license, or any such alternatives may be more difficult or costly to replace than the third-party software that we currently license. In addition, integration of our software with new third-party software may require significant work and substantial allocation of our time and resources. Also, to the extent we depend upon the successful operation of third-party products in conjunction with our software, any undetected errors in these third-party products could prevent the implementation or impair the functionality of our software, delay new solution introductions and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which could result in higher costs.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

        As a result of fluctuations in our revenue and operating expenses, our quarterly operating results may vary significantly. We may not be able to curtail our spending quickly enough if our revenue falls short of our expectations. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our new product development efforts and hire additional personnel. Our operating results may fluctuate in the future as a result of the factors described below and elsewhere in this prospectus:

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  our ability to renew and increase subscriptions sold to existing clients, attract new clients, cross-sell our solutions and satisfy our clients' requirements;

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  changes in our pricing policies;

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  the introduction of new features to our solutions;

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  the rate of expansion and effectiveness of our sales force;

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  the length of the sales cycle for our solutions;

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  new product and service introductions by our competitors;

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  concentration of marketing expenses for activities, such as trade shows and advertising campaigns;

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  concentration of research and development costs; and

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  concentration of expenses associated with commissions earned on sales of subscriptions for our solutions.

        We believe that period-to-period comparisons of our results of operations are not necessarily meaningful as our future revenue and results of operations may vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of securities market analysts and investors. In either case, the price of our common stock could decline, possibly materially.

If we do not retain key personnel, our ability to manage our business and continue our growth could be negatively impacted.

        We have grown significantly in recent years, and our management remains concentrated in a small number of key employees, most of whom have been employed with us for at least five years. Our future success will depend to a significant extent on the continued service of our key personnel, particularly Nooruddin S. Karsan, Elliot H. Clark, Troy A. Kanter, Donald F. Volk, Sarah M. Teten, Ramarao V. Velpuri, Bill L. Erickson, Kevin T. Hudson, Roger C. Gaston, Archie L. Jones, Jr., P. Grant Parker and Raghuveer Sakuru as well as our other key employees, software engineers and senior technical and sales personnel. We have not entered into employment agreements with any of our employees. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, financial condition and results of operations. Competition for qualified personnel in the software industry is intense, and we compete for these personnel with other software companies that have greater financial and other resources than we do. If we lose the services of one or more of our executive officers or other key personnel, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Searching for replacements for key personnel could also divert management's time and attention and result in increased operating expenses.

Our chief financial officer is a defendant in litigation that may require a significant amount of his attention.

        Our chief financial officer, who has been employed by us since 1996, is one of the named defendants in litigation based on services provided nearly 10 years ago by him, a former partner of his and the accounting firm of which the two were partners. The plaintiffs' claims against the defendants are based on theories of professional negligence, breach of fiduciary duty, breach of contract, and negligent and fraudulent misrepresentation in connection with services that were provided to the plaintiff by the defendants. Many of the allegations relate to activity that occurred after our chief financial officer left his former firm. Although our chief financial officer believes that these claims are without merit and is vigorously defending against them, defending against these claims may be time consuming and costly for our chief financial officer.

We will not be able to maintain our revenue growth if we do not attract, train or retain qualified sales personnel.

        If we fail to successfully maintain and expand our sales force, our future revenue and profitability will be adversely affected. We depend on our direct sales force for substantially all of our revenue and intend to make significant expenditures in upcoming years to expand our sales force. Our future success will depend in part upon the continued expansion and increased productivity of our sales force. To the extent that we experience attrition in our direct sales force, we will need to hire replacements. We face intense competition for sales personnel in the software industry, and we may not be successful in hiring, training or retaining our sales personnel in accordance with our plans. Even if we hire and train a sufficient number of sales personnel, we may not generate enough additional revenue to exceed the expense of hiring and training the new personnel.

Failure to implement the appropriate controls and procedures to manage our growth could harm our growth, business, operating results and financial condition.

        We are currently experiencing a period of rapid growth in our operations, which has placed, and will continue to place, a significant strain on our management, administrative, operational, technical and financial infrastructure. In particular, continued rapid growth will require us to invest significant resources in additional infrastructure and to hire additional personnel. We decreased our employee base from 403 employees on December 31, 2002 to 393 on December 31, 2003, but then increased our employee base to 522 employees at December 31, 2004 and 693 employees at December 31, 2005, and we expect to continue to significantly increase the number of personnel throughout 2006, which will increase our expenses. As a result of our acquisition of Webhire on January 13, 2006, we acquired 60 additional employees. In addition, we intend to increase our number of employees in India and to hire employees in Malaysia. To manage our growth, we will need to continue to improve our operational, financial and management processes and controls and reporting systems and procedures. This effort may require us to make significant capital expenditures or to incur significant expenses, and may divert the attention of our personnel from our core business operations, any of which may adversely affect our financial performance. If we fail to successfully manage our growth, our business, operating results and financial condition will be adversely affected.

Evolving European Union regulations related to confidentiality of personal data may adversely affect our business.

        In order to provide our solutions to our clients, we rely in part on our ability to access our clients' employee data. The European Union has adopted various data protection regulations related to the confidentiality of personal data. To date, these regulations have not restricted our business as we have qualified for a safe harbor available for U.S. companies that collect personal data from areas under the jurisdiction of the European Union. To the extent that these regulations are modified in such a manner that our safe harbor no longer applies, our ability to conduct business in the European Union may be adversely affected.

Our ability to use Webhire's net operating loss carryforwards in the United States will be significantly limited.

        As of September 30, 2005, Webhire had net operating loss carryforwards from U.S. operations of approximately $48 million for federal purposes. However, we believe that there will be significant limitations on our ability to use Webhire's net operating loss carryforwards in the future. To the extent available, we intend to use Webhire's U.S. net operating loss carryforwards to reduce the U.S. corporate income tax liability associated with our operations. Section 382 of the U.S. Internal Revenue Code of 1986 generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership. Our ability to utilize Webhire's net operating loss carryforwards will be limited by prior changes in its ownership and by our acquisition of Webhire in January 2006. To the extent our use of net operating loss carryforwards is significantly limited, our income could be subject to U.S. corporate income tax earlier than it would if we were able to use net operating loss carryforwards, which could result in lower profits.

Any impairment in the value of our goodwill will result in an accounting charge against our earnings, which could negatively impact our stock price.

        As of December 31, 2005, we had $8.8 million of goodwill, representing approximately 11.9% of our total assets as of such date. We will likely record a significant portion of the consideration that we paid in our acquisition of Webhire as goodwill. As a result of acquisitions that we may complete in the future, we may be required to record additional goodwill. In accordance with U.S. generally accepted accounting principles, we conduct an impairment analysis of our goodwill annually and at such other times when an event or change in circumstances occurs which would indicate potential impairment. As a result of the sale our pharmaceutical training division in December 2003, we wrote off $0.6 million of goodwill associated with prior acquisitions against the net gain on the sale. If we determine significant impairment of our goodwill as a result of any of those tests, we would be required to record a corresponding non-cash impairment charge against our earnings that could negatively affect our stock price.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

        As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our business model. For example, we believe that increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our clients' ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our clients via the Internet. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

The failure of our solutions to comply with employment laws may require us to indemnify our clients, which may harm our business.

        Some of our client contracts contain indemnification provisions that require us to indemnify our clients against claims of non-compliance with employment laws related to hiring. To the extent these claims are successful and exceed our insurance coverages, these obligations would have a negative impact on our cash flow, results of operation and financial condition.

Our reported financial results may be adversely affected by changes in generally accepted accounting principles.

        Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our historical or future financial results. For example, prior to January 1, 2006, we were not required to record stock-based compensation charges if the employee's stock option exercise price is equal to or exceeds the deemed fair value of the underlying security at the date of grant. However, effective January 1, 2006 we are required to record the fair value of stock options as an expense in accordance with new accounting pronouncements.

Risks Related to this Offering and Our Common Stock

Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable.

        Certain provisions of our articles of incorporation and bylaws that will be in effect upon completion of this offering and applicable provisions of the Pennsylvania Business Corporation Law may make it more difficult for a third party to, or prevent a third party from, acquiring control of us or effecting a change in our board of directors and management. These provisions include:

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  the classification of our board of directors into three classes, with one class elected each year;

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  prohibiting cumulative voting in the election of directors;

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  the ability of our board of directors to issue preferred stock without shareholder approval;

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  our shareholders may only take action at a meeting of our shareholders and not by written consent;

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  prohibiting shareholders from calling a special meeting of our shareholders;

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  our shareholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place shareholders proposals on the agenda for consideration at any meeting of our shareholders; and

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  prohibiting us from engaging in some types of business combinations with holders of 20% or more of our voting securities without prior approval of our board of directors, unless a majority of our disinterested shareholders approve the transaction.

        The Pennsylvania Business Corporation Law further provides that because our articles of incorporation provide for a classified board of directors, shareholders may remove directors only for cause. These and other provisions of the Pennsylvania Business Corporation Law and our articles of incorporation and bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our shareholders' voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirors or prevent the completion of a transaction in which our shareholders could receive a substantial premium over the then current market price for their shares of our common stock.

The market price of our common stock may be particularly volatile, and our shareholders may be unable to resell their shares at a profit.

        The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. Since our initial public offering in June 2005, the closing prices of our common stock have ranged from a low of $11.80 to a high of $27.55. In the past several years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

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  price and volume fluctuations in the overall stock market from time to time;

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  significant volatility in the market price and trading volume of software companies in general, and HR software companies in particular;

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  actual or anticipated changes in our earnings or fluctuations in our operating results;

  •
  actual or anticipated changes in the expectations of securities analysts;

  •
  general economic conditions and trends;

  •
  major catastrophic events;

  •
  sales of large blocks of our stock; or

  •
  departures of key personnel.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business.

The sale of a substantial number of our shares of common stock in the public market could reduce the market price of our shares, which in turn could negatively impact your investment in us.

        Future sales of a substantial number of shares of our common stock in the public market (or the perception that such sales may occur) could reduce our stock price and could impair our ability to raise capital through future sales of our equity securities. Upon completion of this offering, we will have 19,933,854 shares of our common stock issued and outstanding. All of the shares the selling shareholders are selling in this offering and all of the shares that we are selling in this offering, plus any shares sold upon the exercise of the underwriters' over-allotment option, will be freely tradeable without restriction under the Securities Act of 1933, or the Securities Act, unless purchased by our affiliates. Immediately following this offering, 13,265,823 shares of our common stock will be available for sale in the public market and an additional 6,668,031 shares will be available for sale in the public market at various times after 90 days from the date of this prospectus. The rules affecting the sale of these securities are summarized under "Shares Eligible for Future Sale."

        Subject to certain exceptions and extensions described under the caption "Underwriting," we and all of our directors and executive officers and certain of our shareholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock for a period of 90 days from the date of this prospectus. When this period expires we and our locked-up shareholders will be able to sell our shares in the public market, subject to restrictions on shares held by affiliates. Sales of a substantial number of such shares upon expiration, or early release, of the lock-up (or the perception that such sales may occur) could cause our share price to fall. In addition, the 752,907 shares subject to outstanding warrants and the 4,804,570 shares underlying options that are either subject to the terms of our 2000 Stock Option Plan or 2005 Equity Incentive Plan or are reserved for future issuance under our 2005 Equity Incentive Plan will become eligible for sale in the public market to the extent permitted by the provisions of various option agreements and warrants, the lock-up agreements and Rule 144 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        We may also issue shares of our common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may grant registration rights covering those shares in connection with any such acquisitions and investments.

        In the future, we may sell additional shares of our common stock to raise capital. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sales of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock.

We do not intend to pay dividends for the foreseeable future.

        We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. See "Dividend Policy" in this prospectus.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

        If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $21.83 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased their shares of our capital stock. You will experience additional dilution upon the exercise of options to purchase common stock under our equity incentive plans or if we issue restricted stock to our employees under these plans.

We have broad discretion in the use of the net proceeds of this offering.

        We will use approximately $25.3 million of the net proceeds of this offering to repay borrowings under our revolving credit facility with PNC Bank, N.A. We intend to use the remainder of the net proceeds from this offering, as determined by our management in its sole discretion, for general corporate purposes, including working capital needs and potential strategic acquisitions and investments. However, we have not determined the specific allocation of the net proceeds among those additional uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management's specific intentions.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

        Our directors, executive officers and each of our shareholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately 28.8% of the outstanding shares of our common stock after this offering. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as "may," "might," "will," "should," "could," "intends," "estimates," "predicts," "potential," "continue," "believes," "anticipates," "plans," "expects" and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding our industry. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors discussed in "Risk Factors."

        Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the 2,425,000 shares of our common stock offered by us in this offering will be approximately $61.0 million after deducting underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of the shares of our common stock being sold by the selling shareholders in this offering, including any shares of our common stock sold by the selling shareholders if the underwriters exercise their over-allotment option.

        If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $66.6 million.

        We intend to use $25.3 million of the net proceeds of this offering to repay borrowings under our revolving credit facility with PNC Bank, N.A. As of February 17, 2006, our revolving credit facility, which matures on December 31, 2008, had an outstanding balance of $25.0 million and bears interest at a blended rate of approximately 5.85% per annum.

        We intend to use the balance of the net proceeds of this offering for general corporate purposes, including working capital. We believe opportunities may exist to expand our current business through strategic acquisitions and investments in technology, and we may use a portion of the proceeds for this purpose. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

        Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on the Nasdaq National Market under the symbol "KNXA" since June 24, 2005. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our common stock reported by the Nasdaq National Market.

	Common Stock Price
	High	Low
Year Ended December 31, 2005
Second Quarter (from June 24, 2005)	$13.38	$11.99
Third Quarter	$16.20	$11.71
Fourth Quarter	$21.61	$13.00
Year Ending December 31, 2006
First Quarter (through March 7, 2006)	$27.90	$20.40

        On March 7, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $27.55 per share. As of February 17, 2006, there were 153 holders of record of our common stock.

CAPITALIZATION

        The following table describes our capitalization as of December 31, 2005 on the following basis:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale by us of 2,425,000 shares of our common stock in this offering at a public offering price of $27.00 per share, less underwriting discounts and commissions and estimated offering expenses.

        You should read the capitalization table together with the sections of this prospectus entitled "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2005
	Actual	As Adjusted
	(in thousands)
Stockholders equity:
Preferred stock; par value $0.01; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.01; 100,000,000 shares authorized; 17,459,044 and 19,884,044 shares issued and outstanding, respectively	174	198
Additional paid-in capital	97,140	158,154
Deferred stock compensation	(1,040)	(1,040)
Notes receivable for common stock	(120)	(120)
Accumulated other comprehensive income	(30)	(30)
Accumulated deficit	(45,382)	(45,641)

Total shareholders' equity	$50,742	$111,521

Total capitalization	$50,742	$111,521

        The above table does not include additional shares of our common stock that may be issued under the plans and arrangements listed below:

  •
  771,181 shares of our common stock issuable upon exercise of outstanding options subject to the terms of our 2000 Stock Option Plan as of December 31, 2005, at a weighted average exercise price of $10.26 per share;

  •
  791,000 shares of common stock issuable upon exercise of outstanding options under our 2005 Equity Incentive Plan as of December 31, 2005, at a weighted average exercise price of $13.18 per share;

  •
  3,265,859 shares of our common stock reserved for future grants under our 2005 Equity Incentive Plan as of December 31, 2005; and

  •
  794,142 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2005 at a weighted average exercise price of $17.54 per share.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

        Our net tangible book value as of December 31, 2005 was approximately $41.8 million, or approximately $2.39 per share. Net tangible book value per share is determined by dividing the amount of our tangible net worth, or total tangible assets less total liabilities, by the number of shares of our common stock outstanding prior to the completion of this offering. Dilution to new investors represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our sale of the shares offered hereby at a public offering price of $27.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of December 31, 2005 would have been $102.8 million, or $5.17 per share. This represents an immediate increase in pro forma net tangible book value of $2.78 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $21.83 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$27.00
Pro forma net tangible book value per share as of December 31, 2005	$2.39
Increase per share attributable to new investors	$2.78

Pro forma net tangible book value per share after this offering		$5.17

Dilution per share to new investors		$21.83

        The following table sets forth, on a pro forma basis as of December 31, 2005, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing shareholders and by new investors who purchase shares of common stock sold by us in this offering based upon a public offering price of $27.00 per share and before deducting the underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	17,459,044	87.8%	$85,814,976	56.7%	$4.92
New investors	2,425,000	12.2%	$65,475,000	43.3%	$27.00

Total	19,884,044	100.0%	$151,289,976	100.0%	$7.60

        The foregoing tables and calculations assume no exercise of any options or warrants outstanding as of December 31, 2005. Specifically, these tables and calculations exclude:

  •
  771,181 shares of our common stock issuable upon exercise of outstanding options subject to the terms of our 2000 Stock Option Plan as of December 31, 2005 at a weighted average exercise price of $10.26 per share;

  •
  791,000 shares of our common stock issuable upon exercise of outstanding options under our 2005 Equity Incentive Plan as of December 31, 2005 at a weighted average exercise price of $13.18 per share;

  •
  3,265,859 shares of our common stock reserved for future grants under our 2005 Equity Incentive Plan; and

  •
  794,142 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 2005 at a weighted average exercise price of $17.54 per share.

        New investors will experience additional dilution upon the exercise of options to purchase common stock or if we issue restricted stock to our employees under our 2005 Equity Incentive Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data set forth below are derived from our consolidated financial statements and should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus. The consolidated statement of operations data for each of the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 are derived from, and qualified by reference to, our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for each of the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 are derived from our audited consolidated financial statements not included in this prospectus. All of the historical consolidated financial data set forth below gives retroactive effect to a 0.8-for-1 reverse stock split of our common stock. Our historical results are not necessarily indicative of results for any future period.

	For the Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
Subscription revenue	$18,683	$22,749	$25,511	$36,348	$50,974
Other revenue	9,688	9,685	8,480	9,952	14,667

Total revenue	28,371	32,434	33,991	46,300	65,641
Cost of revenue (exclusive of depreciation, shown separately below)	8,664	8,388	8,768	12,230	18,782

Gross profit	19,707	24,046	25,223	34,070	46,859

Operating expenses:
Sales and marketing	16,635	11,088	10,470	13,350	16,133
General and administrative	11,197	8,684	7,482	10,243	15,116
Research and development	3,070	2,982	3,463	4,271	3,986
Depreciation and amortization	2,682	2,640	2,720	2,476	2,112

Total operating expenses	33,584	25,394	24,135	30,340	37,347

(Loss) income from continuing operations before income tax and interest expense	(13,877)	(1,348)	1,088	3,730	9,512

Interest expense (income)	848	423	352	160	(566)
Interest on mandatory redeemable preferred shares(1)	—	—	1,667	8,386	3,396

(Loss) income from continuing operations before income tax	(14,725)	(1,771)	(931)	(4,816)	6,682
Income tax (benefit) expense on continuing operations	(276)	(84)	33	(723)	591

(Loss) income from continuing operations	(14,449)	(1,687)	(964)	(4,093)	6,091
Income from discontinued operations, net of taxes(2)	425	283	15	—	—

Net (loss) income before cumulative effect of change in accounting principle	(14,024)	(1,404)	(949)	(4,093)	6,091
Cumulative effect of change in accounting principle(1)	—	—	(11,233)	—	—

Net (loss) income	$(14,024)	$(1,404)	$(12,182)	$(4,093)	$6,091

	For the Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except share and per share data)
Continuation of Consolidated Statement of Operations Data:
Accretion of redeemable class B common shares and class C common shares	$2,882	$(3,609)	$(3,443)	$1,019	$41,488
Accrued dividends on series A preferred shares and series B preferred shares	2,609	3,043	1,586	—	—
Accretion on series A preferred shares and series B preferred shares	—	133	872	—	—

Net loss available to common shareholders	$(19,515)	$(971)	$(11,197)	$(5,112)	$(35,397)
Basic and diluted loss per share:
Net loss from continuing operations	$(3.24)	$(0.21)	$(0.00)	$(0.85)	$(3.06)
Net income from discontinued operations	0.07	0.05	(0.00)	—	—
Net loss from cumulative effect of change in accounting principle	—	—	(1.86)	—	—

Net loss per share available to common shareholders	$(3.17)	$(0.16)	$(1.86)	$(0.85)	$(3.06)
Weighted average shares used to compute net loss available to common shareholders	6,145,521	6,054,383	6,033,834	5,995,389	11,578,885
	As of December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$756	$410	$3,078	$9,494	$43,499
Total assets	27,400	26,149	25,309	33,288	73,899
Short term debt, net	4,086	3,817	1,558	—	95
Capital leases, net	336	351	292	199	219
Deferred revenue	1,968	2,577	3,260	6,650	12,588
Long term debt, net	—	—	—	—	108
Series A preferred stock	21,090	23,420	35,471	41,727	—
Series B preferred stock	10,895	11,741	15,048	17,178	—
Capital leases, long term	311	156	147	277	185
Other long term debt, net	54	3	—	—	—
Redeemable class B common stock	6,714	5,201	3,747	5,291	—
Redeemable class C common stock	9,181	7,085	5,096	4,571	—
Common stock	80	80	80	80	174
Treasury stock	(7,983)	(8,195)	(8,199)	(8,772)	—
Total shareholders' (deficiency) equity	$(32,903)	$(33,050)	$(44,221)	$(49,576)	$50,742

(1)
We adopted SFAS 150 effective July 1, 2003, which required us to record the mandatory redeemable preferred shares at fair value at the date of adoption and reflect the difference between carrying value and fair value as a cumulative effect of a change in accounting principle. Changes in fair value after the initial adoption date are treated as interest expense. Dividends on mandatory redeemable preferred shares are also treated as interest expense. The interest and change in accounting principle charges to net income were discontinued with the redemption of our series A preferred stock and series B preferred stock in connection with the completion of our initial public offering on June 29, 2005.

(2)
Discontinued operations related to our pharmaceutical training and technology solutions group division for the years ended December 31, 2001, 2002 and 2003 are as follows (dollars in thousands):

	For the Year Ended December 31,
	2001	2002	2003
Revenue:
Subscription revenue	$—	$—	$—
Other revenue	18,825	14,239	6,046

Total revenue	18,825	14,239	6,046
Cost of revenue	10,522	7,565	2,714

Gross profit	8,303	6,674	3,332
Total operating expenses	7,542	6,179	4,153
Interest expense	52	24	23

Income (loss) from discontinued operations before income taxes	709	471	(844)
Gain on sale of discontinued operations	—	—	869
Income taxes expense	284	188	10

Net income from discontinued operations	$425	$283	$15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the "Selected Consolidated Financial Data" section of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements based on current expectations that involve risks, uncertainties and assumptions, such as our plans, objectives, expectations and intentions set forth in the "Special Note Regarding Forward-Looking Statements." Our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the "Risk Factors" section and elsewhere in this prospectus.

Overview

        We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our 18 years of experience assisting clients in addressing their human resource requirements. Together, our software applications and services form solutions that we believe enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

        Since 1999, we have focused on providing talent acquisition and employee performance management solutions on a subscription basis and currently generate a significant portion of our revenue from these subscriptions. During the years ended December 31, 2004 and 2005, revenue from these subscriptions comprised approximately 78.5% and 77.7%, respectively, of our total revenue. We generated the remainder of our revenue from other sources, primarily from the sale of discrete professional services that were not provided as part of an integrated solution on a subscription basis. Our subscription-based solutions provide us with a recurring revenue stream and we believe represent a more compelling opportunity in terms of growth and profitability than discrete professional services. As a result, since 1999, discrete professional services have represented a consistently decreasing percentage of our revenue, although other components of our other revenue have increased as a percentage of our revenue. We expect that our revenue from discrete professional services will continue to decrease as a percentage of our total revenue.

        We sell our solutions to large- and medium-sized organizations through our direct sales force. As of December 31, 2005, we had a client base of approximately 2,200 companies, including approximately 119 companies on the Fortune 500 list published in April 2005. As a result of our acquisition of Webhire, Inc. in January 2006, we increased our client base to approximately 2,400 companies, including approximately 131 companies on the Fortune 500 list published in April 2005. Our client base includes companies that we billed for services during the year ended December 31, 2005 and does not necessarily indicate an ongoing relationship with each such client. Our top 80 clients contributed approximately 65.6% and 70.6% of our total revenue for the years ended December 31, 2004 and 2005, respectively.

        Our revenue has increased at a compound annual growth rate of approximately 39% since 2003, from $34.0 million for the year ended December 31, 2003 to $46.3 million for the year ended December 31, 2004 to $65.6 million for the year ended December 31, 2005. We completed our acquisition of Webhire in January 2006. Had we consummated this acquisition as of January 1, 2005, we would have had revenue, on a pro forma basis, of approximately $77.7 million for the year ended December 31, 2005.

        Historically, a substantial portion of our clients have renewed their subscriptions each year. During the years ended December 31, 2003, 2004 and 2005, our clients renewed approximately 97%, 89% and more than 90%, respectively, of the aggregate contract value up for renewal during each of those periods.

  Background

        We commenced operations in 1987 as a provider of recruiting services to a wide variety of industries. In 1993, we offered our first automated talent acquisition system and by 1997 we had expanded our business to provide employee research, employee performance management technology and consulting services. In late 1997, responding to a growing demand from our customers, we embarked on a strategy to provide comprehensive human capital management services integrated with on-demand software. Between 1994 and 1998, we acquired 15 businesses that collectively enabled us to offer comprehensive HCM services integrated with on-demand technology.

        In 1999, we commenced a strategy designed to focus our business on talent acquisition and employee performance management solutions and reduce our strategic focus on discrete professional services that generated less predictable revenue streams and lower margins. To that end:

  •
  in 1999, we exited our temporary staffing business;

  •
  in 2000 and 2001, we acquired four businesses which enhanced our screening and behavioral assessment solutions and skills testing technologies;

  •
  since 2002, we have reduced our strategic focus on position-specific recruiting services;

  •
  in 2003, we discontinued our Oracle implementation business and discontinued and sold our pharmaceutical training division; and

  •
  in January 2006, we enhanced our talent acquisition solutions and client base through our acquisition of Webhire, Inc.

        As a result of our shift in strategic focus, since the beginning of 2000, an increasing proportion of our revenue has been derived from talent acquisition and employee performance management solutions and a decreasing portion of our revenue has been derived from discrete professional services. In 2000, our revenue derived from subscriptions for these solutions comprised approximately 54.4% of our total revenue. This percentage increased to approximately 65.6%, 70.1%, 75.1%, 78.5% and 77.7% of total revenue, respectively, for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. This transition in revenue mix resulted in decreasing revenue from 2000 to 2001, 14.3% revenue growth from 2001 to 2002 and relatively flat revenue growth between 2002 and 2003 as incremental revenue from our talent acquisition and employee performance management solutions was offset by a decline in revenue from discrete professional services. More recently, customer adoption of the on-demand model for software delivery and need for solutions that improve employee recruiting and retention have driven consistent quarterly revenue growth since December 31, 2002.

        From our inception through 1999, our operations were funded primarily through internally generated cash flows and our line of credit. In December 1999, we issued common stock and warrants to purchase common stock to several investors, including Parthenon Investors, L.P. and PCIP Investors, for approximately $22.0 million. In connection with this investment, we repurchased common stock held by a co-founder and former president of our predecessor for consideration of approximately $6.9 million and restructured our outstanding debt. On June 16, 2000, we entered into a bridge financing in which we issued promissory notes in an aggregate principal amount of $10.0 million to

Parthenon and PCIP for aggregate cash proceeds of $8.1 million, representing an original initial issue discount of $1.9 million. In connection with the bridge financing, Parthenon and PCIP also exercised warrants to purchase shares of common stock that were acquired in the 1999 financing for an aggregate exercise price of $1.9 million.

        In February 2001, we issued common and preferred stock to Wafra Acquisition Fund 14, L.P. for approximately $15.5 million and to Parthenon and PCIP in exchange for the cancellation and discharge of the bridge notes issued in 2000. In March 2001, we issued common and preferred stock to Westbury Equity Partners SBIC, L.P. for approximately $6.0 million in cash. In the same transaction, we redeemed a portion of the shares of common and preferred stock held by Parthenon and PCIP for an aggregate price of approximately $2.4 million.

        In December 2004, we conducted a share repurchase which closed on January 5, 2005. In the aggregate, we repurchased 873,114 shares of our common stock from eight former employees at $1.25 per share, of which 369,075 were repurchased in December 2004. We decided to initiate the process for our initial public offering after this share repurchase had been completed.

  Our Initial Public Offering

        On June 29, 2005, we completed our initial public offering in which we sold an aggregate of 5,750,000 shares of our common stock, including 750,000 shares sold pursuant to the underwriters' exercise of their over-allotment option on July 3, 2005, at a price of $12.00 per share. Our net proceeds from our initial public offering aggregated approximately $61.7 million after deducting underwriting commissions and offering expenses.

        Pursuant to the terms of an agreement that we entered into prior to our initial public offering with the holders of all of our class B common stock, class C common stock, series A preferred stock and series B preferred stock and as provided for in our articles of incorporation in effect prior to our initial public offering, all of our outstanding shares of class B common stock and class C common stock automatically converted into 2,179,152 and 2,100,060 shares of our common stock, respectively, at the closing of our initial public offering. Under the terms of this agreement, we also redeemed all of the outstanding shares of our series A preferred stock and series B preferred stock for a combination of an aggregate of approximately $28.6 million and $11.4 million, respectively, in cash, and the issuance of 1,134,126 and 724,250 shares of our common stock, respectively. In addition, pursuant to this agreement, we issued 396,195 shares of our common stock upon the exercise of warrants held by certain of our principal shareholders in connection with our initial public offering.

        In connection with the redemption and conversion transactions described above, we incurred charges of $32.6 million due to the accretion on our class B common stock, class C common stock, series A preferred stock and series B preferred stock and $0.9 million due to accrued dividends on our series A preferred stock and series B preferred stock.

  Recent Transactions

        On December 29, 2005, we entered into an amendment to our revolving credit facility with PNC Bank, N.A. Under the terms of this amendment, our maximum borrowings under our revolving credit facility increased from $10.0 million to $25.0 million, including availability of up to $2.0 million for letters of credit. The amendment provides that borrowings under our revolving credit facility bear interest at tiered rates based upon the ratio of Net Funded Debt to EBITDA, each as defined in the amendment. In the alternative, we may also elect interest rates calculated by reference to LIBOR plus a margin based upon the ratio of our Net Funded Debt to EBITDA. Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable on the last day of each interest period. LIBOR advances will be available for periods of 1, 2, 3 or 6 months. LIBOR pricing will be adjusted for any statutory reserves. Our revolving credit facility, as amended, will terminate on December 31, 2008, at which time all outstanding borrowings must be repaid, and all outstanding letters of credit, if any, must be cash collateralized.

        On January 13, 2006, we acquired Webhire, Inc. (which we subsequently renamed Kenexa Recruiter, Inc.), a provider of end-to-end talent acquisition solutions for recruitment and human resource professionals in middle-market enterprises across all industries, for approximately $34.4 million in cash. Our historical financial results may not be indicative of our future results due to the impact of the Webhire acquisition. Included beginning on page P-1 of this prospectus is unaudited pro forma financial information for the year ended and as of December 31, 2005 which gives effect to our acquisition of Webhire. The strategic rationale for acquiring Webhire included the following:

  •
  Expand market opportunity.    Webhire's talent acquisition solution is delivered via a single instance, on-demand model and is extremely easy to configure and maintain over time, making it attractive to middle-market enterprises, which require less robust solutions than our existing solution.

  •
  Broaden Vertical Market Specialization.    Webhire has a specialized, vertical solution focused in the health care vertical, making it ideally suited to organizations such as hospitals, outpatient care centers, home healthcare services, nursing and residential care facilities.

  •
  Expand our product suite.    Prior to our acquisition of Webhire, we had commenced development of an on-boarding application. Webhire has a competitive on-boarding application, obviating the need for and expense of developing our own on-boarding application and accelerating our time-to-market.

  •
  Cross-sell into Webhire's customer base.    We believe that we have the opportunity to sell our testing, surveys and performance management applications to Webhire's customer base.

  Sources of Revenue

        We derive revenue primarily from two sources: (1) subscription revenue for our solutions, which is comprised of subscription fees from clients accessing our on-demand software, consulting services, outsourcing services and proprietary content, and from clients purchasing additional support that is included in the basic subscription fee; and (2) fees from other services including sales of discrete professional services.

        Our clients primarily purchase renewable subscriptions for our solutions. The typical term is one to three years, with some terms extending up to five years. The majority of our subscription agreements are not cancelable for convenience, although our clients have the right to terminate their contracts for cause if we fail to provide the agreed upon services or otherwise breach the agreement. A client does not generally have a right to a refund of any advance payments if the contract is cancelled. We expect that we will continue to maintain our renewal rate of more than 90% of the aggregate contract value up for renewal for 2006, 2007 and 2008. The revenue derived from subscription fees is recognized ratably over the term of the subscription agreement. We generally invoice our clients in advance in monthly or quarterly installments and typical payment terms provide that our clients pay us within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable prior to the receipt of payment and in deferred revenue to the extent revenue recognition criteria have not been met. As the subscription component of our revenue has grown and clients' willingness to pay us in advance for their subscriptions has increased, the amount of deferred revenue on our balance sheet has grown at a higher rate than our revenue. As of December 31, 2003, 2004 and 2005, our deferred revenue was $3.3 million, $6.6 million and $12.6 million, respectively. We expect this trend to continue. We generally price our solutions based on the number of software applications and services included and the number of client employees. Accordingly, subscription fees are generally greater for larger organizations and for those that subscribe for a broader array of software applications and services.

        We derive other revenue from the sale of discrete professional services, and translation services as well as from out-of-pocket expenses. The majority of our other revenue is derived from discrete professional services, which primarily consist of consulting and training services. This revenue is recognized differently depending on the type of service provided as described in greater detail below under "Critical Accounting Policies."

        We generate substantially all of our revenue from within the United States. During the years ended December 31, 2003, 2004 and 2005, approximately 95.0%, 91.2% and 90.1% of our total revenue, respectively, were derived from sales in the United States. Although, we derive a small amount of our revenues from areas outside the United States, we believe that global markets represent a significant opportunity and we intend to expand the international distribution and sale of our solutions. At this time, we do not have any specific plans or commitments with respect to this expansion. During the years ended December 31, 2003, 2004 and 2005, approximately 5.0%, 8.8% and 9.9%, respectively, of our total revenue were derived from areas outside the United States. Other than the revenues that we generated from clients in the Netherlands and the United Kingdom, which in the aggregate amounted to 3.3%, 7.0% and 4.4% of our total revenue for the years ended December 31, 2003, 2004 and 2005, respectively, and revenues that were generated from clients in Canada which amounted to 3.2% for the year ended December 31, 2005, we did not have revenue from any other country in excess of 0.5% of our total revenue in 2003, 2004 or 2005.

  Cost of Revenue

        Our cost of revenue primarily consists of compensation, employee benefits and out-of-pocket travel-related expenses for our employees and independent contractors who provide consulting or other professional services to our clients. Additionally, our application hosting costs, amortization of third-party license royalty costs, technical support personnel costs, overhead allocated based on headcount and reimbursed expenses are also recorded as cost of revenue. Many factors affect our cost of revenue, including changes in the mix of products and services, pricing trends, changes in the amount of reimbursed expenses and fluctuations in our client base. Because cost as a percentage of revenue is higher for professional services than for software products, an increase in the services component of our solutions or an increase in discrete professional services as a percentage of our total revenue would reduce gross profit as a percentage of total revenue. As our business expands, we expect that third-party license royalty costs and personnel costs associated with the delivery of our solutions will continue to increase.

  Operating Expenses

        We classify our operating expenses as follows:

        Sales and Marketing.    Sales and marketing expenses primarily consist of personnel and related costs for employees engaged in sales and marketing, including salaries, commissions, and other variable compensation, travel expenses and costs associated with trade shows, advertising and other marketing efforts and allocated overhead. We expense our sales commissions at the time the related revenue is recognized, and we recognize revenue from our subscription agreements ratably over the term of the agreements. Investment in sales and marketing commencing in 2003 resulted in significant revenue growth during 2003, 2004 and 2005. We intend to continue to invest in sales and marketing to pursue new clients and expand relationships with existing clients. Our sales and marketing expense has increased in absolute terms although it has decreased as a percentage of total revenue. We expect this trend to continue.

        Research and Development.    Research and development expenses primarily consist of personnel and related costs, including salaries, and employee benefits, for software engineers, quality assurance engineers, product managers, technical sales engineers and management information systems personnel.

Our research and development efforts have been devoted primarily to enhancements and upgrades to our existing products. Historically, we have capitalized a small percentage of our research and development expenses. Capitalized research and development expenses totaled $0.7 million, $0.4 million, and $1.0 million for the years ended December 31, 2003, 2004 and 2005, respectively. The remaining research and development expenses have been expensed as incurred. We expect research and development expenses to increase in the future as we employ more personnel to support enhancements of our solutions and new solutions offerings. However, we expect research and development expenses to increase as a percentage of total revenue primarily due to the expansion of our research and development efforts.

        General and Administrative.    General and administrative expenses primarily consist of personnel and related costs for our executive, finance, human resources and administrative personnel, professional fees and other corporate expenses and allocated overhead. As we expand our business and incur additional expenses associated with being a public company, we believe that general and administrative expenses will increase in dollar amount and may decrease as a percentage of total revenue in 2006 and future periods.

  Discontinued Operations

        By 2002, we began to make significant progress in the sales of our talent acquisition and employee performance management solutions and began to redirect resources to those solutions. As part of this change of focus, we began to exit lower-margin businesses with less predictable revenue streams. Accordingly, in November 2003, we decided to discontinue our pharmaceutical training division and Oracle implementation business. In December 2003, we sold our pharmaceutical training division for $3.0 million in cash for a net gain of approximately $0.9 million. See note 3 in our audited consolidated financial statements for additional discussion.

Key Performance Indicators

        The following tables summarize the key performance indicators that we consider to be material in managing our business:

	For the Year Ended December 31,
	2003	2004	2005
	(in thousands, except for percentages)
Total revenue	$33,991	$46,301	$65,641
Subscription revenue as a percentage of total revenue	75.1%	78.5%	77.7%
Income from continuing operations before income tax and interest expense	$1,089	$3,730	$9,512
Net cash provided by operating activities	$3,322	$10,056	$16,941

	For the Year Ended December 31,
	2003	2004	2005
	(in thousands)
Deferred revenue	$3,260	$6,650	$12,588

        The following is a discussion of some of the terms used in the tables above.

        Subscription revenue as a percentage of total revenue.    Subscription revenue as a percentage of total revenue can be derived from our consolidated statement of operations. This performance indicator illustrates the evolution of our business towards subscription-based solutions, which provide us with a recurring revenue stream and which we believe to be a more compelling revenue growth and profitability opportunity. We expect the percentage of subscription revenue to continue to increase in future periods due to our continuing focus on subscription-based solutions and our continued investment in marketing efforts.

        Net cash provided by operating activities.    Net cash provided by operating activities is taken from our consolidated statement of cash flows and represents the amount of cash generated by our operations that is available for investing and financing activities. Historically, our net cash provided by operating activities has exceeded our net income primarily due to the positive impact of deferred revenue. We expect this trend to continue because of the advance payment structure of our subscription agreements and because as our sales increase, we expect incremental costs to decline.

        Deferred revenue.    We generate revenue primarily from multi-year subscriptions for our on-demand talent acquisition and employee performance management solutions. We recognize revenue from these subscription agreements ratably over the term of the contract, which are typically one to three years. We generally invoice our clients in quarterly or monthly installments in advance. Deferred revenue, which is included in our consolidated balance sheets, is the amount of invoiced subscriptions in excess of the amount recognized as revenue. Deferred revenue represents, in part, the amount that we will record as revenue in our consolidated statements of operations in future periods. As the subscription component of our revenue has grown and customer willingness to pay us in advance for their subscriptions has increased, the amount of deferred revenue on our balance sheet has grown at a higher rate than our revenue growth rate. We expect this trend to continue.

        The following table reconciles beginning and ending deferred revenue for each of the periods shown:

	For the Year Ended December 31,
	2003	2004	2005
	(in thousands)
Deferred revenue at beginning of period	$2,577	$3,260	$6,650
Total invoiced subscriptions during period	26,193	39,738	56,882
Subscription revenue recognized during period	(25,510)	(36,348)	(50,974)

Deferred revenue at end of period	$3,260	$6,650	$12,558

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and consolidated results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectable accounts receivable and accrued expenses. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

        We believe that the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements:

  Revenue Recognition

        We derive our revenue from two sources: (1) subscription revenues for solutions, which are comprised of subscription fees from clients accessing our on-demand software, consulting services, outsourcing services and proprietary content, and from clients purchasing additional support beyond the standard support that is included in the basic subscription fee; and (2) other fees for professional services, translation services and reimbursed out-of-pocket expenses. Because we provide our solutions as a service, we follow the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition. On August 1, 2003, we adopted Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. We recognize revenue when all of the following conditions are met:

  •
  There is persuasive evidence of an arrangement;

  •
  The service has been provided to the client;

  •
  The collection of the fees is probable; and

  •
  The amount of fees to be paid by the customer is fixed or determinable.

        Subscription Fees and Support Revenues.    Subscription fees and support revenues are recognized on a monthly basis over the lives of the contracts. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. We recorded subscription fees and support revenues of approximately $25.5 million, $36.3 million and $51.0 million for the years ended December 31, 2003, 2004 and 2005, respectively.

        Other Revenue.    Other revenue consists of discrete professional services, translation services and reimbursable out-of-pocket expenses.

        Discrete professional services, when sold with subscription and support offerings, are accounted for separately since these services have value to the customer on a stand-alone basis and there is objective and reliable evidence of fair value of the delivered elements. Our arrangements do not contain general rights of return. Additionally, when professional services are sold with other elements, the consideration from the revenue arrangement is allocated among the separate elements based upon the relative fair value. Revenues from professional services are recognized as the services are rendered.

        In determining whether revenues from professional services can be accounted for separately from subscription revenue, we consider the following factors for each agreement: availability of professional services from other vendors, whether objective and reliable evidence of the fair value exists of the undelivered elements, the nature and the timing of when the agreement was signed in comparison to the subscription agreement start date and the contractual dependence of the subscription service on the customer's satisfaction with the other services. If the professional service does not qualify for separate accounting, we recognize the revenue ratably over the remaining term of the subscription contract. In these situations we defer the direct and incremental costs of the professional service over the same period as the revenue is recognized.

        We record reimbursable out-of-pocket expenses incurred in accordance with EITF issue 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred, which requires that reimbursements received for out-of-pocket expenses be classified as revenue and not as cost reductions. Before the December 15, 2001 effective date of EITF Issue 01-14, out-of-pocket reimbursements from clients were netted with the applicable costs. These items primarily include travel, meals and certain telecommunication costs. For the years ended December 31, 2003, 2004, and 2005, reimbursed expenses totaled $0.8 million, $1.3 million, and $1.4 million, respectively.

  Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from clients' inability to pay us. The provision is based on our historical experience and for specific clients that, in our opinion, are likely to default on our receivables from them. In order to identify these clients, we perform ongoing reviews of all clients that have breached their payment terms, as well as those that have filed for bankruptcy or for whom information has become available indicating a significant risk of non-recoverability. In addition, we have experienced significant growth in number of clients, and we have less payment history to rely upon with these clients. We rely on historical trends of bad debt as a percentage of total revenue and apply these percentages to the accounts receivable associated with new clients and evaluate these clients over time. To the extent that our future collections differ from our assumptions based on historical experience, the amount of our bad debt and allowance recorded may be different.

  Capitalized Software Research and Development Costs

        In accordance with EITF Issue 00-3, "Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware," we apply AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, will be capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training cost are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairments whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to internal software in any of the periods covered in this audit report.

  Goodwill and Other Identified Intangible Asset Impairment

        On January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets which superseded Accounting Board Opinion No. 17, Intangible Assets. Upon adoption of SFAS No. 142, we ceased amortization of existing goodwill and are required to review the carrying value of goodwill for impairment. If goodwill becomes impaired, some or all of the goodwill could be written off as a charge to operations. This comparison is performed annually or more frequently if circumstances change that would more likely than not reduce the fair value of the reporting unit below its carry amount. We have reviewed the carrying values of goodwill of each business unit by comparing the carrying values to the estimated fair values of the business components. The fair value is based on management's estimate of the future discounted cash flows to be generated by the respective business components and comparable company multiples. Such cash flows consider factors such as future operating income, historical trends, as well as demand and competition. Comparable company multiples are based upon public companies in sectors relevant to our business based on our knowledge of the industry. Changes in the underlying business could affect these estimates, which in turn could affect the recoverability of goodwill. We determined that the carrying values of our goodwill did not exceed the fair values and as a result we do not believe that impairment of goodwill existed at December 31, 2005.

  Accounting for Stock-Based Compensation

        Stock-based compensation is measured in accordance with Accounting Principles Board Opinion, APB, No. 25. We measure compensation expenses for our employee and director stock-based compensation plans using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of our common stock at the date of grant over the amount an employee must pay to exercise the option.

        Because there was no public market for our stock before our initial public offering in June 2005, prior to our initial public offering we considered internal and external factors to assist in our determination of the fair value of our common stock. Internal factors include the success of our sales efforts, client retention and overall profitability. External factors consist of market conditions and comparable public companies. We made assumptions and estimates in the preparation of our valuation, including assumptions and estimates related to projected cash flows, discount rates, comparable market value multiples, the value of preferences associated with our preferred stock, the effect that those preferences have on the value of our common stock, and the likelihood at various points in time of certain transactions taking place such as a public offering, sale of our company, raising additional private financing or liquidation. If we had made different estimates and assumptions, our conclusions and the related stock-based compensation recorded for stock-based compensation granted prior to our initial public offering may have been different.

        See "Recent Accounting Pronouncements" and "New Accounting Pronouncements" in note 2 of our audited consolidated financial statements for a discussion of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, which will require a change in our method of accounting for stock based compensation in the first quarter of 2006. SFAS No. 123(R) will require us to record compensation expense based on the fair value of the awards as the grant date and will result in increased expenses. Based upon the number of options outstanding as of December 31, 2005, we expect our expense for stock-based compensation for the year ended December 31, 2006 to be approximately $1.9 million. The impact on our financial condition or results of operations will depend on the number and terms of stock options outstanding on the date of change, as well as future options that my be granted.

  Accounting for Income Taxes

        We account for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes," or SFAS No. 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of all of the deferred tax asset will not be realized.

        The realization of the deferred tax assets is evaluated quarterly by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. The factors used to assess the likelihood of realization are the forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. We have used tax-planning strategies to realize or renew net deferred tax assets in order to avoid the potential loss of future tax benefits.

        In addition, we operate within multiple taxing jurisdictions and are subject to audit in each jurisdiction. These audits can involve complex issues that may require an extended period of time to resolve. In our opinion, adequate provisions for income taxes have been made for all periods.

  Self-Insurance

        We are self-insured for the majority of our health insurance costs, including claims filed and claims incurred but not reported subject to certain stop loss provisions. We estimate our liability based upon management's judgment and historical experience. We also rely on the advice of consulting administrators in determining an adequate liability for self-insurance claims. As of December 31, 2003, 2004 and 2005, self-insurance accruals totaled approximately $0.1 million, $0.2 million and $0.2 million, respectively. We continuously review the adequacy of our insurance coverage. Material differences may result in the amount and timing of insurance expense if actual experience differs significantly from management's estimates.

Consolidated Results of Operations and Geographic Information

  Consolidated Historical Results of Operations

        The following table sets forth certain consolidated historical results of operations data expressed as a percentage of total revenue for the periods indicated. Period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of future performance.

	For the Year Ended December 31,
	2003	2004	2005
Revenue:
Subscription revenue	75.1%	78.5%	77.7%
Other revenue	24.9%	21.5%	22.3%

Total revenue	100.0%	100.0%	100.0%
Cost of revenue	25.8%	26.4%	28.6%

Gross profit	74.2%	73.6%	71.4%

Operating expenses:
Sales and marketing	30.8%	29.0%	24.6%
General and administrative	22.0%	22.0%	23.0%
Research and development	10.2%	9.2%	6.1%
Depreciation and amortization	8.0%	5.3%	3.2%

Total operating expenses	71.0%	65.5%	56.9%

Income from continuing operations before income tax and interest expense	3.2%	8.1%	14.5%
Interest expense (income)	1.0%	0.3%	(0.9)%
Interest on mandatory redeemable preferred shares	4.9%	18.1%	5.2%

(Loss) income from continuing operations before income tax	(2.7)%	(10.3)%	10.2%
Income tax expense (benefit) from continuing operations	0.1%	(1.6)%	0.9%

(Loss) income from continuing operations	(2.8)%	(8.7)%	9.3%
Income from discontinued operations, net of tax	0.0%	—	—

Cumulative effect of change in accounting principle	33.0%	—	—
Net (loss) income	(35.8)%	(8.7)%	9.3%

  Geographic Information

        The following table summarizes the distribution of revenue by geographic region as determined by billing addresses for each of the periods shown:

	For the Year Ended December 31,
	2003	2004	2005
United States	95.0%	91.2%	90.1%
Europe, Middle East and Africa	4.0%	7.6%	6.0%
Canada	0.3%	0.5%	3.2%
Asia-Pacific and other	0.7%	0.7%	0.7%

Total revenue	100.0%	100.0%	100.0%

Comparison of Years Ended December 31, 2004 and 2005

  Revenue

        Total revenue increased by 41.7% to $65.6 million for the year ended December 31, 2005 from $46.3 million for the year ended December 31, 2004. Our subscription revenue increased by 40.2% to $51.0 million for the year ended December 31, 2005 from $36.3 million for the year ended December 31, 2004. Subscription revenue represented approximately 77.7% of our total revenue for the year ended December 31, 2005. This increase is attributable to increasing sales of our talent acquisition and employee performance management solutions primarily due to the increasing adoption of our on-demand model for software generally and talent acquisition and employee performance management solutions in particular. Additionally, our average revenue per customer from our top 80 customers increased from approximately $0.4 million per customer for the year ended December 31, 2004 to approximately $0.6 million per customer for the year ended December 31, 2005. Our other revenue increased by 47.4% to $14.7 million for the year ended December 31, 2005 from $10.0 million for the year ended December 31, 2004. This increase was due to an increase in demand for our consulting services which resulted from an increase in our subscription based revenues. We expect subscription-based and other revenues to increase in 2006 over the prior year due to primarily customer acquisitions and additional sales to existing customers.

  Cost of Revenue

        Cost of revenue increased by 54.1% to $18.8 million for the year ended December 31, 2005 from $12.2 million for the year ended December 31, 2004. As a percentage of revenue, cost of revenue increased by 2.2% to 28.6% for the year ended December 31, 2005 compared to 26.4% for the year ended December 31, 2004. The increase in the cost of revenue was primarily due to our increased revenue. The increase in the cost of revenue as a percentage of revenue was caused by a change in the mix of our sales, specifically an increase in consulting revenues, which have more costs as a percentage of revenues than our subscription-based revenues.

  Sales and Marketing

        Sales and marketing expense increased by 20.1% to $16.1 million for the year ended December 31, 2005 compared to $13.4 million for the year ended December 31, 2004. Increased salary, performance bonus and commissions of $0.9 million, $0.7 million and $0.4 million, respectively, contributed to the increase in sales and marketing expense for the year ended December 31, 2005 from the prior year. Additionally, increased travel, bad debt expense and marketing expense of $0.3 million, $0.2 million and $0.2 million, respectively, contributed to the increase in sales and marketing expense for the year ended December 31, 2005 from the prior year. As a percentage of total revenue, sales and marketing expense decreased to 24.6% for the year ended December 31, 2005 from 29.0% the year ended December 31, 2004 due to increased revenues.

  General and Administrative

        General and administrative expense increased by 47.6% to $15.1 million for the year ended December 31, 2005 compared to $10.2 million for the year ended December 31, 2004. The $4.9 million increase was primarily due to an increase in staff related expense of $1.0 million, the addition of 17 employees, an increase in performance bonuses for our executives and management of $1.6 million, an increase in professional fees of $0.5 million, an increase in rent expense of $0.2 million, and other general and administrative infrastructure expenses totaling $1.6 million. As a percentage of total revenue, general and administrative expense increased to 23.0% for the year ended December 31, 2005 compared to 22.1% for the prior year due to increased expense.

  Research and Development

        Research and development expense decreased by 6.7% to $4.0 million for the year ended December 31, 2005 compared to $4.3 million for the year ended December 31, 2004. The $0.3 million decrease in research and development expense was due to the transition of our development effort to India. As a percentage of total revenue, research and development expense decreased from 9.2% to 6.1% for the year ended December 31, 2005 compared to the year ended December 31, 2004 due to increased revenues. As a result of the continuing transition of our research and development efforts to India, we expect to expand the features and functionality of our solutions without increasing research and development expenses as a percentage of revenue.

  Depreciation and Amortization

        Depreciation and amortization expense decreased 14.7% to $2.1 million for the year ended December 31, 2005 compared to $2.5 million for the year ended December 31, 2004 due to an early version of our applicant tracking system becoming fully depreciated. In the future, we expect depreciation and amortization expense to increase due to recent capital purchases.

  Interest Expense (Income)

        Interest expense (income) decreased to income of $0.6 million for the year ended December 31, 2005 from an expense of $0.2 million for the year ended December 31, 2004. The $0.8 million increase is due primarily to interest earned on the net proceeds of our initial public offering which was completed in June 2005.

  Interest on Mandatory Redeemable Preferred Shares

        Interest on mandatory redeemable preferred shares decreased by 59.5% to $3.4 million for the year ended December 31, 2005 from $8.4 million for the year ended December 31, 2004. As a result of our adoption of SFAS No. 150 in 2003, dividends on and changes in fair value in the mandatory redeemable preferred shares were recorded as a cumulative change in accounting principle through July 1, 2003 and as an interest expense in subsequent periods. As a result of the redemption of all of the outstanding shares of our series A preferred stock and series B preferred stock in connection with our initial public offering in June 2005, we no longer have this expense.

  Income Tax (Benefit) Expense

        Income tax expense on continuing operations increased to a $0.6 million expense for the year ended December 31, 2005 from a $0.7 million benefit for the year ended December 31, 2004. The $1.3 million increase in income tax expense was primarily attributable to the increase in income offset by the utilization of its net operating loss carryforward and reduction of valuation allowance of approximately $5.0 million. The benefit realized in 2004 resulted from a decrease in our valuation allowance of $0.4 million and an increase in our deferred tax asset of $0.6 million. These changes were due to management's evaluation of our positive and negative evidence bearing upon the realizability of its deferred tax assets and has determined that it is more likely than not that we will realize a portion of the benefits of federal and state tax assets. Webhire, which we acquired in January 2006, had a net operating loss carryforward balance of approximately $48 million for federal purposes as of September 30, 2005. However, we expect that there will be significant limitations on our ability to use Webhire's U.S. net operating loss carryforwards. See "Risk Factors—Our ability to use Webhire's net operating loss carryforwards in the United States will be significantly limited."

Comparison of Years Ended December 31, 2003 and 2004

  Revenue

        Total revenue increased by 36.2% to $46.3 million for the year ended December 31, 2004 from $34.0 million for 2003. The $12.3 million increase in total revenue was primarily a result of new purchases of solutions by existing and new clients and contract renewals. Our subscription revenue increased by 42.5% to $36.3 million or 78.5% of total revenue for the year ended December 31, 2004 from $25.5 million or 75.1% of total revenue for 2003. Our other revenue, which is composed primarily of discrete professional fees, increased by 17.4% to $10.0 million or 21.5% of total revenue for the year ended December 31, 2004 from $8.5 million or 24.9% of total revenue for 2003. The increase in total revenue was attributable to increased sales of our solutions driven primarily by improving economic conditions, increasing adoption of the on-demand model for software delivery generally and for talent acquisition and performance management solutions in particular, and increased effectiveness of our marketing program.

  Cost of Revenue

        Cost of revenue increased by 39.5% to $12.2 million for the year ended December 31, 2004 from $8.8 million for 2003. As a percentage of total revenue, cost of revenue increased to 26.4% for the year ended December 31, 2004 from 25.8% for 2003. The increase in cost of revenue was primarily the result of our increased revenue and related third-party license royalty costs, which comprised $0.7 million of the increase, and personnel costs associated with the delivery of our talent acquisition and employee performance management solutions, which comprised $2.1 million of the increase. The latter increase was primarily due to an increase in personnel responsible for delivery of our solutions from 186 employees as of December 31, 2003 to 264 employees as of December 31, 2004. The increase as a percentage of total revenue was primarily attributable to an increase in reimbursed expenses.

  Sales and Marketing

        Sales and marketing expenses increased by 27.5% to $13.4 million for the year ended December 31, 2004 from $10.5 million for 2003. The $2.9 million increase in sales and marketing expense was due to an increase in selling personnel cost of $2.6 million due to the addition of 17 employees in 2004, an increase in marketing and advertising of $0.6 million and an increase in sales support related cost of $0.6 million, offset by a decrease in bad debt expense $0.9 million.

  General and Administrative

        General and administrative expense increased by 36.9% to $10.2 million for the year ended December 31, 2004 from $7.5 million for 2003. The $2.7 million increase in general and administrative expense was due to an increase in performance bonuses of $1.2 million, an increase in employee benefits of $0.5 million, an increase in rent of $0.2 million, a non-cash charge of $0.2 million related to the issuance of options with an exercise price of less than the fair value of the stock underlying the option on the date of grant and an increase in general infrastructure cost to support our growth. The charge related to the issuance of options represents the estimated difference between the fair market value of the share price and the exercise price of the options at the date of the grant.

  Research and Development

        Research and development expenses increased by 23.3% to $4.3 million for the year ended December 31, 2004 from $3.5 million for 2003. The $0.8 million increase in product development expenses was due to an increase in expenses related to the expansion of our global development center, the transition of our research and development efforts to Hyderabad, India, and enhancements to the features of our on-demand software applications and other software. As a percentage of total revenue, product development expenses decreased due to efficiencies generated by our global development center. We also increased the number of employees in product development from 81 as of December 31, 2003 to 136 as of December 31, 2004.

  Depreciation and Amortization

        Depreciation and amortization decreased by 9.0% to $2.5 million for the year ended December 31, 2004 from $2.7 million in 2003.

  Income (Loss) from Discontinued Operations

        Discontinued operations resulted in net income, net of income tax, of $15,000 for the year ended December 31, 2003. This income was generated by the pharmaceutical training division and the Oracle implementation business which were sold and exited, respectively, in 2003. The income includes gain on sale of $0.9 million offset by a loss from discontinued operation of $0.8 million. Income (loss) from discontinued operations is not reflected in the financial results for the year ended December 31, 2004, as these businesses were no longer part of our operations.

        The operating results for the pharmaceutical training division and the Oracle implementation business are classified as discontinued operations in the statements of operations for all periods presented, net of tax. A summary of discontinued operations is as follows:

	For the Year Ended December 31,
	2003	2004
	(in thousands)
Revenue:
Subscription revenue	$—	$—
Other revenue	6,046	—

Total revenue	6,046	—
Cost of revenue	2,714	—

Gross profit	3,332	—
Total operating expenses	4,153	—
Interest expense excluding interest on mandatory redeemable preferred shares	23	—

Loss from discontinued operations before income taxes	(844)	—
Gain on sale of discontinued operations	869	—
Income tax expense	10	—

Net income from discontinued operations	$15	$—

  Interest Expense (Income)

        Interest expense decreased by 54.7% to $0.2 million for the year ended December 31, 2004 from $0.4 million for 2003. The $0.2 million decrease in interest expense was primarily attributable to the repayment in 2004 of all borrowings on our revolving credit facility.

  Interest on Mandatory Redeemable Preferred Shares

        Interest on mandatory redeemable preferred shares increased 402.9% to $8.4 million for the year ended December 31, 2004 from $1.7 million for 2003.

  Income Tax (Benefit) Expense

        Income tax expense decreased to a $0.7 million benefit for the year ended December 31, 2004 from $0.0 million for 2003. The $0.7 million decrease in income tax expense was primarily attributable to the recognition of net operating loss carryforwards. Our federal net operating loss carryforward balance as of December 31, 2004 was $15.7 million.

  Unaudited Quarterly Statements of Operations

        The following tables present our unaudited quarterly results of operations for each of the eight quarters in the period ended December 31, 2005 and our unaudited quarterly results of operations expressed as a percentage of our subscription and other revenues for the same periods. You should read the following tables in conjunction with our audited consolidated financial statements and related notes appearing at the end of this prospectus. We have prepared the unaudited information on a basis consistent with our audited consolidated financial statements and have included all adjustments, which, in the opinion of management, are necessary to fairly present our operating results for the quarters presented. Our historical unaudited quarterly results of operations are not necessarily indicative of results for any future quarter or for a full year.

	For the Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(unaudited and in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue
Subscription	$8,183	$8,921	$9,347	$9,897	$10,871	$12,122	$13,377	$14,603
Other	1,837	2,485	2,559	3,072	3,461	3,883	3,857	3,467

Total revenue	10,020	11,406	11,906	12,969	14,332	16,005	17,234	18,070
Cost of revenues (exclusive of depreciation, shown separately below)	2,304	2,736	3,495	3,695	4,060	4,597	4,935	5,190

Gross profit	7,716	8,670	8,411	9,274	10,272	11,408	12,299	12,880

Operating expenses:
Sales and marketing	3,306	3,383	3,212	3,449	3,603	3,927	4,218	4,385
General and administrative	2,210	2,471	2,516	3,047	3,313	3,563	4,036	4,205
Research and development	926	1,201	1,107	1,035	1,120	957	961	948
Depreciation and amortization	607	569	638	662	552	505	498	556

Total operating expenses	7,049	7,624	7,473	8,193	8,588	8,952	9,713	10,094
Income from operations before income tax and interest expense	667	1,046	938	1,081	1,684	2,456	2,586	2,786

Interest expense (income)	48	47	43	21	12	(15)	(220)	(344)

Interest on mandatory redeemable preferred shares	2,068	2,085	2,109	2,124	8,534	(5,138)	—	—

(Loss) income from operations before income tax	(1,449)	(1,086)	(1,214)	(1,064)	(6,862)	7,609	2,806	3,130
Income tax (benefit) expense on operations	2	60	81	(865)	40	219	219	113

Net (loss) income	$(1,451)	$(1,146)	$(1,295)	$(199)	$(6,902)	$7,390	$2,587	$3,017

Net (loss) income available to common shareholders	$(1,706)	$(1,401)	$(1,550)	$(454)	$(9,699)	$(31,302)	$2,587	$3,017

Net (loss) income per share available to common shareholders	$(0.28)	$(0.23)	$(0.26)	$(0.08)	$(1.88)	$(5.29)	$0.15	$0.17

	For the Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(unaudited)
Consolidated Statement of Operations Data:
Revenue
Subscription	81.7%	78.2%	78.5%	76.3%	75.9%	75.7%	77.6%	80.8%
Other	18.3%	21.8%	21.5%	23.7%	24.1%	24.3%	22.4%	19.2%

Total revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenues (exclusive of depreciation, shown separately below)	23.0%	24.0%	29.4%	28.5%	28.3%	28.7%	28.6%	28.7%

Gross profit	77.0%	76.0%	70.6%	71.5%	71.7%	71.3%	71.4%	71.3%
Operating expenses:
Sales and marketing	33.0%	29.6%	27.0%	26.5%	25.2%	24.5%	24.5%	24.3%
General and administrative	22.0%	21.7%	21.1%	23.5%	23.1%	22.3%	23.4%	23.3%
Research and development	9.2%	10.5%	9.3%	8.0%	7.8%	6.0%	5.6%	5.2%
Depreciation and amortization	6.1%	5.0%	5.4%	5.1%	3.9%	3.2%	2.9%	3.1%

Total operating expenses	70.3%	66.8%	62.8%	63.1%	60.0%	56.0%	56.4%	55.9%
Income from operations before income tax and interest expense	6.7%	9.2%	7.8%	8.4%	11.7%	15.3%	15.0%	15.4%
Interest expense (income)	0.5%	0.4%	0.4%	0.2%	0.1%	(0.1)%	(1.3)%	(1.9)%
Interest on mandatory redeemable preferred shares	20.6%	18.3%	17.7%	16.4%	59.5%	(32.1)%	0.0%	—

(Loss) income from operations before income tax	(14.4)%	(9.5)%	(10.3)%	(8.2)%	(47.9)%	47.5%	16.3%	17.3%
Income tax (benefit) expense on operations	0.0%	0.5%	0.7%	(6.7)%	0.3%	1.4%	1.3%	0.6%

Net (loss) income	(14.4)%	(10.0)%	(11.0)%	(1.5)%	(48.2)%	46.1%	15.0%	16.7%

Comparison of Unaudited Quarterly Results

  Revenue

        Total revenue has increased each of our last eight quarters primarily due to purchases of our solutions by new clients, purchases of additional solutions by existing clients and contract renewals. Our subscription revenue increased in every quarter presented from $8.2 million for the three months ended March 31, 2004 to $14.6 million for the three months ended December 31, 2005. Our other revenue increased from $1.8 million for the three months ended March 31, 2004 to $3.5 million for the three months ended December 31, 2005. We believe that subscription revenue increased more quickly than other revenue due to our continuing shift in focus toward subscription-based solutions and away from discrete professional services.

  Cost of Revenue

        Cost of revenue for the quarters presented has fluctuated based on the mix of sales between subscription revenue and other revenue. Cost of revenue was highest as a percentage of total revenue for the three months ended September 30, 2004. This was caused by the mix of sales included in other revenue in that quarter. In particular, sales of perpetual licenses can have a meaningful impact on cost of revenue.

  Sales and Marketing

        Sales and marketing expenses have decreased as a percentage of total revenue for each of the three month periods ended March 31, 2004 through December 31, 2005. Sales and marketing expenses have increased in terms of absolute dollars through the same period as a result of increased marketing programs and variable compensation programs. The decrease as a percentage of sales is a result of the effectiveness of the marketing program and the effectiveness of an experienced sales force.

  General and Administration

        General and administrative expenses for the quarters presented have generally increased each quarter due to an increase in performance bonuses. Headcount and professional fees have also increased to support our growth.

  Research and Development

        Research and development expenses for the quarters presented have generally increased each quarter due to an increase in product development expenses and enhancements and upgrades to our existing products and have recently decreased due to our transition of development work to India.

Liquidity and Capital Resources

        Since we were formed in 1987, we have financed our operations primarily through internally generated cash flows, our revolving credit facility and the issuance of preferred and common stock. As of December 31, 2005, we had cash and cash equivalents of $43.5 million and accounts receivable of $10.3 million. In addition, we had $0.2 million of debt and less than $0.4 million in capital equipment leases.

        In 2004, we had cash provided from continuing operations of $10.1 million. We used cash in investing activities in the amount of $1.2 million and we used cash in financing activities of $2.5 million. Our net increase in cash and cash equivalents in 2004 was $6.4 million. In addition, we repaid in 2004 the $1.6 million outstanding balance on our revolving credit facility.

        In 2005, we had cash provided by operations of $16.9 million. We used cash in investing activities of $3.9 million, and had cash provided by financing activities of $21.1 million, primarily from the net proceeds of our initial public offering of $61.5 million and after redeeming our series A and B preferred stock. Our net increase in cash and cash equivalents in 2005 was $34.0 million. We expect our positive cash flow from operations to continue in future periods.

        On December 29, 2005, we entered into an amendment to our revolving credit facility with PNC Bank, N.A. Under the terms of this amendment, our maximum borrowings under our revolving credit facility increased from $10.0 million to $25.0 million, including availability of up to $2.0 million for letters of credit. The amendment provides that borrowings under our revolving credit facility bear interest at tiered rates based upon the ratio of Net Funded Debt to EBITDA, each as defined in the amendment. In the alternative, we may also elect interest rates calculated by reference to LIBOR plus a margin based upon the ratio of our Net Funded Debt to EBITDA. Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable on the last day of each interest period. LIBOR advances will be available for periods of 1, 2, 3 or 6 months. LIBOR pricing will be adjusted for any statutory reserves. Our revolving credit facility, as amended, will terminate on December 31, 2008, at which time all outstanding borrowings must be repaid, and all outstanding letters of credit, if any, must be cash collateralized.

        On January 13, 2006, we acquired Webhire, Inc. for approximately $34.4 million in cash. In addition, on that date we borrowed $25.3 million under our revolving credit facility. We intend to use $25.3 million of the proceeds of this offering to repay all of our outstanding obligations under our revolving credit facility. See the "Use of Proceeds" section of this prospectus. After this offering, we believe that our cash and cash equivalents balances and cash flows from operations will be sufficient to satisfy our working capital and capital expenditure requirements for at least the next 12 months.

  Operating Activities

        Net cash provided by operating activities for continuing operations was $4.0 million for the year ended December 31, 2003, $10.1 million for the year ended December 31, 2004 and $16.9 million for the year ended December 31, 2005. Net cash provided by operating activities for the year ended December 31, 2003 primarily resulted from net loss of $12.2 million and non-cash charges to net income of $18.9 million, an increase in deferred revenue of $0.7 million offset by working capital changes of $3.4 million. Non-cash charges include an $11.2 million adjustment for the effect of a change in accounting resulting from the adoption of SFAS No. 150 on July 1, 2003 whereby the dividends and changes in fair value of the mandatory redeemable preferred shares were recorded as a cumulative change in accounting principle through July 1, 2003 and as interest expense in the subsequent periods. As a result of the redemption of all of the outstanding shares of our preferred stock in connection with our initial public offering in June 2005, we will not have this expense in the future. Net cash provided by operating activities for the year ended December 31, 2004 primarily resulted from our net loss of $4.1 million plus non-cash charges to net income of $10.4 million plus an increase in deferred revenue of $3.4 million plus changes in working capital of $0.4 million. Non-cash charges to net income include $8.4 million of accrued interest on mandatory redeemable preferred shares. Net cash provided by operating activities for the year ended December 31, 2005 primarily resulted from net income of $6.1 million plus non-cash charges to net income of $6.4 million plus an increase in deferred revenue of $5.9 million less charges in working capital of $1.5 million. Non-cash charges to net income include $3.4 million of accrued interest on mandatory redeemable preferred shares.

  Investing Activities

        Net cash used in investing activities for continuing operations was $0.8 million for the year ended December 31, 2003, $1.2 million for the year ended December 31, 2004 and $3.9 million for the year ended December 31, 2005, of which $3.7 million was related to capitalized software activities and purchases of computer hardware and $0.2 million was related to an acquisition in July 2005. Net cash provided from investing activities for discontinued activities was $3.0 million for the year ended December 31, 2003. In November 2003, we decided to discontinue our pharmaceutical training division and we discontinued our Oracle implementation business. The sale of the pharmaceutical training division in December 2003 for $3.0 million in cash produced a net gain of approximately $0.9 million.

  Financing Activities

        Net cash used in financing activities was $2.9 million for the year ended December 31, 2003 and $2.5 million for the year ended December 31, 2004. Net cash provided by financing activities was $21.1 million for the year ended December 31, 2005. For the years ended December 31, 2003 and 2004, net cash used in financing activities consisted of repayments of borrowings under our revolving credit facility, repayments of notes payable and repayments of capital lease obligations. Repayments on our revolving credit facility were $1.5 million and $1.6 million in the years ended December 31, 2003 and 2004, respectively. Repayments of our capital lease obligations were $0.4 million, $0.3 million, and $0.2 million for the years ended December 31, 2003, 2004 and 2005, respectively. Repayments of notes payable were $0.7 million for the year ended December 31, 2003 and zero for each of the years ended December 31, 2004 and 2005. We also used $0.6 million and $0.5 million to repurchase shares of our common stock owned by certain of our former employees during the years ended December 31, 2004 and December 31, 2005, respectively. In June 2005, we raised $61.5 million, after discounts and expenses, from our initial public offering and used approximately $40.0 million of such net proceeds to redeem our series A and series B preferred stock.

        Our available borrowings under our revolving credit facility on December 31, 2003, 2004 and 2005 were $2.7 million, $3.7 million and $25.0 million, respectively. Amounts outstanding on the revolving credit facility were $1.6 million, $0, and $0 on December 31, 2003, 2004 and 2005, respectively.

        We intend to continue to invest our cash in excess of current operating requirements in interest-bearing, investment-grade securities. Changes in our operating plans, lower than anticipated revenue, increased expenses or other events, including those described in "Risk Factors," may cause us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and consolidated results of operations. Additional equity financing would be dilutive to the holders of our common stock, and debt financing, if available, may involve significant cash payment obligations and covenants or financial ratios that restrict our ability to operate our business. We do not, however, have any current plans to issue additional equity, including any preferred stock, in the near future.

Contractual Obligations and Commitments

        The following table summarizes our contractual arrangements at December 31, 2005, after giving effect to the completion of this offering and our application of the net proceeds, and the timing and effect that such commitments are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
Contractual Obligations
	2006	2007	2008	2009	2010
	(in thousands)
Capital leases	$239	$156	$32	$2	$1
Operating leases	2,398	2,099	2,038	1,895	1,316

Total	$2,637	$2,255	$2,070	$1,897	$1,317

        The amounts listed above for capital leases represent payments that we are required to make for equipment. If we fail to remain current with our obligations for any of these capital leases, we would be in default, and our continued failure to cure such a default would cause our remaining obligations under the defaulted capital lease to become immediately due. The amounts listed above exclude the commitment to purchase Webhire, Inc. In addition, we have no off-balance sheet commitments for the periods presented.

        The amounts listed above for operating leases represent our leases for office space. If we fail to make rent payments on any of these leases when due, we will be required to pay all remaining rent payments on the leases.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

  Foreign Currency Exchange Risk

        In 2005, approximately 90.1% of our total revenue was comprised of sales to clients in the United States. A key component of our business strategy is to expand our international sales efforts, which will expose us to foreign currency exchange rate fluctuations. A 10% change in the value of the U.S. dollar relative to each of the currencies of our non-U.S.-generated sales would not have resulted in a material change to our results.

        The financial position and operating results of our United Kingdom and India operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange to the U.S. dollar on the balance sheet date, and the local currency revenue and expenses are translated at average rates of exchange to the U.S. dollar during the period. The related translation adjustments were $0.02 million, $0.1 million and $(0.1) million at December 31, 2003, 2004 and 2005, respectively, and are included in other comprehensive income. The foreign currency translation adjustment is not adjusted for income taxes as it relates to an indefinite investment in a non-U.S. subsidiary.

  Interest Rate Risk

        The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Some of the securities in which we invest may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. Our cash equivalents, which consist solely of money market funds, are not subject to market risk because the interest paid on these funds fluctuates with the prevailing interest rate. We do not believe that a 10% change in interest rates would have a significant effect on our interest income.

Recent Accounting Pronouncements

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments:

  •
  mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets;

  •
  instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, including put options and forward purchase contracts; and

  •
  obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

        SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 caused us to classify $50.5 million and $58.9 million of redeemable participating preferred stock as liabilities in years ended December 31, 2003 and 2004, respectively. We recorded interest expense on mandatory redeemable preferred shares of $8.4 million and $1.7 million in the years ended December 31, 2004 and 2003, respectively. Additionally, we also recorded a change of $11.2 million in 2003 resulting from a change in an accounting principle. There was no material effect on our cash flows from the adoption of SFAS No. 150. See the notes to our consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition," which updates and summarizes the Commission's views on the application of generally accepted accounting principles to revenue recognition in financial statements. We believe that our revenue recognition policies conform to the requirements of Staff Accounting Bulletin No. 104.

        In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, an amendment of SFAS No. 123 and SFAS No. 95. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(R) requires companies to recognize the fair value of stock options and other stock-based compensation to employees effective as of the beginning of its next fiscal year that begins after June 15, 2005. We will be required to implement SFAS No. 123(R) no later than the quarter beginning January 1, 2006. We currently measure stock-based compensation in accordance with APB Opinion No. 25. We anticipate adopting the modified prospective method of SFAS No. 123 (R) on January 1, 2006. Based on the stock options outstanding as of December 31, 2005, we will recognize compensation expense in future consolidated statements of income of approximately $1.9 million and $1.7 million in the years ended December 31, 2006 and 2007, respectively. The impact on our financial condition or results of operations will depend on the number and terms of stock options outstanding on the date of change, as well as future options that may be granted.

        In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The provisions of this pronouncement are effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of Interpretation No. 47 to have any material financial statement impact.

        In May 2005, FASB issued SFAS 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect that adoption of this statement will have a material impact on our results of operations or financial condition.

BUSINESS

Company Overview

        We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our 18 years of experience assisting clients in addressing their HR requirements. Together, our software applications and services form what are commonly referred to as solutions. We believe that these solutions enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their hiring and employee performance management programs more efficient.

        We sell our solutions to large- and medium-sized organizations through our direct sales force. As of December 31, 2005, we had a client base of approximately 2,200 companies, including approximately 119 companies on the Fortune 500 list published in April 2005. As a result of our acquisition of Webhire, Inc. in January 2006, we increased our client base to approximately 2,400 companies, including approximately 131 companies on the Fortune 500 list published in April 2005. Our client base includes companies that we billed for services during the year ended December 31, 2005 and does not necessarily indicate an ongoing relationship with each such client. Our top 80 clients contributed approximately 65.6% and 70.6% of our total revenue for the years ended December 31, 2004 and 2005, respectively. Our clients typically purchase multi-year subscriptions which provide us with a recurring revenue stream. During the year ended December 31, 2005, our clients renewed more than 90% of the aggregate contract value eligible to be renewed during the period.

Industry Overview

        Talent acquisition is the sourcing, recruiting, screening and assessment of employees. Employee performance management is the systematic process by which an organization tracks, monitors and optimizes employee behavior and productivity, and evaluates performance through employee reviews, appraisals and business metrics. IDC estimated in 2005 that the worldwide market for e-recruiting and employee performance management applications will grow from approximately $551 million in 2004 to $1.1 billion by 2009, a 14.5% compound annual growth rate, and the U.S. market for human resources business process outsourcing will grow from approximately $7.8 billion in 2004 to $16.5 billion in 2009, a 16.1% compound annual growth rate.

  Drivers of Demand for Talent Acquisition and Employee Performance Management Applications

        According to the Bureau of Economic Analysis, an agency of the U.S. Department of Commerce, the amount spent on U.S. labor in 2004 was approximately $6.8 trillion, or approximately 56% of the total U.S. gross domestic product. In January 2005, HR Magazine reported that as much as 80% of a company's worth is tied to its human capital. At the same time, competition for qualified employees continues to intensify, driven by the retirement of the baby-boomers, the increasing service component of the U.S. economy and improved economic conditions. According to the U.S. Bureau of Labor Statistics, the unemployment rate in January 2006 of 4.7% was at its lowest level since July 2001.

        Over the past two decades, many organizations have implemented software systems that systemize best practices and drive efficiency in most departments, including enterprise resource planning systems, customer relationship management systems and supply chain management systems. These software applications provide a wide array of benefits that both increase revenue growth and eliminate expenses. Based on our experience, however, we believe that the HR departments of many of these organizations have only implemented HR information systems, which track basic employee information for payroll and benefits purposes, or rudimentary applicant tracking systems. Although these systems provide some level of automation, they do little to increase the effectiveness of talent acquisition and employee performance management programs. Based on our experience, we believe that few organizations have systemized best practices for talent acquisition and employee performance management or have implemented software applications to support these processes and provide HR professionals with critical analytics and metrics.

        Our experience indicates that, presently, many organizations' talent acquisition functions consist of manual, paper-based processes, ad hoc outsourcing and third-party or custom software applications with limited functionality. As a result, we believe that they suffer from the following shortcomings:

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  Inefficiency.    Because many organizations rely on manual, paper-based processes, they cannot effectively manage the massive number of candidates presented by today's many recruiting resources, including unsolicited inquiries, internal referrals, career fairs, campus recruiting, Internet job boards and third-party referrals, among many others. As a result, they fail to identify high potential candidates or fail to process those candidates in a timely manner.

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  Redundancy.    Because many organizations do not maintain easily searchable databases of processed candidates, they often conduct redundant searches. A candidate who did not meet the criteria for a certain position may meet the criteria for alternative or future positions. Without an easily searchable database, a candidate may be overlooked.

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  Ineffectiveness.    Organizations generally do not employ sophisticated screening and assessment mechanisms. As a result, most hiring decisions are at best loosely based on objective indicators of future success and fail to match high-potential candidates with roles or positions that leverage their unique abilities and experience. This lowers the probability that a new hire will succeed, and negatively impacts employee productivity and satisfaction.

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  Inconsistency.    Many organizations screen applications and resumes based on rudimentary criteria, and do not conduct sophisticated and objective assessments and base hiring decisions primarily on subjective, ad hoc interviews. This process lacks consistency and objectivity. This inconsistency not only negatively impacts the effectiveness of recruiting programs, but also may expose organizations to regulatory liability.

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  High cost and inflexibility.    As a result of their inflexibility and absence of a variable cost structure, organizations must either maintain larger HR departments or purchase a greater supply of third-party services in order to accomplish their recruiting goals, significantly increasing the costs of their talent acquisition programs.

        Similarly, based on our experience, we believe that many organizations have neither automated nor applied best practices to employee performance management. We believe that most organizations' employee performance management processes consist of annual performance reviews and informal mentoring programs. According to a December 2004 study by Aberdeen Group, 52% of respondents reported that their organization is locked into paper-based evaluations that are conducted yearly and rarely reviewed again. In fact, Aberdeen Group reported that 90% of respondents cited improved employee performance management as a key to competitive advantage. We believe that effective employee performance management requires a consistent, systemized process that identifies employee strengths, weaknesses and issues in a timely manner, continually aligns employee goals with the evolving goals of the organization, monitors opportunities for internal advancement and enables management to analyze employee data over time. The absence of effective employee performance management systems and processes has the following negative implications:

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  Failure to retain top performers.    We believe that the absence of systems and processes to ensure the fulfillment, motivation and internal mobility of key employees negatively impacts an organization's ability to retain its top performing employees. Management may not have the opportunity to rectify problems with valuable employees before they depart from the organization without a system to highlight these issues. Based on U.S. Bureau of Labor Statistics data, the Employment Policy Foundation, a public policy research and education foundation, estimated that for the 12 months ended August 31, 2004, private sector average turnover was 25% and that the cost of an employee's turnover was 25% of an employee's salary. Reducing employee turnover can have a material impact on expenses. The Employment Policy Foundation estimated that for a firm with 40,000 full-time employees, the difference between a 15% turnover rate and a 25% turnover rate saves over $50 million annually.

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  Failure to optimize productivity.    We believe that maximum productivity is obtained when employees believe their roles match their evolving skill sets, find their jobs challenging and have confidence in their upward mobility. The absence of strong employee performance management systems contributes to the failure to accomplish these goals, and even if organizations succeed in retaining employees, they may not be able to maintain maximum productivity from their employees.

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  Failure to remove poor performers.    An employee who does not fulfill his or her role effectively may have a recurring negative impact on an organization. To the extent that a poor performer has managerial responsibility, this negative impact on the organization expands materially. Without systems that identify poor performers, organizations may not be able to address weaknesses within their human capital in a timely manner.

        We believe that the failure to employ sophisticated systems in their talent acquisition and employee performance management processes inhibits organizations from leveraging valuable data generated through these functions. This can negatively impact organizations in several ways, including the failure both to identify overall trends that could improve the efficiency and effectiveness of its processes and to quickly identify problems that could lead to employee turnover.

  Emergence of On-Demand Applications

        Based on our experience, we believe that organizations have become increasingly dissatisfied with traditional enterprise software applications, resulting in the growing adoption of the on-demand model for enterprise software. Traditionally, organizations have purchased perpetual software licenses and deployed enterprise software applications on-site within their IT environment. This traditional method of purchasing and deploying enterprise software applications has left many organizations questioning whether the benefits of these technologies outweigh the following burdens:

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  Expensive and time consuming implementation.    A traditional enterprise software application requires an organization to invest in ancillary IT such as hardware systems, application servers, databases and storage systems. In addition, the organization must employ consultants or additional IT staff to integrate the application into increasingly complicated IT environments and customize the application for specific needs. The ancillary costs of a complex deployment can be multiples of the perpetual license fee for the software application and can take several months or even years to complete.

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  Expensive maintenance.    Once the software application has been deployed, the organization must make further investments to maintain the application. In addition to the maintenance fee paid to the software vendor, which is typically approximately 20% of the perpetual license fee, the organization must retain both an IT staff capable of maintaining and upgrading the software as well as personnel to train new users to operate the applications.

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  Limited incentives to ensure client success.    A typical perpetual software license requires the client to pay a material amount up-front for the license, with a significantly smaller amount, typically approximately 20%, paid annually for basic support and upgrades. This model leaves little incentive for the software vendor to ensure a successful implementation and on-going client satisfaction.

        Recent developments in technology have enabled software developers to offer enterprise software applications on an on-demand basis. Leveraging the Internet, multi-tiered architectures, advances in security and open standards for application integration, software vendors can offer software applications to their clients as a service, hosting the software on servers operated by the software vendor. Clients, using an Internet browser, access the applications, which are designed to be easily configured and integrated with a client's existing applications.

        The on-demand model fundamentally changes both the purchasing and deployment of enterprise software from a client perspective. Rather than making large, up-front investments in perpetual licenses, clients purchase limited term subscriptions for on-demand software applications. Further, because only an Internet browser is required to access on-demand software applications, which can be easily configured to meet the buyer's specific needs, organizations eliminate the expense of ancillary technology and third-party services required to implement, configure and maintain the enterprise application on-site. Finally, the finite duration of client subscriptions provides a strong incentive to software vendors to ensure that the software provides the expected benefits to the client, resulting in consistent customer service. The on-demand model also reduces research and development support costs for the software developer. Because only limited versions of the software exist at any one time, the on-demand model relieves the burden of maintaining and upgrading historical versions of the software. These dynamics are driving growth in the market for software on-demand, which IDC refers to as software-as-a-service. IDC expects worldwide spending on software-as-a-service to grow from approximately $4.2 billion in 2004 to $10.7 billion by 2009, a 20.6% compound annual growth rate.

        We believe that talent acquisition and employee performance management applications are particularly well-suited to the on-demand model. Talent acquisition and employee performance management applications are generally purchased by an organization's HR department. Because the HR departments of most organizations have little historical experience making capital expenditures for enterprise software applications, we believe that providing these departments the opportunity to license software applications on a subscription basis eliminates a major impediment to the adoption of talent acquisition and employee performance management applications.

Our Solution

        We are a leading provider of talent acquisition and employee performance management solutions. Our solutions enable organizations to implement systematic talent acquisition practices that ensure the efficient, effective and consistent hiring of qualified individuals. Our solutions also provide employee performance management systems that help to ensure that organizations retain and optimize the performance of qualified individuals and identify employees who fail to perform. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We believe that by providing our software applications on an on-demand basis, we materially reduce the costs and risks associated with traditional enterprise software application implementations. We also believe that implementing feature-rich and scalable, or easily configurable on a real-time basis, talent acquisition and employee performance management solutions that meet organizations' specific needs requires a combination of software, services and domain-specific content. Accordingly, we complement our software applications with consulting services, outsourcing services and proprietary content. Together, these components form solutions that enable our clients to improve the quality of their hiring programs, increase employee productivity and retention and make their talent acquisition and employee performance management programs more cost-effective.

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  More effective and consistent talent acquisition programs.    Our talent acquisition solutions are comprised of two major components that enable our clients to increase the consistency and effectiveness of their recruiting programs. The first component is our applicant tracking system, which automates and streamlines the recruiting process. The second component is our testing and assessment solutions, which ensures that candidates have the skills, aptitude, personality and experience necessary to be successful in the desired position. Our talent acquisition solutions enable our clients to:

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  expand the pool of qualified applicants;

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  identify high-potential candidates more quickly;

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  accurately measure candidate skills, aptitude and experience;

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  create interviews focused on necessary skills and qualities indicative of success;

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  increase interview consistency and objectivity;

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  identify training needs immediately;

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  document compliance with regulatory requirements; and

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  ensure cultural fit between candidates and the organization.

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  Greater employee productivity and retention.    Our employee performance management solutions combine software, proprietary content and consulting services to automate and systemize employee performance management best practices. Specifically, our solutions enable organizations to automate career tracking activities, design and administer effective and consistent employee surveys and implement productive mentoring programs. Our solutions include tools that facilitate the development of action plans to address weaknesses and cultivate strengths identified through these processes. We complement the software components of our solutions with consulting services that help to encourage and manage behavioral change within an organization. As a result, we believe that our clients experience greater employee productivity and improved employee retention after implementing our solutions.

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  More cost-effective talent acquisition and employee performance management programs.    We believe that our solutions increase the cost-effectiveness of talent acquisition and employee performance management programs in three ways. First, our solutions automate these activities, enabling organizations to maintain smaller HR departments and eliminate some third-party services. Second, our solutions enable organizations to more effectively identify high-potential candidates and retain qualified employees. Third, our solutions provide management the opportunity to achieve economies of scale by outsourcing non-core functions while also ensuring the application of best HR practices and leading technology to these functions.

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  Application of analytics to talent acquisition and employee performance management programs.    Our solutions enable organizations to use the data generated by their talent acquisition and employee performance management programs in order to improve these programs. Specifically, our solutions enable management to identify overall trends that could improve the efficiency and effectiveness of their processes. For example, we enable our clients to identify their most productive recruiting channels, establish criteria indicative of success in various roles and identify problems that could lead to employee turnover.

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  Ease of integration, configuration and deployment.    We provide the software applications that form the core of our solutions on an on-demand basis, eliminating the material expenses and complexity of traditionally purchased and deployed software applications. We combine this deployment model with an intuitive user interface to facilitate rapid and widespread adoption within the HR department. Our solutions are designed for ease of use by non-technical staffing professionals, managers, candidates and employees. We believe that these aspects of our solutions enable organizations to quickly achieve the anticipated benefits.

Our Strategy

        Our objective is to be the leading global provider of talent acquisition and employee performance management solutions. Key elements of our strategy include:

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  Focus on talent acquisition and employee performance management solutions.    Unlike some vendors that provide broad suites of HCM software, we have focused solely on talent acquisition and employee performance management, which are the strategic HR elements of our clients. We believe that this focus has enabled us to deliver solutions that meet the unique needs of our clients in these areas. We also believe that this focus has helped us to generate an increasingly recognized brand in these markets, which are expected to grow at a materially faster rate than the broader HCM market over the next five years. We intend to continue to focus on talent acquisition and employee performance management in order to leverage our increasingly recognized brand in these markets and these positive market dynamics.

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  Provide innovative and industry-specific solutions to our clients.    During the past three years, we have introduced several new solutions, each in response to the unique needs of our clients. We intend to continue to work closely with our clients to further develop innovative solutions that increase the effectiveness of their recruiting programs and contribute to greater employee retention and productivity. We have also introduced specific solutions for the following vertical industries: financial services and banking; manufacturing; life sciences, biotechnology and pharmaceuticals; retail; healthcare; hospitality; call centers; and education. We intend to develop specific solutions for additional vertical industries.

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  Cross-sell additional solutions to and further penetrate current clients.    During the year ended December 31, 2005, we renewed more than 90% of the aggregate value of contracts subject to renewal. This renewal rate provides us with a strong base of recurring revenue. We believe that our strong client relationships provide us with a meaningful opportunity to cross-sell additional solutions to our existing clients and to achieve greater penetration within an organization. We expect to continue to create innovative programs designed to provide our employees with strong incentives to maximize the value from each of our clients.

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  Continue to leverage our highly efficient development professionals in India.    We established a technology development center in Hyderabad, India in 2003. We currently have approximately 110 developers working in Hyderabad providing us with low-cost, 24 hours a day, 7 days a week development capabilities. Our cost per developer in India is 70% less than our cost per developer in the United States. We intend to continue to leverage this asset to deliver technologically advanced solutions to our clients.

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  Expand our global presence and client base.    We have grown to $65.6 million in annual revenue for the year ended December 31, 2005 and approximately 2,200 clients as of December 31, 2005 primarily focused on the U.S. market. However, our solutions are also well suited to addressing problems faced by organizations outside the United States. In the future, we intend to expand our distribution efforts in Europe, the Middle East and the Asia/Pacific region. Although we have employed a direct sales force in the United States, we intend to expand our international distribution through partnerships. We believe that pursuing a channel strategy enables us to limit the costs associated with international expansion and acknowledges that different geographies present different cultural challenges best addressed by a local sales force.

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  Pursue complementary acquisitions.    We have completed 21 acquisitions of businesses since 1994, including our acquisition of Webhire, Inc. which closed in January 2006. These acquisitions have helped us to adapt our business to the evolving needs of our clients. We believe that the HCM market is significantly fragmented. Many competing companies have strong technology or vertical market expertise but lack the scale to compete with the industry leaders in the long term. We continue to identify similarly situated companies that we believe could broaden the functionality and strength of our existing solutions.

Our Products and Services

  Our Talent Acquisition Solution

        Kenexa Recruiter.    The Kenexa Recruiter system is a web-based talent acquisition system that streamlines and automates the entire recruiting process. Kenexa Recruiter includes the following features:

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  converts our client's corporate website into an interactive, branded career center where candidates can search and apply for jobs, update personal information and receive automatic notifications of available jobs of interest;

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  integrates with our suite of testing and assessment technologies to identify candidates with the highest potential for success;

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  enables clients to post job openings to over 1,100 free and fee-based Internet job boards;

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  intelligently searches Internet job sites, corporate websites, personal web pages and a client's database of resumes to automatically capture both passive and active candidates and pull their resumes directly to the desktop;

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  provides management with both standard and ad hoc reports to facilitate understanding of the status of clients' talent acquisition programs;

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  provides management with individualized HR dashboards that display rich data regarding the status of clients' talent acquisition programs and access to the most frequently used functions;

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  easily configurable to automate a client's talent acquisition model and workflow processes;

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  integrates easily with clients' HR information systems such as Oracle (PeopleSoft), SAP, ADP and Lawson; and

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  can be presented via an in-store kiosk as Kenexa Storefront, a solution tailored to the retail industry.

        We intend to sell Webhire's web-based talent acquisition system along with our existing talent acquisition system to Webhire's and our client base under the name Kenexa Recruiter.

        Kenexa PeopleQuest.    Our PeopleQuest system enables clients to expand the pool of qualified candidates for an open position by automating the phone interview. By combining voice recognition technology from a third party, software and consulting services, the PeopleQuest solution assists clients in creating friendly and effective pre-recorded phone interviews tailored to their specific needs. Our software also automates the data gathering, screening and interview scheduling process so that high-potential candidates are processed efficiently.

        Kenexa Prove It!    The Kenexa Prove It! tool is an automated, easily configurable skills assessment tool that enables our clients to accurately identify qualified candidates. Integrating software with proprietary content, Kenexa Prove It! provides our clients with over 800 skills assessments for clerical, software, call center, industrial, healthcare and technical jobs.

        Kenexa Selector.    The Kenexa Selector tool is an automated, easily configurable candidate assessment tool that provides accurate performance predictions for hourly, sales and managerial positions. Kenexa Selector integrates our software with our proprietary content to elicit responses that reveal candidate personality, experience and problem-solving ability and then immediately translates this information into profiles of candidate strengths and weaknesses.

        Kenexa Insight.    The Kenexa Insight solution is a consulting-based solution that provides our clients with customized, research-based interviews that accurately and consistently identify talented candidates for hire and promotion. Our consultants work directly with our clients to analyze the most talented performers in different positions within their organization. We translate this analysis into complete structured interviews that identify candidates that have similar traits and behaviors to our clients' most talented employees. We offer clients the option of conducting the interviews themselves or outsourcing this task to our professionals. Following the interview, we track the results to validate the relationship between the interview and actual performance.

        Kenexa Interview Builder.    Our Interview Builder tool is a software tool integrated with a reference library of proprietary content, including more than 1,200 interview questions and competency profiles. Our clients use Interview Builder to generate efficient, accurate and consistent interviews that encourage candidates to speak freely about their knowledge, abilities, skills and other crucial job requirements for more than 40 different competencies. We complement this proprietary content with training for creating and conducting competency-linked, structured interviews.

  Our Employee Performance Management Solution

        Kenexa CareerTracker.    The Kenexa CareerTracker system is a complete employee performance management system that streamlines and automates the entire employee performance management process in order to improve employee retention and productivity. The Kenexa CareerTracker system consists of a suite of software applications complemented by proprietary content and consulting services that together support an ongoing performance appraisal process and continuous employee improvement.

        Kenexa CareerTracker enables managers to:

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  automatically track and categorize employees within the organization;

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  align each department's goal with those of the overall organization;

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  implement systematic employee performance appraisals; and

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  implement sophisticated and automated mentor matching programs.

        Kenexa CareerTracker enables employees to:

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  create individualized step-by-step development plans;

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  align personal goals with organizational objectives;

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  access resources for improvement in targeted competencies; and

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  identify future opportunities within the organization.

        Kenexa Survey Technology.    We believe that our survey technology enables our clients to conduct employee surveys that are easy to administer even though the underlying organizational requirements are extremely complex. Our survey technology is comprised of:

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  Surveys Online.    A web-based survey system that has been load-tested to process more than 1 million surveys within a 24-hour period.

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  OrgMapper.    An automated software system that simplifies the process of mapping an organization to ensure appropriate reporting capabilities and options.

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  Survey Ordering System.    An automated online system that accepts orders, distributes and tracks employee surveys for geographically distributed organizations.

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  Kenexa Survey Scorecard.    A software system that integrates data derived from our surveys into a secure, web-based online portal that enables managers to view survey results, identify areas for improvement, automate action-planning to address weaknesses and track progress against action-plans. It also integrates proprietary content from our HR best practices database to guide managers in the action-planning process.

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  Kenexa Online Dynamic Reporting.    A flexible, secure, web-based reporting tool for employee surveys which includes a variety of pre-designed reports as well as facilitates the design of custom reports.

        Multi-rater surveys.    These surveys combine software, proprietary content and consulting services to provide our clients with a comprehensive outsourced competency assessment service, including design, administration and reporting. The solution integrates our competency library, which contains more than 40 competencies and a broad array of assessment items designed to measure the discrete behaviors that comprise a competency, with consulting services provided by our staff psychologists who have significant experience developing, implementing and validating competency assessments.

        Employee engagement surveys.    Our consultants assist our clients in designing, administering and analyzing employee engagement surveys. We developed our Employee Engagement model through studies of organizational effectiveness and a comprehensive review of the academic literature related to employee commitment, psychological ownership, organizational pride, loyalty and satisfaction. We conduct analyses which link survey results to business metrics. By linking the survey results to clients' performance variables, we can recommend actions for improved performance. We have documented the relationship between employee attitudes and business outcomes such as customer satisfaction, employee retention and management effectiveness. We have used this information to improve customer satisfaction, to increase efficiency and ultimately to increase our clients' financial performance.

  Employment Process Outsourcing

        In concert with providing talent acquisition and employment performance management solutions that enable organizations to implement best practices in these areas, we provide our clients with the option of outsourcing to us certain aspects of their staffing operations and recruiting campaigns, including the sourcing, recruiting, screening, assessment and on-boarding of employees. Acknowledging that organizations need to retain strategic control of their HR programs, we offer our clients the ability to outsource only the tactical components and design solutions that meet each client's specific objectives. These solutions combine our services and technology in what we believe is an integrated delivery platform that allows organizations to manage fluctuation in hiring needs and leverage shared infrastructure to reduce costs. We employ a team of experienced staffing professionals who have worked in the internal departments of some of the world's largest companies and have completed our comprehensive proprietary training and certification program.

        We believe our employment process outsourcing, or EPO, services enable our clients to reduce operating costs, focus on their core business, create a variable cost structure around certain non-strategic HR functions, improve the quality of certain HR functions, foster innovation and obtain access to leading technology without the corresponding investment to own the technology themselves. Clients contract for our EPO services for a pre-determined period. Generally, we will enter into service level agreements with our clients to ensure the quality of our services.

        Our EPO services include the following:

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  Process consulting.    We perform needs analyses and advise clients on the implementation of technology and processes to optimize their talent acquisition operations.

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  Staffing department management services.    We assume all or discrete parts of the staffing function on an outsourced basis.

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  On-site staffing professional support.    We provide on-site support for ongoing staffing operations or during large scale hiring initiatives.

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  Multi-channel sourcing strategy development and execution.    We develop and execute a multi-channel sourcing strategy that allows our clients to expand their candidate pool and control costs. A multi-channel sourcing strategy may include leveraging direct recruitment, Internet mining, traditional advertising, Internet job postings, career centers, internal candidate review and career/job fairs.

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  Employee referral program administration.    We establish and administer our clients' employee referral program, including promoting the program among employees, creating incentive strategies that further our clients' goals, recording referrals and administering payments.

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  Direct sourcing.    We maintain off-site teams of recruiting professionals at our offices in Wayne, Pennsylvania and Hyderabad, India. These professionals support major hiring initiatives for our clients and handle recruiting projects on an ongoing basis. We believe that our investment in technology and productivity tools offers our clients efficiency and reduced costs over other available sourcing options.

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  Project Outsourcing.    We help our clients to develop effective, cost-efficient strategies to conduct large and small scale recruitment campaigns. These strategies can be executed either by our clients' internal HR department or outsourced to a team of our professionals, or a combination of both. Project Outsourcing programs include evaluating the talent acquisition mission and business objectives, mapping recruitment processes and execution strategies, engaging hiring management and key stakeholders in defining deliverables, creating a detailed definition of a qualified candidate for each hiring manager, executing candidate sourcing, screening and assessment, managing the candidate interview, selection, hiring and communication process, providing comprehensive weekly and monthly reports which detail current progress against pre-established performance measures and metrics and concluding the assignment with a project summary and "lessons learned" to facilitate knowledge transfer. Executive candidate sourcing is the practice of identifying, contacting and soliciting individuals for the purpose of screening and selecting for hire.

        Our EPO services are provided in concert with our talent acquisition and employee performance management solutions and we have developed proprietary technology for large volume sourcing performed by our sourcing center in Hyderabad, India, enabling us to provide these services in an efficient and scalable manner.

Customer Support

        We believe that superior customer support is critical to our clients. Our customer support group assists our clients by answering questions and troubleshooting our solutions. Customer support is available 24 hours a day, 7 days a week by telephone, email and over the Internet from a member of our customer support team. Each member of our customer support team receives comprehensive training and orientation to ensure that our clients receive high-quality support and service. Each of our clients is assigned a single point of contact. When an issue is reported to us, our customer support personnel follow a clearly defined escalation process to ensure that mission-critical issues are resolved to the satisfaction of the client. We believe that our customer service model has materially contributed to our client retention rate. During the year ended December 31, 2005, we renewed more than 90% of the aggregate contract value subject to renewal.

        We utilize our talent acquisition and employee performance management solutions to recruit and manage our customer support personnel. We believe that applying these solutions to our customer service department has resulted in a customer support group with superior skills, competencies and aptitude for customer service. As of December 31, 2005, our customer support group consisted of 26 employees, 17 of whom are located in Lincoln, Nebraska and 9 of whom are located in Hyderabad, India.

Technology, Development and Operations

  Technology

        Our integrated suite of talent acquisition and employee performance management solutions is built on a multi-tier, platform independent Java 2 Platform, Enterprise Edition, or J2EE, architecture using our Core Application Framework, which consists of open source components, commercially available products and our own proprietary tools. The Core Application Framework consists of the following components:

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  User Layer.    The user layer consists of a commonly used web browser. We use Java Server Pages and a Servlet-based server-side application to support the browser-based interface.

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  Business Layer.    Our Business Object Framework supports the business logic of our applications as well as providing comprehensive auditing functionality, security, multi-threading and component pooling.

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  Integration Layer.    Our integration tier provides integration with a wide range of third-party tools, job boards and applications, such as Oracle (PeopleSoft), SAP, Siebel Systems and Lawson, to support the needs of our clients. We are dedicated to the development and promotion of a standard suite of XML specifications to enable e-business and the automation of human resources-related data exchanges. The HR-XML consortium has recognized and certified Kenexa in this regard.

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  Data Layer.    Our Data Access Framework supports collection pooling, session management and optimization of data retrieval. We use Oracle RDBMS as our database engine in the Data Layer.

        Our software is designed to support easy-to-use features such as dynamic workflows, job templates and user configuration that enable clients to adapt the application for their specific requirements. Dynamic workflows are designs that facilitate business processes whereby one step in the process cannot be completed until all prior steps have been completed.

        We provide our clients with two options to use our solutions. Most of our clients use our solutions on an on-demand basis, with only a limited number of our clients implementing our solutions on-site.

  Development

        Innovation is an important part of our business. We believe that three primary factors drive our innovation: our employees, our domain experts and our clients. We have a formalized system to cultivate participation from all of our employees in research and development. We also leverage the experience of our research scholars and domain experts, who produce white papers, case studies and thought pieces which form the foundation for our innovation. Our research and development team maintains a repository of ideas, and selected ideas are presented to the market validation team. Market validated ideas progress to the prototype stage. The executive team reviews prototypes and selects those with the highest potential, which then enter the product development phase. In addition to our employees and domain experts, some of the key ideas are generated from client feedback.

        We follow a development methodology that we believe allows us to develop projects quickly and then proceed on a predictable, low risk path for high-quality results. We conduct our product development through our global development center, which consists of four locations: Hyderabad, India, Lincoln, Nebraska, Wayne, Pennsylvania and Lexington, Massachusetts. Product development is primarily conducted at our highly efficient facility in India, which we established in 2003. As of December 31, 2005, we employed approximately 110 developers in India, 30 in Nebraska and 20 in Pennsylvania. In connection with our acquisition of Webhire in January 2006, we added approximately 20 additional developers in Massachusetts. Our development process is ISO 9001:2000 certified.

  Operations

        Our data center in Wayne, Pennsylvania serves as the primary hosting facility for our on-demand solutions. We also have a secondary data center in Lincoln, Nebraska. We adhere to industry standards and best practices in our global operations. We have entered into service level agreements with many of our clients. We have a comprehensive load balanced environment for optimal performance and server redundancy to avoid single points of application failure. The environment is shared across clients to reduce costs for each individual client. Each client's data is stored in a separate logical partition in the database, allowing increased security and maintenance efficiency in backing up data or exporting data to the client when requested.

        Our data center personnel are Certified Information Systems Security Professionals, or CISSPs, with training in the latest security and availability threats. Our data centers are continuously and proactively monitored by a comprehensive set of tools and personnel, 24 hours a day, 7 days a week. Our data centers have built-in power redundancy, with two uninterrupted power supplies backed up by an industrial strength generator to provide uninterrupted service to our clients. We have documented our network, server and database management procedures including backup and recovery.

Clients

        As of December 31, 2005, we had a base of approximately 2,200 active clients over a number of industries, including financial services and banking, manufacturing, life sciences, biotechnology and pharmaceuticals, retail, healthcare, hospitality, call centers, and education, including 119 companies on the Fortune 500 list published in April 2005. As a result of our acquisition of Webhire, Inc. in January 2006, we increased our client base to approximately 2,400 companies, including approximately 131 companies on the Fortune 500 list published in April 2005. Our client base includes companies that we billed for services during the year ended December 31, 2005 and does not necessarily indicate an ongoing relationship with each such client. For the year ended December 31, 2005, we provided our talent acquisition and employee performance management solutions on a subscription basis to approximately 1,950 clients, with an average subscription term of two years. Other than a small number of perpetual license sales, the remainder of our clients in 2005 engaged us to provide discrete professional services and may not engage us for future services once a project is completed. No single client accounted for more than 10% of our revenue in the year ended December 31, 2005.

Sales and Marketing

        Our target clients are large- and medium-sized organizations with complex talent acquisition and employee performance management needs. We sell our solutions to both new and existing clients primarily through our direct sales force, which is comprised of inside sales, telesales and field sales personnel. As of December 31, 2005, we had 78 sales and marketing representatives. Our marketing strategy focuses on generating qualified sales leads and building our brand. We generate sales leads through a combination of the marketing efforts described below and a third-party lead generation service. We have sales offices located in Wayne, Pennsylvania, Philadelphia, Pennsylvania, Lincoln, Nebraska, London, England, Toronto, Canada and Hyderabad, India. In connection with our acquisition of Webhire in January 2006, we added a sales office in Lexington, Massachusetts.

        We believe that our client relationships provide us with a meaningful opportunity to cross-sell additional solutions to our existing clients and to achieve greater penetration with the organization. We have established a program intended to increase cross-selling into our largest clients, and we expect to continue to create innovative programs designed to incent our employees and maximize the value from each of our clients.

        Our marketing initiatives are generally targeted toward specific vertical industries or specific solutions. Our marketing programs primarily consist of:

  •
  participation in, and sponsorship of, conferences, trade shows and industry events;

  •
  direct mail and email campaigns;

  •
  advertising in trade magazines;

  •
  distribution of HCM white papers, case studies and thought pieces; and

  •
  using our website to provide product and company information.

        We have focused our public relations efforts on building our brand. In 2004, we were recognized by the League of American Communication Professionals as the Gold winner of the 2004 Magellan Awards in the Publicity Campaign Competition for our media campaign that created awareness of Kenexa Selector, our pre-employment assessment offering.

Intellectual Property

        Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We currently have one pending patent application.

        Although we rely primarily on copyright, trade secret and trademark law, written agreements and common law, we believe that the following factors are more essential to establishing and maintaining a competitive advantage:

  •
  the technological skills of our research and development personnel;

  •
  the domain expertise of our consultants and outsourcing service professionals;

  •
  frequent enhancements to our solutions;

  •
  continued expansion of our proprietary content; and

  •
  high levels of customer service.

        Others may develop products that are similar to our technology. We generally enter into confidentiality and other written agreements with our employees and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our software. Policing unauthorized use of our software and intellectual property rights is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property rights, particularly in foreign countries where we do business or where our software is sold or used, where the laws may not protect proprietary rights as fully as do the laws of the United States or where enforcement of such laws is not common or effective.

        Substantial litigation regarding intellectual property rights exists in the software industry. From time to time, in the ordinary course of our business, we are subject to claims relating to our intellectual property rights or those of others, and we expect that third parties may commence legal proceedings or otherwise assert intellectual property claims against us in the future, particularly as we expand the complexity and scope of our business, the number of similar products increases and the functionality of these products further overlap. We cannot be certain that no third party intellectual property rights that exist could result in a claim against us in the future. These actual and potential claims and any resulting litigation could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time consuming and expensive to defend and could affect our business materially and adversely. Any claims or litigation from third parties may also limit our ability to use various business processes, software and hardware, other systems, technologies or intellectual property subject to these claims or litigation, unless we enter into license agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or not available at all.

Competition

        We have experienced, and expect to continue to experience, intense competition from a number of companies. We compete with niche point solution vendors, such as Authoria, Inc., BrassRing, LLC, Deploy Solutions, Inc., iCIMS, Inc., Integrated Performance Systems, Inc., InScope Corporation, PeopleClick, Inc., Performix Technologies, Inc., Pilat HR Solutions, Inc., Previsor, Inc., Recruitmax Software, SHL Group plc, Success Factors, Inc., Taleo Corporation, Unicru, Inc., Virtual Edge Corporation and Workstream Software, Inc., that offer products that compete with one or more applications in our suite of solutions. In some aspects of our business, we also compete with established vendors of enterprise resource planning software with much greater resources, such as Oracle Corporation (PeopleSoft), SAP AG and Lawson, Inc. To a lesser extent, we compete with vendors of employment process outsourcing services and survey services such as Accolo, The Gallup Organization, Hyrian, LLC and Recruitment Enhancement Services.

        The principal competitive factors in our industry include:

  •
  solution breadth and functionality;

  •
  ease of deployment, integration and configuration;

  •
  domain expertise;

  •
  industry-specific expertise;

  •
  service support, including consulting services and outsourcing services;

  •
  solution price;

  •
  breadth of sales infrastructure; and

  •
  breadth of customer support.

        We believe that we generally compete favorably with respect to these factors.

        We may face future competition in the talent acquisition and employee performance management market from large, established companies, such as Oracle and SAP, as well as from emerging companies. Barriers to entry into our industry are relatively low, new software products are frequently introduced and existing products are continually enhanced. In addition, we expect that there is likely to be consolidation in our industry, which would lead to increased price competition and other forms of competition. Established companies not only may develop their own competitive products, but may also acquire or establish cooperative relationships with current or future competitors, including cooperative relationships between both larger, established and smaller public and private companies.

        In addition, our ability to sell our solutions will depend, in part, on the compatibility of our software with software provided by our competitors. Our competitors could alter their products so that they will no longer be compatible with our software or they could deny or delay access by us to advance software releases, which would limit our ability to adapt our software to these new releases. If our competitors were to bundle their products in this manner or make their products non-compatible with ours, our ability to sell our solutions might be harmed and could reduce our gross margins and operating income.

Employees

        As of December 31, 2005, we had 693 employees, consisting of 78 employees in sales and marketing, 162 in development, 380 in delivery of our solutions and 73 in general and administrative positions. None of our employees are represented by a union. We consider our relationship with our employees to be good and have not experienced any interruptions of our operations as a result of labor disagreements.

Facilities

        We lease our headquarters in Wayne, Pennsylvania, which consists of approximately 36,000 square feet. The table below provides additional information concerning our principal facilities, including the approximate square footage of each facility and the lease expiration date. We also lease facilities in Philadelphia, Pennsylvania, Lincoln, Nebraska, Hyderabad, India, London, England, Toronto, Canada and Lexington, Massachusetts. We believe that our facilities are in good operating condition and will adequately serve our needs for at least the next 12 months. We also anticipate that, if required, suitable additional or alternative space will be available on commercially reasonable terms, in office buildings we currently occupy or in space nearby, to accommodate expansion of our operations.

Location	Approximate Square Footage	Monthly Rent	Lease Expiration
Wayne, Pennsylvania	36,635	$82,148	May 13, 2013
Lincoln, Nebraska	40,549	$55,280	October 31, 2009
Philadelphia, Pennsylvania	4,400	$3,872	September 30, 2007 (month-to-month)
Hyderabad, India	4,900	$2,245	August 1, 2009
London, England	5,000	$20,355	September 23, 2006
Toronto, Canada	3,300	$11,029	February 28, 2007
Lexington, Massachusetts(1)	29,241	$52,390	February 29, 2008

(1)
Effective as of January 13, 2006 upon the closing of our acquisition of Webhire, Inc.

Legal Proceedings

        On October 31, 2000, Gallup, Inc., which conducts its business under the name The Gallup Organization, filed suit against us in U.S. District Court for the Eastern District of Pennsylvania seeking unspecified damages and injunctive relief, alleging that we unlawfully raided Gallup's employees and tortuously interfered with Gallup's relationships with former employees and customers, infringed on Gallup's copyrighted survey language and falsely advertised aspects of our employee survey services. In November 2001, the District Court granted our motion to dismiss Gallup's claim that we conducted an unlawful raid of Gallup's employees. In December 2002, the District Court granted our motion for summary judgment on the false advertising claim. In January 2003, the District Court granted our motion for summary judgment on the claims regarding our alleged tortuous interference with Gallup's relationships with its former employees and its customers. Gallup did not appeal any of these rulings.

        In November 2004, the District Court granted our motion for summary judgment on the copyright claim. Gallup appealed that ruling to the U.S. Court of Appeals for the Third Circuit, and the U.S. Court of Appeals reversed the judge's grant of summary judgment in our favor. On January 27, 2006, the parties settled the outstanding claim and entered into a confidential settlement agreement. On January 30, 2006, the District Court entered a consent order relating to the settlement. The terms of the settlement will not have a material adverse effect on our results of operation or financial position.

        We are involved in claims, including those identified above, which arise in the ordinary course of business. In the opinion of management, we have made adequate provision for potential liabilities, if any, arising from any such matters. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in any such matters, and developments or assertions by or against us relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on our business, financial condition and operating results.

MANAGEMENT

Executive Officers, Directors and Key Employees

        The following table sets forth information concerning our executive officers, directors and key employees as of February 10, 2006:

Name	Age	Position
Executive officers and directors:
Nooruddin (Rudy) S. Karsan	48	Chairman of the Board and Chief Executive Officer
Elliot H. Clark	44	Chief Operating Officer and Director
Troy A. Kanter	38	President, Human Capital Management
Donald F. Volk	56	Chief Financial Officer
Sarah M. Teten	32	Chief Marketing Officer
Ramarao V. Velpuri	42	Chief Technology Officer
Other key employees:
Bill L. Erickson	57	Vice Chairman and Director
Roger C. Gaston	49	Executive Vice President
Kevin T. Hudson	51	Senior Vice President—Talent Acquisition Services
Archie L. Jones, Jr.	34	Vice President of Business Development
P. Grant Parker	48	Executive Vice President
Raghuveer Sakuru	38	Senior Vice President—Global Development Center
Non-management directors:
Barry M. Abelson	59	Director
Joseph A. Konen	58	Director
John A. Nies	37	Director
Richard J. Pinola	60	Director
John C. Rutherford*	56	Director

*
On February 15, 2006, Mr. Rutherford informed us of his intention to step down from our board of directors after the completion of this offering. See "Board Composition" below.

        Nooruddin (Rudy) S. Karsan co-founded our predecessor company in 1987 and has served as the Chairman of our board of directors since 1997 and as our Chief Executive Officer since 1991. Prior to that, Mr. Karsan headed Marketing Actuarial for the Mercantile & General Insurance Company in Toronto, Canada. Mr. Karsan received a B Math in Actuarial Science from the University of Waterloo. Mr. Karsan holds the designation of Fellow of the Society of Actuaries.

        Elliot H. Clark joined us in 1991 and has served as a member of our board of directors and our Secretary and Treasurer since 1997 and as our Chief Operating Officer since 1999. From 1992 to 1999, Mr. Clark served as general manager of our talent acquisition division. Prior to his employment with us, Mr. Clark served as a sales manager for a regional HR recruiting ad consulting firm. Mr. Clark received a B.S. in Economics from the Wharton School of Finance and Commerce of the University of Pennsylvania with a major in human resources. Mr. Clark's legal name is Eliot H. Chack, but he uses for business purposes and is known in the industry as Elliot H. Clark.

        Troy A. Kanter joined us in 1997 and has served as our President, Human Capital Management since 2003. From 1997 to 2003, Mr. Kanter served as our Executive Vice President—Sales and Business Development. From 1997 to 1999, he managed our HCM Consulting, Retention Services operations. From 1995 to 1997, Mr. Kanter was the president of Human Resources Innovations, Inc., a company he co-founded that provided employee survey research and consulting and which we acquired in 1997. From 1990 to 1994, Mr. Kanter was employed by The Gallup Organization, a provider of research, survey and HCM services, most recently serving as its vice president of client services. Mr. Kanter received a B.A. in Corporate Communications from Doane College.

        Donald F. Volk has served as our Chief Financial Officer since 1996. Prior to joining us, Mr. Volk was a partner in the accounting firm of Brinker, Simpson, Nicastro & Volk. He received a B.S. in Accounting from Villanova University and an M.S. in Taxation from the Villanova University School of Law. Mr. Volk has been a Certified Public Accountant since 1974.

        Sarah M. Teten joined us in 1999 and has served as our Chief Marketing Officer since 2004. From 2002 to 2004, Ms. Teten served as our Director of Marketing and was one of our sales executives from 1999 until 2002. Prior to joining Kenexa, Ms. Teten served as a marketing manager for Kaplan Educational Centers, a provider of educational services. Ms. Teten received a Bachelor of Journalism and Mass Communications degree from the University of Nebraska at Lincoln.

        Ramarao V. Velpuri has served as our Chief Technology Officer since 2003. From 1999 to 2003, Mr. Velpuri served as the chief executive officer of Oramasters Software India Private Limited, which provides Oracle database support services on a worldwide basis. From 1988 to 1999, Mr. Velpuri was employed by Oracle Corporation, a software company. Mr. Velpuri received a B.S. in Electronics and Communications Engineering from Andhra University and an M.S. in Electrical and Computer Engineering from Louisiana State University. Mr. Velpuri is the author of nine technology books including the most recent, Oracle OCP Oracle9i Database: Fundamentals II Exam Guide.

        Bill L. Erickson has served as the Vice Chairman of our board of directors since 1997. From 1997 to 2004, Mr. Erickson also served as our Executive Vice President. From 1995 to 1997, Mr. Erickson was chief executive officer of Human Resource Innovations, Inc., a provider of employee survey research and consulting services of which he co-founded and which we acquired in 1997. Prior to his tenure with Human Resources Innovations, Inc., Mr. Erickson was employed by The Gallup Organization, a provider of research, survey and HCM services, most recently serving as executive vice president of its management research division. Mr. Erickson received a B.A. in Psychology from the University of Nebraska at Lincoln.

        Roger C. Gaston has served as our Executive Vice President—Employment Process Outsourcing since January 2006. In 2005, Mr. Gaston served as a human resource consultant for Sun Microsystems. From 2001 to 2005, Mr. Gaston was employed as Corporate Vice President of Human Resources at Storage Technology Corp., a technology storage solutions provider. From 1996 to 2000, Mr. Gaston served as Senior Vice President of Human Resources for Toys "R" Us, Inc. Mr. Gaston received a B.A. in Psychology and Business Administration from Baldwin—Wallace College.

        Kevin T. Hudson joined us in 1993 and has served as Senior Vice President—Talent Acquisition Services since 1998. From 1993 to 1998, Mr. Hudson led the technology and staffing solutions components of our talent acquisition and recruitment services operations. From 1990 to 1993, Mr. Hudson served as director of human resources and director of staffing for Arco Chemical, a division of Atlantic Richfield, a producer of petroleum and chemical products. Mr. Hudson received a B.A. in Psychology from the University of Delaware.

        Archie L. Jones, Jr. has served as our Vice President of Business Development since August 2005. From 2003 until 2005, Mr. Jones served as Managing Director of Maplegate Holdings, a private equity investment firm he co-founded that focuses on small-cap buyouts. From 1998 until 2002, Mr. Jones was a principal and charter member with Parthenon Capital, Inc., a private equity investment firm formed in 1998 and an affiliate of two of our shareholders, Parthenon Investors, L.P. and PCIP Investors. Mr. Jones served on our board of directors from 1999 until 2002. He has served on the board of directors of Franco Apparel Group from 1998 until 2004 and held the role of that organization's interim CFO in 1999. Mr. Jones holds an M.B.A. from Harvard Business School and received a B.A. in accounting and business administration from Morehouse College.

        P. Grant Parker joined us in 1988 and has served as our Executive Vice President since 1999. From 1996 to 1999, Mr. Parker served as managing partner of our financial services search practice. From 1991 until 1996, Mr. Parker was a partner in our executive search practice and from 1988 until 1991 he served as one of our consultants.

        Raghuveer Sakuru joined us in 1996 and has served as our Senior Vice President—Global Development Center since 2003. From 1996 to 2002, Mr. Sakuru served as our Vice President—Consulting. From 1994 until 1996, Mr. Sakuru was a managing principal of Pragma, Inc., a provider of e-business and information technology consulting which he co-founded and which we acquired in December of 1995. Mr. Sakuru received a Bachelor of Technology degree in Mechanical Engineering from Jawaharlal Nehu Technological University.

        Barry M. Abelson has been a member of our board of directors since 2000. Since 1992, Mr. Abelson has been a partner in the law firm of Pepper Hamilton LLP, which has provided legal services to us since 1997. Mr. Abelson received an A.B. in Sociology from Dartmouth College and a J.D. from the University of Pennsylvania Law School.

        Joseph A. Konen has been a member of our board of directors since 2000. Mr. Konen, who is now retired, has held a number of executive positions, most recently serving from 1994 to 1999 as the president and chief operating officer of Ameritrade Holding Corporation, a provider of brokerage services. Mr. Konen received a B.A. in Economics and an M.B.A. in Finance and Management from Indiana University at Bloomington.

        John A. Nies has been a member of our board of directors since 2002. Mr. Nies has served as a principal of Sage River Partners, LLC, private equity investment firm, since January 2005. From 2002 to January 2005, Mr. Nies served as a principal of Maplegate Holdings, LLC, a private equity firm. From 2001 to 2002, Mr. Nies worked for Parthenon Capital, Inc., a private equity investment firm, most recently serving as managing director, operations, a position in which he was responsible for post-transaction performance of portfolio companies. From 1991 to 2001, Mr. Nies worked for The Parthenon Group, a management consulting firm. Mr. Nies received an A.B. in Economics from Dartmouth College and an M.B.A. from Harvard Business School.

        Richard J. Pinola was elected to our board of directors in 2005. From 1992 to 2004, Mr. Pinola served as the chairman and chief executive officer of Right Management Consultants, a human resources consulting firm. From 1989 to 1991, Mr. Pinola served as the chief operating officer of Penn Mutual Life Insurance Company. Mr. Pinola also serves as a director of K-Tron International, Inc., a manufacturer of material handling equipment and systems, Bankrate, Inc., an Internet financial services provider, and Nobel Learning Communities, Inc., a for-profit provider of education and educational services. Mr. Pinola received a B.S. in Accounting from King's College.

        John C. Rutherford has been a member of our board of directors since 1999. Mr. Rutherford is a founder and Managing Partner of Parthenon Capital, Inc., a private equity investment firm formed in 1998 and an affiliate of two of our shareholders, Parthenon Investors, L.P. and PCIP Investors. Mr. Rutherford is also a co-founder and former Chairman of The Parthenon Group, a strategic advisory consulting and investment firm. Prior to founding The Parthenon Group in 1991, Mr. Rutherford served as a Director of Bain & Company. He has over 25 years experience as a management consultant and private equity investor. Mr. Rutherford received a B.E. from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School. Mr. Rutherford currently serves as a member of our board of directors as a representative, and is an affiliate, of Parthenon Investors, L.P. and PCIP Investors. See "Board Composition" and "Certain Relationships and Related Party Transactions."

        Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Composition

        Our board of directors consists of eight members who are divided into three classes of directors as follows:

  •
  the Class I directors are Bill L. Erickson and John C. Rutherford, whose terms will expire at the annual meeting of shareholders to be held in 2006;

  •
  the Class II directors are Elliot H. Clark, Joseph A. Konen and Richard J. Pinola, whose terms will expire at the annual meeting of shareholders to be held in 2007; and

  •
  the Class III directors are Barry M. Abelson, Nooruddin S. Karsan and John A. Nies, whose terms will expire at the annual meeting of shareholders to be held in 2008.

        On February 15, 2006, Mr. Rutherford informed us that he intended to step down from our board of directors following the completion of this offering. Our nominating and corporate governance committee has commenced a search for a new director. We expect that Mr. Rutherford will continue to serve until the earlier of the identification and appointment of a successor to the board of directors and the date of our 2006 annual meeting of shareholders.

        A classified board of directors may have the effect of deterring or delaying any attempt by any person or group to obtain control of us by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of our board of directors in order to elect a majority of the members of our board of directors. See "Risk Factors—Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable."

        Our board of directors has and will continue to observe all applicable criteria for independence established by The Nasdaq Stock Market and other governing laws and applicable regulations. No director is be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Committees

        The standing committees of our board of directors include the audit committee, the compensation committee and the nominating and corporate governance committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

  Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee:

  •
  evaluates the qualifications, independence and performance of our independent registered auditors;

  •
  determines the engagement of our independent auditors;

  •
  approves the retention of our independent auditors to perform any proposed permissible non-audit services;

  •
  ensures the rotation of the partners of our independent auditors on our engagement team as required by law;

  •
  reviews our systems of internal controls established for finance, accounting, legal compliance and ethics;

  •
  reviews our accounting and financial reporting processes;

  •
  provides for effective communication between our board of directors, our senior and financial management and our independent auditors;

  •
  discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

  •
  reviews the audits of our financial statements; and

  •
  implements a pre-approval policy for certain audit and non-audit services performed by our independent auditors.

        The audit committee is comprised of Messrs. Konen (chair), Nies and Pinola. Our board of directors has determined that each of Messrs. Konen and Pinola is an "audit committee financial expert" as currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market and SEC rules and regulations, including those regarding the independence of our audit committee members. We intend to comply with future requirements to the extent that they become applicable to us.

  Compensation Committee

        Our compensation committee reviews and recommends policy relating to the compensation and benefits of our executive officers. Our compensation committee:

  •
  reviews and approves corporate goals and objectives relevant to the compensation and the benefits of our Chief Executive Officer and our other executive officers;

  •
  evaluates the performance of these officers in light of those goals and objectives; and

  •
  sets compensation of these officers based on such evaluations.

        Our compensation committee or a designated subcommittee administers the issuance of stock options and other awards under our 2005 Equity Incentive Plan. The compensation committee is comprised of Messrs. Abelson, Nies and Rutherford (chair). The Compensation Committee has established a subcommittee consisting of Messrs. Nies and Rutherford to perform any action required to be performed by a committee of "non-employee directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" pursuant to Rule 162(m) under the Internal Revenue Code. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market and SEC rules and regulations, including those regarding the independence of our compensation committee members. We intend to comply with future requirements to the extent that they become applicable to us.

  Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities includes the selection of potential candidates for our board of directors. It also makes recommendations to our board of directors concerning the structure and membership of the other board committees. The nominating and corporate governance committee is responsible for implementing policies and procedures with regard to the consideration of any director candidates recommended by our shareholders. The nominating and corporate governance committee is comprised of Messrs. Abelson, Nies (chair) and Pinola. We believe that the composition of our nominating and corporate governance committee complies with any applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market and SEC rules and regulations, including those regarding the independence of our nominating and corporate governance committee members. We intend to comply with future requirements to the extent that they become applicable to us.

Compensation Committee Interlocks and Insider Participation

        The current members of our compensation committee are Messrs. Abelson, Nies and Rutherford. None of these individuals was at any time since January 1, 2005 or at any time prior thereto an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Abelson is a partner in the law firm of Pepper Hamilton LLP, which has provided legal services to us since 1997.

Director Compensation

        We pay each member of our board of directors, other than those who are our employees or employees or partners of our affiliates, an annual retainer of $15,000 for service on the board. The chair of each of the compensation committee and the nominating and corporate governance committee receives an additional annual fee of $2,500, while each other member of those committees receives an annual fee of $1,250 for each committee upon which the member serves. In addition, the chair of the audit committee receives an additional annual fee of $5,000 and each other member of the audit committee receives an additional annual fee of $2,500.

        Each person newly elected to our board of directors, other than those who are our employees or employees or partners of our affiliates, receive an option to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value on the date of election. On the date of each annual meeting, we grant an option to purchase 2,000 shares of our common stock to each member of our board of directors, other than those who are our employees or employees or partners of our affiliates. Each of these options have an exercise price equal to the fair market value of our common stock on the date of grant and vest immediately upon grant. We also reimburse members of our board of directors for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Executive Compensation

        The following table sets forth summary information concerning compensation of our Chief Executive Officer and each of the next four most highly compensated current executive officers whose total annual salary and bonus exceeded $100,000 during our fiscal years ended December 31, 2003, 2004 and 2005. We refer to these persons as our named executive officers.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation(1)	Securities Underlying Options	All Other Compensation
Nooruddin (Rudy) S. Karsan Chief Executive Officer	2005 2004 2003	$ $ $	350,000 350,000 350,000	$ $ $	491,138 317,488 175,792	(2)	— — —	100,000 — —	$ $	3,500 22,247 —	(3) (4)
Troy A. Kanter President, Human Capital Management	2005 2004 2003	$ $ $	250,000 250,000 240,000	$ $ $	362,795 250,000 150,000	(2)	— — —	150,000 — —	$ $	3,500 8,642 —	(3) (4)
Elliot H. Clark Chief Operating Officer	2005 2004 2003	$ $ $	250,000 240,000 240,000	$ $ $	280,082 188,888 70,000	(2)	— — —	100,000 — —	$ $	3,500 6,500 —	(3) (4)
Donald F. Volk Chief Financial Officer	2005 2004 2003	$ $ $	175,000 175,000 175,000	$ $ $	363,000 253,650 149,494	(2)	— — —	160,000 — —	$ $	3,500 7,379 —	(3) (4)
Ramarao V. Velpuri(5) Chief Technology Officer	2005 2004 2003	$ $ $	150,000 120,000 30,000	$ $	170,182 101,717 —		— — —	50,200 20,000 —	$ $	3,500 2,080 —	(3) (4)

(1)
Under SEC rules, the payment of "perquisites" (such as imputed interest on loans at rates below market value) to a named executive officer is not required to be disclosed where amounts paid do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the named executive officer, or (ii) $50,000. See "Certain Relationships and Related Party Transactions—Loans to Executive Officers."

(2)
Represents performance bonus payable for 2005 plus discretionary bonuses of $91,138, $12,795, $73,177 and $63,000 paid to each of Messrs. Karsan, Kanter, Clark and Volk, respectively.

(3)
Represents contributions under our 401(k) Plan for the benefit of each of our named executive officers.

(4)
Includes contributions under our 401(k) Plan of $6,500 for the benefit of each of our named executive officers and $15,747, $2,142 and $879 of premiums paid for life insurance for Messrs. Karsan, Kanter and Volk.

(5)
Mr. Velpuri joined us on July 28, 2003.

        In January 2006, our compensation committee approved the following base salaries for 2006 for our named executive officers: Mr. Karsan, $375,000; Mr. Kanter, $250,000; Mr. Clark, $250,000; Mr. Volk, $250,000; and Mr. Velpuri, $160,000. Our compensation committee also approved performance objectives for each of our named executive officers to be used in connection with evaluating performance and determining the annual bonus amounts payable to these officers for 2006. The bonuses for Mr. Karsan and Mr. Volk are based on levels for 2006 of earnings before taxes, or EBT, as well as sales to large accounts. The bonuses for Mr. Kanter and Mr. Clark are based on levels of income for the business units for which they are responsible, as well as sales to large accounts. Mr. Velpuri's bonus is based in part on the 2006 financial and operational performance of our global development center worldwide, including software development, and on levels of sales to large accounts. The maximum performance bonus amounts for our named executive officers for 2006 are as follows: Mr. Karsan, $637,500; Mr. Kanter, $450,000; Mr. Clark, $450,000; and Mr. Volk, $450,000.

Mr. Velpuri's maximum bonus under this arrangement is $160,000. In addition, our compensation committee or board of directors may pay discretionary bonuses in addition to the performance bonuses.

        We do not have employment contracts with any of our named executive officers.

Option Grants in Last Fiscal Year

        The following table contains information concerning the grant of options to purchase shares of our common stock to each of our named executive officers during the year ended December 31, 2005. The percentage of total options granted to employees set forth below is based on an aggregate of 913,300 shares of our common stock underlying options granted to employees, directors and consultants during the year ended December 31, 2005. All options were granted under our 2005 Equity Incentive Plan.

Option Grants In Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005
			Exercise or Base Price ($/Share)
Name				Expiration Date
					5%	10%
Nooruddin (Rudy) S. Karsan	100,000	10.9%	$12.05	06/24/15	$757,818	$1,920,460
Troy A. Kanter	150,000	16.4%	$12.05	06/24/15	$1,136,727	$2,880,689
Elliot H. Clark	100,000	10.9%	$12.05	06/24/15	$757,818	$1,920,460
Donald F. Volk	150,000	16.4%	$12.05	06/24/15	$1,136,727	$2,880,689
Donald F. Volk	10,000	1.1%	$15.60	08/15/15	$98,108	$248,624
Ramarao V. Velpuri	50,000	5.5%	$17.72	12/15/10	$244,785	$540,912
Ramarao V. Velpuri	200	0.0%	$12.05	06/24/15	$1,516	$3,841

(1)
Potential realizable values are net of exercise price, but before any taxes associated with exercise. The assumed rates of stock appreciation are provided in accordance with SEC rules based upon the last reported price of our common stock as reported by the Nasdaq National Market on December 30, 2005 of $21.10, and do not represent our estimate or projection of future stock price.

Aggregate Option Exercises in 2005 and Option Values

        None of our named executive officers exercised any of their options during the year ended December 31, 2005. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 2005.

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at December 31, 2005(#) Exercisable/ Unexercisable	Value of unexercised in-the-money options at December 31, 2005 ($)(1) Exercisable/ Unexercisable
Nooruddin (Rudy) S. Karsan	0	0	27,400 / 100,000	$277,672 / $ 905,000
Troy A. Kanter	0	0	17,096 / 150,000	$206,142 /$1,357,500
Elliot H. Clark	0	0	17,800 / 100,100	$202,624 / $ 905,905
Donald F. Volk	0	0	81,000 / 150,000	$554,880 /$1,357,500
Ramarao V. Velpuri	0	0	0 / 70,200	$0 / $ 590,400

(1)
Based upon the last reported sale price of our common stock as reported by the Nasdaq National Market on December 30, 2005 of $21.10.

Employee Benefit Plans

        We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our shareholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans are described below.

  Non-Plan Option Grants

        In February 2000, our board of directors authorized the grant of non-qualified stock options to purchase shares of common stock to certain of our employees. In June 2000, our board of directors adopted our 2000 Stock Option Plan, and each of the recipients of the February 2000 options agreed that those options would be subject to the terms and conditions of our 2000 Stock Option Plan that apply to non-qualified stock options. Of the February 2000 grants, options to purchase 139,930 shares of our common stock were outstanding as of December 31, 2005.

  2000 Stock Option Plan

        Our 2000 Stock Option Plan was adopted by our board of directors in June 2000. This plan provides for the grant of incentive stock options and non-qualified stock options and is administered by our board of directors or a subcommittee designated by the board. All employees, non-employee directors and consultants are eligible to receive awards under our 2000 Stock Option Plan. The persons receiving grants of options under the plan, the number of shares subject to those options, and the exercise price, vesting conditions and other terms of those options are determined by our board of directors or its subcommittee. Our 2005 Equity Incentive Plan replaced our 2000 Stock Option Plan, at the completion of our initial public offering in June 2005. No more options will be granted under our 2000 Stock Option Plan.

        Options to purchase 631,251 shares of our common stock granted under the 2000 Stock Option Plan were outstanding as of December 31, 2005.

        Our board of directors determines the exercise price of options granted under our 2000 Stock Option Plan. The exercise price of incentive stock options and non-qualified stock options generally may not be less than 100% of the fair market value on the grant date. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal 110% of the fair market value of our common stock on the grant date. Our board of directors determines the term of all other options granted under our 2000 Stock Option Plan.

        Upon termination of an employee, director or consultant, he or she may exercise his or her option for the period stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 90 days. However, an option may never be exercised later than the expiration of its term. If an employee, director or consultant is terminated by us for "cause" (as defined in our 2000 Stock Option Plan), all unvested options will terminate on the date of such termination and all shares that have been purchased pursuant to options under our 2000 Stock Option Plan but which have not yet been delivered by to such optionee shall be forfeited and we will refund any amount paid by the optionee with respect to such shares.

        All options granted under our 2000 Stock Option Plan will expire no later than 10 years following their date of grant. Shares of our common stock subject to an exercisable option may be purchased by the option holder upon payment of the option exercise price in cash, by check or, in the discretion of our board of directors, upon delivery of shares of our common stock with a fair market value equal to the option exercise price. Unless our board of directors determines otherwise for non-qualified stock options, options granted under our 2000 Stock Option Plan may not be transferred, except by will or inheritance.

        Upon the disposition of more than 50% of our common stock, our liquidation, a sale of substantially all of our assets or other similar types of transactions, our 2000 Stock Option Plan provides that our board of directors may, in its discretion, accelerate the vesting of outstanding options, exchange outstanding options for new options to purchase shares of any successor company, or cancel outstanding options in exchange for a payment of the option "spread," the difference between the option exercise price and the then fair market value of the stock subject to the option. However, in the absence of our board of director's determination to do any of the foregoing, all options will become fully vested and exercisable in anticipation of and contingent upon the occurrence of any of the transactions described above. Our initial public offering in June 2005 did not trigger these discretionary rights of our board of directors.

  2005 Equity Incentive Plan

        Our 2005 Equity Incentive Plan was adopted by our board of directors in March 2005 and our shareholders in June 2005, and became effective upon the completion of our initial public offering. Our 2005 Equity Incentive Plan, which replaced our 2000 Stock Option Plan, will be administered by the compensation committee of our board of directors pursuant to its charter. Our 2005 Equity Incentive Plan provides for the grant of options to purchase shares of our common stock, stock appreciation rights, restricted stock and restricted stock units. Our board of directors will be able to amend or modify the 2005 Equity Incentive Plan at any time, with shareholder approval if required.

        Options to purchase 791,000 shares of our common stock granted under the 2005 Equity Incentive Plan were outstanding as of December 31, 2005.

        Eligibility.    All employees, non-employee directors, consultants and other individuals who provide services to us are eligible to receive awards under our 2005 Equity Incentive Plan, provided, however, that only employees are eligible to receive incentive stock options. As of December 31, 2005, we had 693 employees and 4 non-employee directors who were eligible to participate in our 2005 Equity

Incentive Plan. No participant in our 2005 Equity Incentive Plan can receive option grants, stock appreciation rights restricted stock or restricted stock units for more than 500,000 shares of our common stock in any calendar year. Generally, the compensation committee of our board of directors will determine which eligible employees, directors, consultants and other individuals will receive awards under our 2005 Equity Incentive Plan.

        Options and Stock Appreciation Rights.    The compensation committee of our board of directors may grant options to purchase our common stock and stock appreciation rights under our 2005 Equity Incentive Plan to eligible employees, directors, consultants and other individuals who provide services to us. Stock appreciation rights granted under our 2005 Equity Incentive Plan must comply with Section 409A of the Internal Revenue Code. The compensation committee of our board of directors has complete discretion to determine:

  •
  which eligible individuals are to receive option grants or stock appreciation rights;

  •
  the time or times when option and stock appreciation rights grants are to be made;

  •
  the number of shares subject to, and the vesting schedule for, each option grant and stock appreciation right;

  •
  the designation of each stock option as either an incentive or a non-qualified stock option;

  •
  the maximum term for which each option grant and stock appreciation right is to remain outstanding, which term, for an incentive stock option may not exceed ten years and, for an incentive stock option granted to a person who owns more than 10% of the voting power of our common stock, may not exceed five years; and

  •
  the exercise price for each option and stock appreciation right. The per share exercise price for any option or stock appreciation right may not be less the fair market value of a share of our common stock on the date of grant. If the recipient of an incentive stock option owns more than 10% of the voting power of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant.

        The Internal Revenue Code allows an optionee to receive incentive stock options only to the extent that the aggregate amount of incentive stock options exercisable for the first time by an optionee during any calendar year does not exceed $100,000. Any stock option that is intended to be an incentive stock option but that fails to meet the criteria for an incentive stock option must be treated as a non-qualified stock option.

        For purposes of our 2005 Equity Incentive Plan, the fair market value of our common stock is its closing sale price per share on the grant date. If there is no reported closing sale price on such date, the fair market value is the closing sale price on the last preceding date for which a quotation exists.

        Each stock appreciation right issued under our 2005 Equity Incentive Plan will entitle the holder to surrender the stock appreciation right for a distribution from us equal to the fair market value of a share of our common stock less the exercise price of the stock appreciation right. This distribution must be made in shares of our common stock.

        Restricted Shares and Restricted Share Units.    The compensation committee of our board of directors may grant restricted shares and restricted share units under our 2005 Equity Incentive Plan to eligible employees, directors, consultants and other individuals who provide services to us. A restricted share is a share of our common stock that is subject to restrictions as determined by the compensation committee. A restricted share unit entitles the holder to a distribution from us equal to the fair market value of a share of our common stock, subject to restrictions as determined by the compensation committee. Restricted share units granted under the plan must comply with Section 409A of the

Internal Revenue Code. The compensation committee of our board of directors also has complete discretion to determine:

  •
  which eligible individuals are to receive restricted shares and restricted share units;

  •
  the time or times when grants of restricted shares and restricted share units are to be made;

  •
  the consideration, if any, to be paid for the restricted shares;

  •
  the number of shares subject to restricted shares and restricted share units;

  •
  when the restrictions applicable to each restricted share and restricted share unit will lapse; and

  •
  when payment in respect of restricted share units will be made.

        The restrictions applicable to restricted shares and restricted share units may lapse in one or more installments over a period of service, may lapse upon the attainment by us and the holder of certain performance milestones determined by our board of directors or upon some combination of the holder's serving for some period and the attainment of established performance goals.

        Termination of Services.    Upon termination of a participant's service with us, he or she may exercise his or her option or stock appreciation right for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. If the participant is terminated by us for "cause," unvested options and stock appreciation rights will immediately terminate and be forfeited and any shares of our common stock not yet delivered upon an option or stock appreciation right exercise will be forfeited and we will refund the exercise price to the participant. In all other cases, the option will generally remain exercisable for 90 days. However, an option may never be exercised later than the expiration of its term.

        Corporate Transactions.    If we are a party to certain corporate transactions, including certain mergers or asset sales, our board of directors may, in its sole and absolute discretion and without the need for the consent of any optionee or other award holder, take one or more of the following actions contingent upon the occurrence of the transaction:

  •
  cause any or all outstanding options to purchase our common stock and stock appreciation rights held by participants under our 2005 Equity Incentive Plan affected by the transaction to become fully vested and immediately exercisable;

  •
  cause the restrictions on any or all outstanding restricted shares and restricted share units held by participants under our 2005 Equity Incentive Plan affected by the transaction to lapse, for any other restricted shares to become non-forfeitable, and for immediate payment to be made in respect of outstanding restricted share units;

  •
  cancel any award held by a participant under our 2005 Equity Incentive Plan affected by the transaction in exchange for a similar award related to the common stock of any successor corporation; and

  •
  cancel or redeem any or all awards held by participants under our 2005 Equity Incentive Plan affected by the transaction for cash and/or other substitute consideration.

        Amendment and Termination of the Equity Incentive Plan.    Our board of directors has complete and exclusive power and authority to amend or modify the equity incentive plan in any, or all, respects. No amendment, however, may adversely affect the rights and obligations of awards outstanding under the plan at the time, without the consent of the award holder. In addition, the board may not, without shareholder approval, amend the equity incentive plan to:

  •
  increase the maximum number of shares issuable under our 2005 Equity Incentive Plan, or the maximum amount of shares for which any one individual participating in the equity incentive plan may be granted options to purchase our common stock, restricted stock, stock appreciation rights, or restricted stock units for any given year; or

  •
  materially modify the eligibility requirements for participation; or

  •
  otherwise materially increase the benefits accruing to participants.

        Our 2005 Equity Incentive Plan will terminate on the date on which all shares available for issuance under the plan have been issued, or, if earlier, on the date on which the plan is terminated by our board of directors. However, no incentive stock option may be granted after the 10th anniversary of the date the plan is approved by our shareholders (or, if our shareholders later approve an amendment that increases the number of shares subject to the 2005 Equity Incentive Plan, the 10th anniversary of the date of such approval).

  401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in our 401(k) plan as of the first day of the plan year or the first day of the fourth, seventh or tenth month following the date that they begin employment. Participants are able to defer up to 15% of their eligible compensation subject to applicable Internal Revenue Code limits. Pre-tax contributions are allocated to each participant's individual accounts and are then invested in selected investment alternatives according to the participant's directives. Employee elective deferrals are 100% vested at all times. Our 401(k) plan provides for discretionary matching contributions that may be made by us as well as a discretionary profit sharing component for eligible employees who have completed one year of service and have completed one hour of service in the applicable plan year (if an employee is terminated due to retirement, death or disability, that employee will still receive a discretionary matching and profit sharing contribution). The matching and profit sharing contributions will become 100% vested after three years of service. Our 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to our 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from our 401(k) plan, and all contributions are deductible by us when made.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Other than compensation agreements and other arrangements which are described in the "Management" section of this prospectus and the transactions described below, during our last fiscal year, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

        We believe that all of the transactions set forth below are on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our directors, officers, principal shareholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Investor Agreement

        In April 2005, we entered into an agreement with all of the holders of our class B common stock, class C common stock, series A preferred stock and series B preferred stock. Under the terms of the agreement and in accordance with the terms of our third amended and restated articles of incorporation, upon the completion of our initial public offering in June 2005, we:

  •
  redeemed all of the outstanding shares of our series A preferred stock for a combination of approximately $28.6 million in cash and 1,134,126 shares of our common stock;

  •
  redeemed all of the outstanding shares of our series B preferred stock for a combination of approximately $11.4 million in cash and 724,250 shares of our common stock;

  •
  issued 2,179,152 shares of our common stock upon the conversion of all of the outstanding shares of our class B common stock; and

  •
  issued 2,100,060 shares of our common stock upon the conversion of all of the outstanding shares of our class C common stock.

        In addition, under the terms of the agreement, upon the completion of our initial public offering, (1) the holders of our outstanding warrants exercised all of their class A purchase warrants with an exercise price of $0.01 per share for a total of 396,195 shares of our common stock, and (2) our remaining outstanding warrants were amended to eliminate certain provisions regarding adjustments to the shares available upon the exercise of, and exercise prices under, those warrants.

        The investor agreement also provides for nonvoting board observation rights to an individual designated by Parthenon Investors, L.P., which is a selling shareholder in this offering, until such time as Parthenon Investors, L.P. beneficially owns less than 5% of our outstanding common stock on a fully diluted basis.

Registration Rights Agreement

        Pursuant to the terms of a second amended and restated registration rights agreement, Parthenon Investors, L.P., PCIP Investors, Wafra Acquisition Fund 14, L.P., Westbury Equity Partners SBIC, L.P., JMH Partners Corp., Shad Run Investments, L.P., The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer, Alan Langer, Southfield Communications LLC, C. Meade Sutterfield, Peter Sulick, Margaret Sulick, David W. Beale, Cecily Shattan, Ward Shattan, Erica Mendel, David Mendel, James Mattutat and Andrew Arno are entitled to certain rights with respect to the registration of certain shares of our common stock under the Securities Act. For more information, see "Description of Capital Stock—Registration Rights."

Blue Angel Technologies

        From 2001 until 2004, Mr. Karsan, our Chief Executive Officer, served on the board of directors of Blue Angel Technologies, Inc., a software consulting company. During the years ended December 31, 2002, 2003 and 2004, Blue Angel Technologies provided services to us in relation to software being developed for sale for which we paid Blue Angel Technologies $1,632,400, $1,153,906 and $83,800, respectively. In 2003, we terminated our relationship with Blue Angel Technologies. In connection with the termination of this relationship, we paid $215,000 to Blue Angel Technologies for perpetual software licenses and this amount is being amortized over three years. Mr. Karsan was awarded options to purchase stock of Blue Angel Technologies in connection with his service on its board of directors which he forfeited upon his resignation as a director of Blue Angel Technologies.

Loans to Executive Officers

        The Sarbanes-Oxley Act of 2002 prohibits all loans to executive officers and directors of a public company and also prohibits any material modifications of loans to such individuals outstanding at the time of enactment on July 30, 2002. Every loan described below was granted by us prior to the enactment of the Sarbanes-Oxley Act of 2002, and in accordance with such legislation, we will not provide any new loans to directors or executive officers. Each of the obligations listed below was repaid prior to the completion of our initial public offering.

        On January 15, 1998, Mr. Karsan, our Chief Executive Officer, executed a promissory note in the amount of $29,951 in favor of us as partial consideration for the purchase of shares of our common stock pursuant to the exercise of options. The promissory note had a stated term of three years, provided for repayment in three equal annual installments on each anniversary of the promissory note and carried no interest. In 2000, the payment obligations under this promissory note had been indefinitely suspended. This obligation was repaid prior to the completion of our initial public offering.

        On January 15, 1999, each of Mr. Karsan, our Chief Executive Officer, Mr. Clark, our Chief Operating Officer, Mr. Erickson, our Vice Chairman, Mr. Kanter, our President, Human Capital Management, and Mr. Volk, our Chief Financial Officer, executed promissory notes in favor of us as partial consideration for the purchase of shares of our common stock pursuant to the exercise of options. The promissory notes had stated terms of three years, provided for repayment in three equal annual installments on each anniversary of the promissory notes and carried no interest. In 2001, the payment obligations under these promissory notes were indefinitely suspended. Set forth in the table below are the original principal balances of these promissory notes, all of which were repaid prior to the completion of our initial public offering.

Name	Original Principal Balance on Promissory Note
Nooruddin S. Karsan	$41,890
Elliot H. Clark	$35,650
Bill L. Erickson	$41,747
Troy A. Kanter	$6,097
Donald F. Volk	$6,097

        On January 15, 2000, each of Mr. Karsan, our Chief Executive Officer, Mr. Clark, our Chief Operating Officer, Mr. Erickson, our Vice Chairman, Mr. Kanter, our President, Human Capital

Management, and Mr. Volk, our Chief Financial Officer, executed promissory notes in favor of us as full consideration for the purchase of shares of our common stock pursuant to the exercise of options. The promissory notes were full recourse, had a stated term of four years, provided for repayment in four equal annual installments on each anniversary of the promissory notes, carried no interest and were secured, pursuant to security agreements, by all of our capital stock held or thereafter acquired by these executive officers. In 2001, the payment obligations under these promissory notes were indefinitely suspended. Set forth in the table below are the original principal balances of these promissory notes, all of which were repaid prior to the completion of our initial public offering.

Name	Original Principal Balance on Promissory Note
Nooruddin S. Karsan	$68,193
Elliot H. Clark	$83,729
Bill L. Erickson	$108,128
Troy A. Kanter	$14,494
Donald F. Volk	$14,494

        In January 2004, we provided an interest-free loan in the amount of $100,000 to Ramarao V. Velpuri, our Chief Technology Officer, in connection with relocation expenses. This loan was repaid prior to the completion of our initial public offering.

Management Agreement

        We were party to a management agreement with Parthenon Capital, Inc., an affiliate of Parthenon Investors, L.P., a selling shareholder in this offering, which terminated on December 16, 2004. Parthenon Investors, L.P. beneficially owns approximately 4,930,385 shares of our outstanding common stock and, upon the completion of this offering will own 2,631,021 shares of our common stock. Under the management agreement, which initially became effective on December 16, 1999, Parthenon Capital, Inc. provided advisory services to us, including management support, board participation, involvement in pursuing acquisition opportunities and assistance in obtaining financing. The management agreement provided for an annual management fee of $75,000 payable to Parthenon Capital, Inc. for its advisory services. Our obligation to pay this annual fee terminated in December 2004. John C. Rutherford, one of our directors, is a principal member of Parthenon Investment Partners, LLC, which is the management member of Parthenon Investment Advisors, LLC, which is the general partner of Parthenon Investors, L.P. Mr. Rutherford, as a partner of an affiliate, is not eligible to receive compensation for his service on our board of directors. On February 15, 2006, Mr. Rutherford informed us of his intention to step down from our board of directors following the completion of this offering. See "Management—Board Composition."

Legal Services

        One of our directors, Barry M. Abelson, is a partner in the law firm of Pepper Hamilton LLP. This firm has represented us since 1997. Payments by us to Pepper Hamilton LLP were less than 1% of that firm's revenues in each of the last three fiscal years. We believe that the services performed by Pepper Hamilton LLP were provided on terms no more or less favorable than those with unrelated parties.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information known to us with respect to beneficial ownership of our common stock as of February 10, 2006 by:

  •
  each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our current executive officers and directors as a group; and

  •
  each selling shareholder.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of February 10, 2006 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 17,508,854 shares of our common stock outstanding as of February 10, 2006, and 19,933,854 shares of our common stock outstanding after this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Kenexa Corporation, 650 East Swedesford Road, 2nd Floor, Wayne, Pennsylvania 19087.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner			Shares Being Offered
	Number	Percentage		Number	Percentage
Selling Shareholders:
Parthenon Investment Partners, LLC(1)	4,930,385	27.3%	2,299,364	2,631,021	12.8%
Wafra Acquisition Fund 14, L.P.(2)	712,189	4.1%	321,892	390,297	2.0%
Westbury Equity Partners SBIC, L.P.(3)	607,488	3.5%	303,744	303,744	1.5%
Kevin T. Hudson(4)+	170,360	* %	—	170,360	*
P. Grant Parker(5)+	580,600	3.3%	—	580,600	2.9%
Raghuveer Sakuru(6)+	252,160	1.4%	—	252,160	1.3%
Directors and Named Executive Officers:
Nooruddin S. Karsan(7)+	1,652,530	9.4%	—	1,652,530	8.3%
Elliot H. Clark(8)+	541,800	3.1%	—	541,800	2.7%
Troy A. Kanter(9)+	426,056	2.4%	—	426,056	2.1%
Donald F. Volk(10)+	143,280	*	—	143,280	*
Ramarao V. Velpuri	0	*	—	0	*
Bill L. Erickson(11)+	480,256	2.7%	—	480,256	2.4%
Barry M. Abelson(12)	23,000	*	—	23,000	*
Joseph A. Konen(13)	22,000	*	—	22,000	*
John A. Nies(14)	10,000	*	—	10,000	*
Richard J. Pinola(15)	20,000	*	—	20,000	*
John C. Rutherford(16)	4,930,385	27.3%	2,299,364	2,631,021	12.8%
Directors and Executive Officers as a group (12 persons)(17)	8,255,067	45.1%	2,299,364	5,955,703	28.8%

*
Less than 1%.

+
Identified individual is a Selling Shareholder only if the underwriters exercise their over-allotment option.

(1)
Includes 4,273,786 shares owned, and 541,478 shares issuable upon exercise of warrants, by Parthenon Investors, L.P. and 104,968 shares owned, and 10,153 issuable upon exercise of warrants, by PCIP Investors. Parthenon Investment Partners, LLC is the managing member of Parthenon Investment Advisors, LLC, which is the general partner of Parthenon Investors, L.P. The managing partner of PCIP is Parthenon Capital LLC. Voting and investment power over the shares beneficially owned by Parthenon Investment Partners, LLC is shared by John C. Rutherford and Ernest Jacquet. The address of each of Parthenon Investors, L.P. and PCIP Investors is 75 State Street, 26th Floor, Boston, Massachusetts, 02109.

(2)
The general partner of Wafra Acquisition Fund 14, L.P. is Wafra Partners, L.P. The general partner of Wafra Partners, L.P. is Wafra Partners, Inc. This shareholder is an affiliate of a registered broker-dealer. At the time of the purchase of the securities being resold, the selling shareholder had no agreements or understandings, directly or indirectly with any person to distribute the securities. Voting and investment power over the shares beneficially owned by Wafra Acquisition Fund 14, L.P. is exercised by Peter Petrillo. The address of Wafra Acquisition Fund 14, L.P. is 345 Park Avenue, 41st Floor, New York, New York 10154.

(3)
The general partner of Westbury Equity Partners SBIC, L.P. is Westbury SBIC, Inc. Joseph G. Fogg, III is the sole shareholder of Westbury SBIC, Inc. The address of Westbury Equity Partners SBIC, L.P. is 1400 Old Country Road, Suite 313, Westbury, New York 11590.

(4)
Includes options to purchase 34,720 shares of our common stock held by Mr. Hudson that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, Mr. Hudson will be permitted to sell up to 13,564 shares in this offering. If Mr. Hudson sells all of those shares in this offering, Mr. Hudson will beneficially own 156,796 shares of our common stock, or less than 1% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(5)
Includes options to purchase 8,720 shares of our common stock held by Mr. Parker that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, Mr. Parker will be permitted to sell up to 114,376 shares in this offering. If Mr. Parker sells all of those shares in this offering, Mr. Parker will beneficially own 466,224 shares of our common stock, or 2.3% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(6)
Includes options to purchase 161,360 shares of our common stock held by Mr. Sakuru that may be exercised within 60 days of February 10, 2006 and 44,600 shares of our common stock held by his wife, Anita Sakuru, of which Mr. Sakuru disclaims any beneficial ownership. If the underwriters exercise their over-allotment option in full, Mr. Sakuru will be permitted to sell up to 18,160 shares in this offering. If Mr. Sakuru sells all of those shares in this offering, Mr. Sakuru will beneficially own 234,000 shares of our common stock, or 1.2% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(7)
Includes options to purchase 27,400 shares of our common stock held by Mr. Karsan that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, Mr. Karsan will be permitted to sell up to 200,000 shares in this offering. If Mr. Karsan sells all of those shares in this offering, Mr. Karsan will beneficially own 1,452,530 shares of our common stock, or 7.2% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(8)
Includes options to purchase 17,800 shares of our common stock held by Mr. Clark that may be exercised within 60 days of February 10, 2006, including options to purchase 4,800 shares of our common stock held by his wife, Sandra Chack, of which Mr. Clark disclaims any beneficiary ownership. If the underwriters exercise their over-allotment option in full, Mr. Clark will be permitted to sell up to 52,400 shares in this offering. If Mr. Clark sells all of those shares in this offering, Mr. Clark will beneficially own 489,400 shares of our common stock, or 2.4% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(9)
Includes options to purchase 17,096 shares of our common stock held by Mr. Kanter that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, Mr. Kanter will be permitted to sell up to 81,792 shares in this offering. If Mr. Kanter sells all of those shares in this offering, Mr. Kanter will beneficially own 344,264 shares of our common stock, or 1.7% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(10)
Includes options to purchase 81,000 shares of our common stock held by Mr. Volk that may be exercised within 60 days of February 10, 2006. All of the shares owned by Mr. Volk are held jointly with his wife, Susan Volk. If the underwriters exercise their over-allotment option in full, Mr. Volk will be permitted to sell up to 12,456 shares in this offering. If Mr. Volk sells all of those shares in this offering, Mr. Volk will beneficially own 130,824 shares of our common stock, or less than 1% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(11)
Includes options to purchase 15,496 shares of our common stock held by Mr. Erickson that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, Mr. Erickson will be permitted to sell up to 92,952 shares in this offering. If Mr. Erickson sells all of those shares in this offering, Mr. Erickson will beneficially own 387,304 shares of our common stock, or 1.9% of the shares of our common stock outstanding (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

(12)
Includes options to purchase 22,000 shares of our common stock held by Mr. Abelson that may be exercised within 60 days of February 10, 2006.

(13)
Includes options to purchase 22,000 shares of our common stock held by Mr. Konen that may be exercised within 60 days of February 10, 2006.

(14)
Includes options to purchase 10,000 shares of our common stock held by Mr. Nies that may be exercised within 60 days of February 10, 2006.

(15)
Includes options to purchase 10,000 shares of our common stock held by Mr. Pinola that may be exercised within 60 days of February 10, 2006.

(16)
Mr. Rutherford is a principal member of Parthenon Investment Partners, LLC and a general partner of PCIP Investors.

(17)
Includes options to purchase 228,552 shares of common stock and 551,631 shares of common stock issuable upon the exercise of warrants that may be exercised within 60 days of February 10, 2006. If the underwriters exercise their over-allotment option in full, our directors and executive officers will be permitted to sell up to 439,600 shares in this offering. If our directors and executive officers sell all of these shares in this offering, our directors and executive officers will beneficially own 5,516,103 shares of our common stock, or 26.4% of the shares of our common stock (assuming that we sell all of the 216,800 shares that we are permitted to sell if the underwriters exercise their over-allotment option in full).

DESCRIPTION OF CAPITAL STOCK

General

        Our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of February 10, 2006, we had outstanding 17,508,854 shares of common stock and zero shares of preferred stock.

        The following is qualified in its entirety by reference to our amended and restated articles of incorporation and our bylaws, each of which went into effect upon completion of our initial public offering on June 29, 2005, and by the provisions of applicable law. A copy of our articles of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

        Holders of common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Holders of common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

        No preemptive rights, liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

        Our board of directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in our control without further action by the shareholders.

        Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Options to Purchase Common Stock

        As of February 10, 2006, there were outstanding options to purchase a total of 1,663,891 shares of our common stock, at a weighted average exercise price of $12.52 per share, of which 609,591 were exercisable on such date. We had an additional 3,140,679 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan as of February 10, 2006, including shares underlying any existing grants under our 2000 Stock Option Plan that are forfeited. In November 2005, we filed a registration statement on Form S-8, registering the shares of common stock issued upon the exercise of these options. For more information, see "Management" and "Shares Eligible for Future Sale."

Warrants to Purchase Common Stock

        As of February 10, 2006, there were warrants to purchase a total of 752,907 shares of our common stock outstanding, at a weighted average exercise price of $18.28 per share.

Registration Rights

        Pursuant to the terms of a second amended and restated registration rights agreement, Parthenon Investors, L.P., PCIP Investors, Wafra Acquisition Fund 14, L.P., Westbury Equity Partners SBIC, L.P., JMH Partners Corp., Shad Run Investments, L.P., The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer, Alan Langer, Southfield Communications LLC, C. Meade Sutterfield, Peter Sulick, Margaret Sulick, David W. Beale, Cecily Shattan, Ward Shattan, Erica Mendel, David Mendel, James Mattutat and Andrew Arno are entitled to certain rights with respect to the registration of their shares of our common stock under the Securities Act. The second amended and restated registration rights agreement provides that if we determine to register any of our securities under the Securities Act, either for our own account or for the account of a security holder or holders, the holders of registration rights are entitled to written notice of the registration and are entitled to include their shares of our common stock. In addition, Parthenon Investors, L.P., PCIP Investors, Wafra Acquisition Fund 14, L.P. and Westbury Equity Partners SBIC, L.P. may demand us to use all commercially reasonable efforts to effect the registration of their shares of our common stock on up to two occasions. We are required to use our best efforts to qualify for registration on Form S-3, and if we so qualify, certain holders of registration rights shall each have unlimited rights to request registrations on Form S-3. All of these registration rights are subject to certain conditions and limitations, including the right of underwriters to limit the number of shares included in an offering. We are required to pay all registration expenses except any underwriting discounts and applicable selling commissions and any expenses related to registrations on Forms S-1 and S-3. All of the holders of registration rights other than Parthenon Investors, L.P., PCIP Investors, Wafra Acquisition Fund 14, L.P. and Westbury Equity Partners SBIC, L.P. have waived those rights with respect to this offering.

Indemnification and Limitation of Director and Officer Liability

        Our amended and restated bylaws limit or eliminate the liability of our directors to us or our shareholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988. In general, the Pennsylvania Business Corporation Law of 1988 provides that our restated bylaws may not limit or eliminate the liability of our directors for any breach or failure to perform their duties as directors if such breach or failure constitutes self-dealing, willful misconduct or recklessness.

        Our bylaws also include provisions for indemnification of our directors and officers to the fullest extent permitted by the Pennsylvania Business Corporation Law. We also maintain directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts and for violations with respect to the Securities Act.

        In addition to the indemnification provided for in our amended and restated articles of incorporation and amended and restated bylaws, we also have entered into agreements to indemnify our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

        In so far as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Amended and Restated Bylaws and Pennsylvania Law

        Our amended and restated articles of incorporation and amended and restated bylaws as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our articles of incorporation, bylaws and Pennsylvania law is set forth below.

        Classified Board; Removal of Directors.    Pursuant to our articles of incorporation, the number of directors on our board of directors shall not be less than one or greater than nine as determined by a majority vote of our board of directors. Our articles of incorporation provide that the directors will be divided into three classes, with each class consisting as nearly as possible in size of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting. Our board of directors presently consists of eight directors divided into one class of two directors and two classes of three directors whose initial terms of office will expire, respectively, at the annual meeting of shareholders in 2006, 2007 and 2008. After the expiration of the terms of the initial classified board of directors, the terms of the successors of each of the three classes of directors will expire three years from the year of their respective election. See "Management—Board Composition."

        Our articles of incorporation provide that except as otherwise provided for or fixed by or pursuant to an amendment to our articles of incorporation setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall be a director of the same class as the director whose vacancy he or she fills and shall hold office until the next annual meeting of shareholders, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause as determined by a majority of directors then in office by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

        These provisions of our articles of incorporation and bylaws would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

        Special Shareholders' Meetings and Right to Act by Written Consent.    Our bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. Our shareholders are not generally permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

        Procedures for Shareholder Nominations and Proposals.    Our bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year's annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or later than the later of 60 days before the annual meeting date or the 15th day following the day on which we first publicly announced the annual meeting. For nominations and proposals for any special meetings, our bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

        By requiring advance notice of nominations by our shareholders, this procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders and, to the extent deemed necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform our shareholders, prior to such meetings, of the board of directors' position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

        Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, our Chairman of the board of directors has the power to determine compliance with the shareholder notice procedure described above. Our bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

        Authorized But Unissued Shares.    The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by The Nasdaq Stock Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

        Amendment of Our Articles of Incorporation and Bylaws.    Our articles of incorporation provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

  •
  amend or repeal the provisions of our articles of incorporation with respect to the election of directors;

  •
  adopt any provision inconsistent with such provisions; and

  •
  amend or repeal the provisions of our articles of incorporation with respect to amendments to our articles of incorporation.

        In addition, our bylaws provide that the amendment or repeal by our shareholders of any bylaws made by our board of directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

        Pennsylvania Anti-Takeover Law.    We are subject to the following anti-takeover provisions under Pennsylvania law.

        Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a "business combination" with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation (an "interested shareholder") for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by certain majority of those shareholders who are not an interested shareholder nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

        Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

  •
  the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

  •
  our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

  •
  the resources, intent and conduct of any person seeking to acquire control of us; and

  •
  all other pertinent factors.

        Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

        Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Nasdaq National Market Listing

        Our common stock is quoted on the Nasdaq National Market under the symbol "KNXA."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, PA 19003, and its telephone number is (610) 649-7300.

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, that market sales of shares or the availability of any shares for sale will have on the market price of our common stock. Sale of substantial amounts of our common stock, or the perception that such sales could occur, may inadvertently affect the market price of our common stock.

Sale of Restricted Shares

        Upon completion of this offering, we will have 19,933,854 shares of our common stock outstanding. Of these shares of our common stock, the 5,750,000 shares sold in our initial public offering are, and the 2,425,000 shares of our common stock being sold by us and the 2,925,000 shares of our common stock being sold by the selling shareholders in this offering, plus any shares sold by us or the selling shareholders upon exercise of the underwriters' over-allotment option, will be, freely tradeable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

        There will be 13,265,823 shares of our common stock eligible for sale in the public market immediately following this offering, subject to the provisions of Rule 144 under the Securities Act. Taking into account the lock-up agreements described below, following this offering, 6,668,031 shares will be available for sale upon the expiration of the lock-up agreements with the underwriters in accordance with Rules 144 (subject, in some cases, to volume limitations) and 144(k) under the Securities Act, which rules are summarized below.

        In addition, following the expiration of the lock-up agreements with the underwriters, 551,631 shares of our common stock issuable upon the exercise of warrants and 609,591 shares of our common stock issuable upon the exercise of options will be freely tradeable without restriction under the Securities Act.

Lock-Up Agreements

        We and our directors, officers and shareholders, who will hold in the aggregate 6,668,031 shares of our common stock immediately following this offering, have entered into contractual lock-up agreements with Credit Suisse Securities (USA) LLC and Cowen & Co., LLC, pursuant to which they have agreed that, subject to certain exceptions, for a 90 day "lock-up" period following the date of this prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Cowen & Co., LLC. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" with respect to certain of our shareholders will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Cowen & Co., LLC waive, in writing, such an extension. Credit Suisse Securities (USA) LLC and Cowen & Co., LLC may, at their sole discretion, at any time and without prior notice, release all or any portion of the shares from the restrictions contained in any such lock-up agreements. See the description of lock-up agreements in the "Underwriting" section of this prospectus.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

  •
  one percent of the number of shares of our common stock then outstanding, which will equal 199,338 shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Form S-8 Registration Statement

        In November 2005, we filed a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 2000 Stock Option Plan, our 2005 Equity Incentive Plan and stock option agreements entered into by us and certain of our employees before the adoption of the 2000 Stock Option Plan. Shares covered by this registration statement are eligible for sale in the public markets, subject to the lock-up agreements and, if applicable, to Rule 144 limitations applicable to affiliates.

Registration Rights

        After this offering, and subject to the lock-up agreements, Parthenon Investors, L.P., PCIP Investors, Wafra Acquisition Fund 14, L.P., Westbury Equity Partners SBIC, L.P., JMH Partners Corp., Shad Run Investments, L.P., The Shattan Group, LLC, Thomas S. Shattan, Gregory E. Mendel, G. Kevin Fechtmeyer, Alan Langer, Southfield Communications LLC, C. Meade Sutterfield, Peter Sulick, Margaret Sulick, David W. Beale, Cecily Shattan, Ward Shattan, Erica Mendel, David Mendel, James Mattutat and Andrew Arno are entitled to certain rights with respect to the registration of their shares of our comment stock under the Securities Act. For more information, see "Description of Capital Stock—Registration Rights." After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the prevailing market price of our common stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

        This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  partnerships;

  •
  tax-exempt organizations;

  •
  tax-qualified retirement plans;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  certain U.S. expatriates; and

  •
  persons that will hold common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes.

        Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

        If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

Dividends

        In general, dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount. The withholding tax might not apply or might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying, among other things, its nonresident status. A non-U.S. holder generally can meet this certification requirement by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. Also, special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

        In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of our common stock unless:

  •
  the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

  •
  the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat 30% tax on any gain realized upon the sale or other disposition, which tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States);

  •
  the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

  •
  we are or have been a U.S. real property holding corporation (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have in the past or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market, including the Nasdaq National Market.

U.S. Federal Estate Tax

        Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

        Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        U.S. backup withholding tax is imposed (at a current rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our common stock will be subject to this backup withholding tax on dividends we pay unless the holder certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption.

        Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

  •
  a U.S. person;

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

        THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 7, 2006, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Cowen & Co., LLC are acting as representatives and joint bookrunning managers, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	1,605,000
Cowen & Co., LLC	1,605,000
William Blair & Company, L.L.C.	514,937
CIBC World Markets Corp.	514,937
JMP Securities LLC	514,937
Needham & Co., LLC	514,937
Boenning & Scattergood, Inc.	80,252

Total	5,350,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

        The selling shareholders have granted to the underwriters a 30-day option to purchase up to an aggregate of 585,700 additional outstanding shares of common stock from certain of the selling shareholders and we have granted to the underwriters a 30-day option to purchase up to an aggregate of 216,800 additional shares of common stock from us, in each case at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $    per share on sales to other broker/dealers. After the public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$1.4175	$1.4175	$3,437,437.50	$3,744,751.50
Expenses payable by us	$0.1869	$0.1625	$1,000,000.00	$1,000,000.00
Underwriting discounts and commissions paid by the selling shareholders	$1.4175	$1.4175	$4,186,187.50	$4,976,417.50
Expenses payable by the selling shareholders	$0	$0	$0	$0

        The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the

Securities Act of 1933 (other than a registration statement on Form S-8 to register shares of common stock that are issuable pursuant to our 2000 Stock Option Plan and our 2005 Equity Incentive Plan as in existence prior to this offering and shares of our common stock that are issuable upon the exercise of options issued prior to our adoption of the 2000 Stock Option Plan and that are subject to the terms and conditions of the 2000 Stock Option Plan) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Cowen & Co., LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Cowen & Co., LLC waive, in writing, such an extension.

        The foregoing agreement does not restrict the issuance of grants of employee stock options pursuant to the terms of a plan in effect on the date hereof or otherwise approved by our board of directors prior to the consummation of this offering as described under "Management—Employee Benefit Plans"; issuances of common stock pursuant to the exercise of such options; the exercise of any other employee stock options or warrants outstanding on the date hereof.

        Our executive officers and directors and significant shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Cowen & Co., LLC for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" with respect to certain of our shareholders will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Cowen & Co., LLC waive, in writing, such an extension. It is the current intention of Credit Suisse Securities (USA) LLC and Cowen & Co., LLC to waive such extension of the "lock-up" period described in the previous sentence if, at the time we release earnings results or material news or a material event relating to us occurs within the periods described, those shareholders who had signed "lock-up agreements" but had not previously agreed to the extension do not then voluntarily agree to such an extension. It is also the current intention of Credit Suisse Securities (USA) LLC and Cowen & Co., LLC, if a waiver is provided pursuant to the previous sentence, to also waive the 18-day extension of the "lock-up" period with respect to us described two paragraphs above.

        The foregoing agreement does not restrict sales of our common stock in this offering made by the selling stockholders pursuant to the underwriting agreement or sales of common stock acquired in the open market. In addition, it does not restrict transfers of common stock to any of the following transferees who agree to be bound in writing by the terms of the "lock-up" and who receive such securities in a transfer not involving a disposition for value, provided that no filing by any party (donor, donee, distributor, ditributee, transferor or transferee) under the Security Exchange Act of 1934 will be required or will be voluntarily made in connection with the transfer (other than a filing or Form 5 made after the expiration of the lock-up period): any donee of a bona fide gift of common stock; any trust for the direct or indirect benefit of the locked-up party or of a family member; and with respect to any locked-up party that is a corporation, partnership or limited liability company, to a stockholder, partner or member of the locked-up party.

        Credit Suisse Securities (USA) LLC and Cowen & Co., LLC, as representatives of the underwriters, have advised us that they have no present intent or arrangement to release any shares subject to a lock-up and that the release of any lock-up will be considered on a case by case basis. Upon a request to release any shares subject to a lock-up, Credit Suisse Securities (USA) LLC and Cowen & Co., LLC would consider the particular circumstances surrounding the request, including but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, the reasons for the request and the possible impact on the market for our common stock.

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our shares of common stock are quoted on the Nasdaq National Market under the symbol "KNXA."

        Some of the underwriters and their affiliates have provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business, for which they have received and will receive customary compensation. Cowen & Co., LLC, Needham & Company, LLC and JMP Securities LLC were underwriters of our initial public offering, are underwriters in this offering and have and will receive customary fees and commissions relating thereto.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making activities in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for, or purchases of, our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York. Barry M. Abelson, a partner in Pepper Hamilton LLP and one of our directors since 2000, owns 1,000 shares of our common stock and holds options to purchase 22,000 shares of our common stock. Pepper Hamilton LLP has provided legal services to us since 1997.

EXPERTS

        The financial statements of Kenexa included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

        The financial statements of Webhire, Inc. as of September 30, 2005 and 2004 and for the three years in the period ended September 30, 2005 included in this prospectus and in the registration statement have been audited by Brown & Brown LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20002, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (610) 971-9171 or by mail to: Kenexa Corporation, 650 East Swedesford Road, Wayne, Pennsylvania 19087, Attention: Investor Relations.

        We maintain an Internet website at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

        The other information we file with the SEC and that is available on our website is not part of the registration statement of which this prospectus forms a part.

Kenexa Corporation and Subsidiaries

Pro Forma Consolidated Financial Statements
(Unaudited)

        On January 13, 2006, Kenexa Corporation, a Pennsylvania corporation (the "Company"), completed its acquisition of Webhire, Inc., a Delaware corporation ("Webhire") pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 21, 2005, by and among the Company, Kenexa Technology, Inc., a Pennsylvania corporation ("Kenexa Technology"), Kenexa Acquisition Corp., a Delaware corporation ("Acquisition Sub"), Webhire and Gazaway L. Crittenden, as Representative of the equity holders of Webhire (the "Merger Agreement"). Webhire is a provider of end-to-end talent management solutions for recruitment and human resource professionals across all industries.

        The unaudited pro forma consolidated balance sheet of the Company as of December 31, 2005, has been prepared as if the Company's acquisition of Webhire had been consummated on December 31, 2005. The unaudited pro forma consolidated income statement for the year ended December 31, 2005, is presented as if the Company's acquisition of Webhire had occurred on January 1, 2005.

        The pro forma consolidated financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Company's acquisition of Webhire had occurred on January 1, 2005, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period.

        These pro forma consolidated financial statements should be read in conjunction with:

  (a)
  the Company's consolidated financial statements contained in this prospectus for the period ended December 31, 2005.

  (b)
  the Company's Form 8-K filed on December 23, 2005.

Kenexa Corporation and Subsidiaries

Pro forma Consolidated Balance Sheets (unaudited)
As of December 31, 2005
(in thousands)

	Webhire, Inc. (A)	Kenexa (B)	Pro forma Adjustments	F/N	Pro forma
Assets
Current Assets
Cash and cash equivalents	$2,403	$43,499	$(34,395)	(C)	$11,507
Accounts receivable, net of allowance for doubtful accounts	2,109	10,306	—		12,415
Unbilled receivables	—	312	—		312
Deferred income taxes	—	2,519	—		2,519
Prepaid expenses and other current assets	462	2,134	—		2,596

Total current assets	4,974	58,770	(34,395)		29,349
Property and equipment, net of accumulated depreciation	623	4,737			5,360
Software, net of accumulated depreciation	877	850			1,727
Goodwill	—	8,815	34,110	(C)	42,925
Intangible assets, net of accumulated amortization	—	125	1,051	(C)	1,176
Deferred financing costs, net of accumulated amortization	—	50	—		50
Other assets	208	552	—		760

Total assets	$6,682	$73,899	$766		$81,347

Liabilities and Shareholders' Deficiency
Current liabilities
Accounts payable	294	2,306	—		2,600
Line of credit	—	—	—		—
Notes payable, current	25	95	—		120
Commissions payable	—	834	—		834
Other accrued liabilities	572	2,177	—		2,749
Accrued compensation and benefits	844	4,590	—		5,434
Deferred revenue	5,313	12,588	—		17,901
Capital lease obligations	148	219	—		367

Total current liabilities	7,196	22,809	—		30,005
Capital lease obligations, less current portion	26	185	—		211
Notes payable, less current portion	—	108	—		108
Other liabilities	226	55	—		281

Total liabilities	7,448	23,157	—		30,605
Shareholders' deficiency
Common stock	47	174	(47)	(D)	174
Additional paid-in capital	70,217	97,140	(70,217)	(D)	97,140
Deferred Compensation	—	(1,040)	—		(1,040)
Notes receivable for class A common stock	—	(120)	—		(120)
Treasury stock	(831)	—	831	(D)	—
Accumulated other comprehensive (loss) income	—	(30)	—		(30)
Accumulated deficit	(70,199)	(45,382)	70,199	(D)	(45,382)

Total shareholders' (deficiency) equity	(766)	50,742	766		50,742
Total liabilities and shareholders' (deficiency) equity	$6,682	$73,899	$766		$81,347

Kenexa Corporation and Subsidiaries

Pro forma Consolidated Statements of Operations (unaudited)
For the Year Ended December 31, 2005
(in thousands, except share and per share data)

	Webhire, Inc. (A)	Kenexa (B)	Pro forma Adjustments	F/N	Pro forma
Revenue
Subscription revenue	$8,885	$50,974	$—		$59,859
Other revenue	3,172	14,667	—		17,839

Total revenue	12,057	65,641	—		77,698
Cost of revenue (exclusive of depreciation, shown separately below)	2,575	18,782	(397)	(C)	20,960

Gross profit	9,482	46,859	397		56,738
Operating expenses:
Sales and marketing	3,711	16,133	(764)	(C)	19,080
General and administrative	4,755	15,116	(1,134)	(C)	18,737
Research and development	1,843	3,986	(474)	(C)	5,355
Depreciation and amortization	1,258	2,112	47	(D)	3,417

Total operating expenses	11,567	37,347	(2,325)		46,589

Income (loss) from operations before income taxes and interest expense	(2,085)	9,512	2,722		10,149
Interest (income) expense	(63)	(566)	—		(629)
Interest on mandatory redeemable shares	—	3,396	—		3,396

Income (loss) from operations before income tax	(2,022)	6,682	2,722		7,382
Income tax (benefit) expense on continuing operations	1	591	—		592

Net Income (loss)	(2,023)	6,091	2,722		6,790
Accretion of redeemable class B common shares and class C common shares	—	(41,488)	—		(41,488)
Net loss available to common shareholders	$(2,023)	$(35,397)	$2,722		$(34,698)

Weighted average shares used to compute net loss available to common shareholders per common share — basic and diluted		11,578,885			11,578,885
Basic and diluted loss per share:		$(3.06)			$(3.00)

Kenexa Corporation

Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

Notes to Pro Forma Consolidated Balance Sheet as of December 31, 2005

(A)	To reflect the historical balance sheet of Webhire, Inc. as of December 31, 2005.
(B)	To reflect the historical balance sheet of the Company as of December 31, 2005.
(C)
To record the consideration of $34.4 million for the purchase of Webhire, Inc., financed entirely through existing cash. These amounts represent adjustments related to the acquisition under the purchase method of accounting. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management's best estimate of their fair value with excess cost over the net tangible and intangible assets acquired allocated to goodwill and identified intangible assets as presented below.

        The preliminary estimated purchase price is allocated as follows and is for illustrative purposes only:

Description	Amount	Amortization period
Assets Acquired
Cash and Short-term Investments	$2,403,361
Accounts Receviable	2,108,814
Prepaid Expenses and other Current Assets	461,554
Property & Equipment	623,145
Other Assets	208,625
Trademark/Tradename, Service Marks & Domain Name	20,000	Indeterminable
Customer Lists	1,030,666	22 years
Internally Developed Software	876,936	3 years
Goodwill	34,109,485	Indeterminable
Less: Liabilities Assumed
Notes Payable	25,550
Capital Lease Obligations	173,610
Accounts Payable	293,782
Accrued Expenses	1,415,792
Other Liabilities	226,073
Deferred Revenue	5,313,091

Total Cash Purchase Price	$34,394,688

(D)	To eliminate Webhire, Inc.'s shareholders' equity as of December 31, 2005.

Kenexa Corporation

Notes to Pro Forma Consolidated Financial Statements (Continued)
(Unaudited)

Notes to Pro Forma Consolidated Statements of Operations for the year ended December 31, 2005.

(A)	To reflect the historical statement of operations of Webhire, Inc. as of December 30, 2005.
(B)	To reflect the consolidated historical statement of operations of the Company as of December 31, 2005 as reported elsewhere in this registration statement.
(C)
To reflect reduced staff expense including salaries, taxes, bonus, and fringe benefits. The Company notified employees of their termination on the acquisition date and entered into severance agreements with such employees that state the termination benefit.
(D)
To reflect the amortization of intangible assets (per the allocation of the estimated purchase price) that would have been recorded in the period, using a useful life of twenty two years. The amortization is subject to revision based upon the completion of the purchase price allocation study.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of Kenexa Corporation

Wayne, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Kenexa Corporation and subsidiaries (the "Company") as of December 31, 2004 and 2005, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kenexa Corporation and subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 of the financial statements, the Company adopted the provisions of Statements of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", as of July 1, 2003.

BDO Seidman, LLP

Philadelphia, PA

February 21, 2006

Kenexa Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2004	2005
Assets
Current assets
Cash and cash equivalents	$9,494,224	$43,499,169
Accounts receivable, net of allowance for doubtful accounts of $287,736 and $447,490	7,948,496	10,305,522
Unbilled receivables	541,187	311,883
Deferred income taxes	1,022,800	2,519,588
Prepaid expenses and other current assets	1,344,733	2,134,170

Total current assets	20,351,440	58,770,332
Property and equipment, net of accumulated depreciation	2,469,400	4,736,855
Software, net of accumulated depreciation	1,206,457	850,099
Goodwill	8,533,874	8,815,213
Intangible assets, net of accumulated amortization	52,420	124,535
Deferred financing costs, net of accumulated amortization	126,443	49,732
Other assets	548,459	551,930

Total assets	$33,288,493	$73,898,696

Kenexa Corporation and Subsidiaries

Consolidated Balance Sheets (Continued)

	December 31,
	2004	2005
Liabilities and Shareholders' (Deficiency) Equity
Current liabilities
Accounts payable	$1,664,291	$2,305,880
Note payable	—	95,285
Commissions payable	569,482	833,898
Other accrued liabilities	1,377,363	2,176,374
Accrued compensation and benefits	3,259,940	4,590,268
Deferred revenue	6,649,852	12,588,319
Capital lease obligations	199,496	219,233

Total current liabilities	13,720,424	22,809,257
Capital lease obligations, less current portion	276,524	184,849
Note payable, less current portion	—	107,626
Other liabilities	100,693	54,830
Shares subject to mandatory redemption
Series A preferred stock, stated value $1,000; 30,000 shares authorized; 29,953 shares issued and outstanding at December 31, 2004; no shares authorized, issued, or outstanding at December 31, 2005; redemption value of $45,601,127 and $0, respectively	41,726,580	—
Series B preferred stock, stated value $1,000; 12,042 shares authorized, issued and outstanding at December 31, 2004; no shares authorized, issued, or outstanding at December 31, 2005; redemption value of $19,471,761 and $0, respectively	17,177,954	—

Total liabilities	73,002,175	23,156,562
Commitments and contingencies
Redeemable class B common stock, par value $0.01; 200,000 shares authorized and 54,479 shares issued and outstanding at December 31, 2004 and no shares authorized, issued, or outstanding at December 31, 2005	5,291,056	—
Redeemable class C common stock, par value $0.01; 2,000,000 shares authorized and 1,526,813 shares issued and outstanding at December 31, 2004 and no shares authorized, issued, or outstanding at December 31, 2005	4,571,075	—
Shareholders' (deficiency) equity
Preferred stock, par value $0.01; 100,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value; 100,000,000 shares authorized; 7,982,628 and 17,459,044 shares issued, respectively	79,826	174,594
Additional paid-in capital	4,363,138	97,139,932
Deferred compensation	(454,200)	(1,040,500)
Notes receivable for class A common stock	(519,253)	(119,982)
Treasury stock, shares class A common stock, 2,410,138 and none, respectively, at cost	(8,771,952)	—
Accumulated other comprehensive income (loss)	94,644	(29,695)
Accumulated deficit	(44,368,016)	(45,382,215)

Total shareholders' (deficiency) equity	(49,575,813)	50,742,134
Total liabilities and shareholders' (deficiency) equity	$33,288,493	$73,898,696

See accompanying summary of accounting policies and notes to consolidated financial statements.

Kenexa Corporation and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
	2003	2004	2005
Revenue
Subscription revenue	$25,510,498	$36,348,298	$50,973,723
Other revenue	8,480,013	9,952,205	14,667,202

Total revenue	33,990,511	46,300,503	65,640,925
Cost of revenue (exclusive of depreciation, shown separately below)	8,767,283	12,229,761	18,782,276

Gross profit	25,223,228	34,070,742	46,858,649
Operating expenses:
Sales and marketing	10,469,884	13,350,760	16,133,039
General and administrative	7,481,462	10,242,882	15,115,861
Research and development	3,463,171	4,271,469	3,986,292
Depreciation and amortization	2,719,986	2,476,044	2,111,580

Total operating expenses	24,134,503	30,341,155	37,346,772

Income from continuing operations before income taxes and interest expense	1,088,725	3,729,587	9,511,877
Interest expense (income)	352,450	159,551	(565,808)
Interest on mandatory redeemable shares	1,667,351	8,385,598	3,396,070

(Loss) income from continuing operations before income tax	(931,076)	(4,815,562)	6,681,615
Income tax (benefit) expense on continuing operations	33,188	(722,645)	590,565

(Loss) income from continuing operations	(964,264)	(4,092,917)	6,091,050
Income from discontinued operations net of tax expense of $10,005 and zero and zero	15,007	—	—

Net (loss) income before cumulative effect of change in accounting principle	$(949,257)	$(4,092,917)	$6,091,050
Cumulative effect of change in accounting principle	11,233,392	—	—

Net (loss) income	$(12,182,649)	$(4,092,917)	$6,091,050
Accretion of redeemable class B common shares and class C common shares	(3,443,136)	1,019,634	41,488,413
Accretion of series A preferred shares and series B preferred shares	871,852	—	—
Accrued dividends on series A preferred shares and series B preferred shares	1,585,958	—	—

Net loss available to common shareholders	$(11,197,323)	$(5,112,551)	$(35,397,363)

Basic and diluted loss per share:
Net loss from continuing operations	$(0.00)	$(0.85)	$(3.06)
Net income from discontinued operations	0.00	—	—
Net loss from cumulative effect of change in accounting principle	(1.86)	—	—

Net loss per share available to common shareholders	$(1.86)	$(0.85)	$(3.06)

Weighted average shares used to compute net loss available to common shareholders per common share—basic and diluted	6,033,834	5,995,389	11,578,885

See accompanying summary of accounting policies and notes to consolidated financial statements.

Kenexa Corporation and Subsidiaries
Consolidated Statements of Shareholders' Equity (Deficiency)

					Stockholders' (Deficiency) Equity
	Common Stock Redeemable		Redeemable Participating Preferred Stock Class A
								Accumulated Other Comprehensive (Loss) Income			Note Receivable Common Stock	Total Stockholder (Deficiency) Equity
					Class A Common Stock	Additional Paid-In Capital	Accumulated (Deficit)		Treasury Stock	Deferred Compensation			Comprehensive (Loss) Income
	Class B	Class C	Series A	Series B
Balance, December 31, 2002	$5,200,946	$7,084,687	$23,419,833	$11,740,550	$79,826	$3,716,146	$(28,092,450)	$(24,861)	$(8,195,272)	$—	$(532,979)	$(33,049,590)	$(1,390,465)
Payments received on notes receivable for class A common stock	—	—	—	—	—	—	—	—	—	—	1,955	1,955	—
Accretion of mandatory redeemable preferred and common stock to redemption values	(1,454,424)	(1,988,712)	695,579	176,273	—	2,571,284	—	—	—	—	—	2,571,284	—
Accrued dividends	—	—	1,016,508	569,450	—	(1,585,958)	—	—	—	—	—	(1,585,958)	—
Cumulative effect of change in accounting principles	—	—	9,274,187	1,959,205	—	—	—	—	—	—	—	—	—
Interest on preferred shares	—	—	1,064,840	602,511	—	—	—	—	—	—	—	—	—
Gain on currency exchange	—	—	—	—	—	—	—	24,314	—	—	—	24,314	24,314
Net loss	—	—	—	—	—	—	(12,182,649)	—	—	—	—	(12,182,649)	(12,182,649)

Balance, December 31, 2003	$3,746,522	$5,095,975	$35,470,947	$15,047,989	$79,826	$4,701,472	$(40,275,099)	$(547)	$(8,195,272)	$—	$(531,024)	$(44,220,644)	$(12,158,335)

Stock repurchase	—	—	—	—	—	—	—	—	(576,680)	—	—	(576,680)	—
Payments received on notes receivable for class A common stock	—	—	—	—	—	—	—	—	—	—	11,771	11,771	—
Accretion of common stock to redemption values	1,544,534	(524,900)	—	—	—	(1,019,634)	—	—	—	—	—	(1,019,634)	—
Interest on preferred shares	—	—	6,255,633	2,129,965	—	—	—	—	—	—	—	—	—
Gain on currency exchange	—	—	—	—	—	—	—	95,191	—	—	—	95,191	95,191
Deferred stock compensation related to stock options	—	—	—	—	—	681,300	—	—	—	(681,300)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	227,100	—	227,100	—
Net loss	—	—	—	—	—	—	(4,092,917)	—	—	—	—	(4,092,917)	(4,092,917)

Balance, December 31, 2004	$5,291,056	$4,571,075	$41,726,580	$17,177,954	$79,826	$4,363,138	$(44,368,016)	$94,644	$(8,771,952)	$(454,200)	$(519,253)	$(49,575,813)	$(3,997,726)

Stock repurchase	—	—	—	—	—	—	—	—	(514,712)	—	—	(514,712)	—
Retirement of Treasury Stock	—	—	—	—	(28,220)	(2,153,194)	(7,105,249)	—	9,286,664	—	—	—	—
Payments received on notes receivable for class A common stock	—	—	—	—	—	—	—	—	—	—	399,271	399,271	—
Accretion of common stock to redemption values	20,858,768	20,629,645	(664,123)	2,242,958	—	(41,488,413)	—	—	—	—	—	(41,488,413)	—
Accrued dividends	—	—	1,147,055	670,088	—	90	—	—	—	—	—	90	—
Interest on preferred shares	—	—	—	—	—	—	—	—	—	—	—	—	—
Loss on currency exchange	—	—	—	—	—	—	—	(124,339)	—	—	—	(124,339)	(124,339)
Deferred stock compensation related to stock options	—	—	—	—	—	1,220,100	—	—	—	(1,220,100)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	633,800	—	633,800	—
Option exercises	—	—	—	—	149	147,297	—	—	—	—	—	147,446	—
Conversion of class C warrants					3,962	(3,962)
Initial public stock offering, net	—	—	(28,600,000)	(11,400,000)	57,500	61,465,197	—	—	—	—	—	61,522,697	—
Conversion of preferred stock to common stock upon public offering	—	—	(13,609,512)	(8,691,000)	18,585	22,281,927	—	—	—	—	—	22,300,512	—
Conversion of class B and class C redeemable common stock to class A common upon public offering	(26,149,824)	(25,200,720)	—	—	42,792	51,307,752	—	—	—	—	—	51,350,544	—
Net income	—	—	—	—	—	—	6,091,050	—	—	—	—	6,091,050	6,091,050

Balance, December 31, 2005	$—	$—	$—	$—	$174,594	$97,139,932	$(45,382,215)	$(29,695)	$—	$(1,040,500)	$(119,982)	$50,742,134	$5,966,711

See accompanying summary of accounting policies and notes to consolidated financial statements.

Kenexa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2004	2005
Cash flows from operating activities
Net (loss) income from continuing operations	$(12,197,656)	$(4,092,917)	$6,091,050
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Non-cash compensation	—	227,100	633,800
Depreciation and amortization	2,720,048	2,545,363	2,122,555
Amortization of deferred financing fees	131,686	82,548	92,462
Bad debt expense	3,133,458	432,237	153,859
Accrued interest on mandatory redeemable preferred stock	1,667,351	8,385,598	3,395,979
Adjustment for effect of change in accounting	11,233,392	—	—
Imputed and accrued interest	3,046	—	—
Deferred taxes	—	(1,022,800)	(1,496,784)
Changes in assets and liabilities
Accounts and unbilled receivables	(3,395,337)	(1,508,956)	(2,281,580)
Prepaid expenses and other current assets	(78,832)	(385,967)	(784,946)
Income taxes receivable	28,925	—	—
Other assets	33,969	18,752	1,633
Accounts payable	(558,836)	323,282	633,172
Accrued compensation and other accrued liabilities	632,453	1,657,935	2,272,370
Commissions payable	11,240	82,832	264,417
Deferred revenue	683,319	3,389,677	5,888,781
Other liabilities	(11,239)	(78,310)	(45,863)

Cash provided by continuing operations	4,036,987	10,056,374	16,940,905
Cash provided by (used in) discontinued operations	(714,908)	—	—

Net cash provided by operating activities	3,322,079	10,056,374	16,940,905

Cash flows from investing activities
Purchases of property and equipment	(781,188)	(1,149,988)	(3,762,527)
Cash paid for intangible assets	—	(18,108)	(7,669)
Acquisition, net of cash acquired	—	—	(164,366)

Cash used in investing for continuing operations	(781,188)	(1,168,096)	(3,934,562)
Cash provided by investing for discontinued operations	3,000,000	—	—

Net cash (used in) provided by investing activities	2,218,812	(1,168,096)	(3,934,562)

Cash flows from financing activities
Repayments under line of credit agreement	(1,486,701)	(1,557,852)	—
Repayments of notes payable	(714,539)	—	(38,673)
Repurchase of common shares	—	(576,680)	(514,712)
Collections of notes receivable	1,955	11,771	248,572
Net proceeds from initial public offering of common stock	—	—	61,531,518
Redemption of series A and B preferred stock	—	—	(40,000,000)
Deferred financing costs	(234,754)	(5,420)	(15,751)
Net proceeds from option exercises	—	—	147,445
Repayments of capital lease obligations	(438,738)	(344,352)	(235,458)

Net cash (used in) provided by financing activities	(2,872,777)	(2,472,533)	21,122,941

Effect of exchange rate changes on cash and cash equivalents	—	—	(124,339)
Net increase in cash and cash equivalents	2,668,114	6,415,745	34,004,945
Cash and cash equivalents at beginning of year	410,365	3,078,479	9,494,224

Cash and cash equivalents at end of year	$3,078,479	$9,494,224	$43,499,169

Kenexa Corporation and Subsidiaries

Consolidated Statements of Cash Flows
Supplemental disclosures of cash flow information

	Year ended December 31,
	2003	2004	2005
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense (income)	$250,707	$97,566	$(637,322)
Income taxes	$(9,162)	$202,603	$1,335,956
Noncash investing and financing activities
Capital lease obligations	$369,778	$382,949	$167,335
Accretion of class B common stock and class C common stock to redemption value	(2,571,284)	1,019,634	41,488,413
Redemption and conversion of class B and class C common stock to class A common stock	—	—	51,350,544
Note receivable for Common stock applied against accrued bonus	—	—	150,699
Accretion of preferred stock to redemption value	871,852	—	—
Accrued dividends on preferred stock	1,585,958	—	—
Cumulative effect of change in accounting principle	11,233,392	—	—

See accompanying summary of accounting policies and notes to consolidated financial statements.

Kenexa Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.    Organization

        Kenexa Corporation, and its subsidiaries (collectively the "Company"), commenced operations in 1987 as a provider of recruiting services to a wide variety of industries. In 1993, the Company offered its first automated talent management system. Between 1994 and 1998, the Company acquired 15 businesses that enabled it to offer comprehensive human capital management, or HCM, services integrated with web-based technology.

        The Company began its operations in 1987 under its predecessor companies, Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC. In December 1999, the Company reorganized its corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, the Company changed its name to TalentPoint, Inc. and changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, the Company changed its name to Kenexa Corporation, and changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology. The Company operates in one segment.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements of the Company include the accounts of Kenexa and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents consist of highly liquid investments with remaining maturities of three months or less at the time of purchase.

Prepaid Expenses and Other Assets

        Prepaid expenses and other current assets consist primarily of prepaid software maintenance agreements, deferred implementation costs, insurance and other current assets. Deferred implementation costs represent internal payroll and other costs incurred in connection with customization of sites associated with internet hosting arrangements. These costs are deferred over the implementation period, typically three to four months, and are expensed ratably over the subscription period, typically one to three years. These amounts aggregated $612,452 and $1,088,660 at December 31, 2004 and December 31, 2005, respectively. The current portion of these deferred costs of $447,538 and $978,779 at December 31, 2004 and December 31, 2005, respectively, is included in other current assets and the noncurrent portion of $164,914 and $109,881 at December 31, 2004 and December 31, 2005, respectively, is included in other assets in the accompanying consolidated balance sheets.

Property and Equipment

        Property and equipment are stated at cost. Equipment under capital lease is stated at the lower of the fair market value at the date of acquisition or net present value of the minimum lease payments at inception of the lease. Depreciation and amortization are provided on the straight-line basis over the assets' estimated useful lives or, if shorter, the lease terms for leasehold improvements. Estimated useful lives are generally 7 years for office furniture, 3 to 5 years for computer equipment and 3 to

5 years for software. Costs of maintenance and repairs are charged to expense as incurred. When property and equipment or leasehold improvements are sold or otherwise disposed of, the fixed asset account and related accumulated depreciation account are relieved and any gain or loss is included in operations. Costs of software not yet placed into service are accumulated as software in development. Upon placement into service, the costs of the assets are transferred to software.

Allowance for Doubtful Accounts

        The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The Company also records an additional allowance based on certain percentages of aged receivables, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Company's customer base. If actual collections experience changes, revisions to the allowance may be required. Activity in the allowance for doubtful accounts is as follows:

Year	Balance at January 1,	Charged Costs	Write Offs	Balance at December 31,
2005	$287,736	$313,613	153,859	$447,490
2004	813,461	(93,488)	432,237	287,736
2003	2,175,337	1,771,582	3,133,458	813,461

Software Developed for Service Transactions

        In accordance with EITF 00-3, "Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware", the Company applies AICPA Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, will be capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training cost are expensed as incurred. Internal use software is amortized on a straight-line basis over its estimated useful life, generally three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairments whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to internal software in any of the periods covered in this audit report.

        The Company capitalized internal-use software costs for the years ended December 31, 2003, 2004 and 2005 of $677,132, $386,277 and $994,413, respectively. Amortization of capitalized internal-use software costs for the years ended December 31, 2003, 2004 and 2005 were $841,120, $1,053,632 and $674,863, respectively.

Goodwill

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), which superseded Accounting Board Opinion No. 17, Intangible Assets. Upon adoption of SFAS 142, the Company ceased amortization of existing goodwill and is required to review the carrying value of goodwill for impairment. If goodwill becomes impaired, some or all of the goodwill could be written off as a charge to operations. This comparison is performed annually or more frequently if circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The Company has reviewed the carrying values of goodwill of each business component by comparing the carrying values to the estimated fair values of the business components. The fair value is based on management's estimate of the future discounted cash flows to be generated by the respective business components and comparable company multiples. These cash flows consider factors such as future operating income, historical trends, as well as demand and competition. Comparable company multiples are based upon public companies in sectors relevant to the Company's business based on its knowledge of the industry. Changes in the underlying business could affect these estimates, which in turn could affect the recoverability of goodwill. Management determined that the carrying values of its goodwill did not exceed the fair values and as a result believes that no impairment of goodwill existed at December 31, 2005.

        The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2005 are as follows:

Balance as of December 31, 2003	$8,533,874
Goodwill	—

Balance as of December 31, 2004	$8,533,874
Acquisition	281,339

Balance December 31, 2005	$8,815,213

        On July 29, 2005 the Company entered into an Asset Purchase Agreement with Scottworks Solutions, Inc., a business-intelligence and management consulting firm based in Toronto, Canada. Pursuant to the agreement, the Company purchased all of Scottworks' assets and assumed selected liabilities for $425, payable as follows: $170 at closing and $9 per month, payable in 30 equal installments beginning on August 1, 2005. The amounts allocated to goodwill and identified intangibles are approximately $281 and $102, respectively. The agreement also includes contingent payments based upon the achievement of certain revenue targets which will be recorded as goodwill when earned.

Intangible Assets

        Intellectual property and non-compete agreements ("intangible assets") are amortized on a straight-line basis over their estimated useful lives or contract periods, generally ranging from 3 to 20 years. Accumulated amortization of intangible assets was $1,237,278 and $1,274,903 as of December 31, 2004 and 2005, respectively. Amortization expense related to these intangible assets were $11,361 and $37,766 as of December 31, 2004 and 2005, respectively.

        Intangible Assets that are subject to amortization at December 31, 2004 and 2005, consist of the following:

	Gross Carrying Value		Accumulated Amortization
Description
	2004	2005	2004	2005
Customer Lists	—	101,955	—	33,511
Trademarks	58,882	66,667	6,462	10,576
Fully Amortized Intangibles	1,230,816	1,230,816	1,230,816	1,230,816

Total	1,289,698	1,399,438	1,237,278	1,274,903

        Estimated amortization expense for each of the next five years is as follows:

Year Ending December 31,	Amortization Expense
2006	72,949
2007	4,504
2008	4,504
2009	4,504
2010	4,504

Impairment of Long Lived Assets

        The Company evaluates its long-lived assets, including certain identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue Recognition

        The Company derives its revenue from two sources: (1) subscription revenue for solutions, which is comprised of subscription fees from clients accessing our on-demand software, consulting services, outsourcing services and proprietary content, and from clients purchasing additional support beyond the standard support that is included in the basic subscription fee; and (2) other fees for discrete professional services. Because the Company provides its solution as a service, the Company follows the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition. On August 1, 2003, the Company adopted Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. The Company recognizes revenue when all of the following conditions are met:

  •
  There is persuasive evidence of an arrangement;

  •
  The service has been provided to the client;

  •
  The collection of the fees is probable; and

  •
  The amount of fees to be paid by the client is fixed or determinable.

        Subscription fees and support revenues are recognized on a monthly basis over the lives of the contracts. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

        Discrete professional services and other revenues, when sold with subscription and support offerings, are accounted for separately since these services have value to the customer on a stand-alone basis and there is objective and reliable evidence of fair value of the delivered elements. The Company's arrangements do not contain general rights of return. Additionally, when professional services are sold with other elements, the consideration from the revenue arrangement is allocated among the separate elements based upon the relative fair value. Professional services and other revenues are recorded as follows: Consulting revenues are recognized upon completion of the contracts that are of short duration (generally less than 60 days) and as the services are rendered for contracts of longer duration.

        In determining whether revenues from professional services can be accounted for separately from subscription revenue, the Company considers the following factors for each agreement: availability from other vendors, whether objective and reliable evidence of fair value exists of the undelivered elements, the nature and the timing of when the agreement was signed in comparison to the subscription agreement start date and the contractual dependence of the subscription service on the client's satisfaction with the other services. If the professional service does not qualify for separate accounting, the Company recognizes the revenue ratably over the remaining term of the subscription contract. In these situations the Company defers the direct and incremental costs of the professional service over the same period as the revenue is recognized.

        Unearned revenue represents payments received or accounts receivable from the Company's clients for amounts billed in advance of subscription services being provided.

        The Company records " Out-of-Pocket' Expenses Incurred ("EITF 01-14"), which requires that reimbursements received for out-of-pocket expenses be classified as revenues and not as cost reductions. Before the effective date of EITF 01-14, out-of-pocket reimbursements from clients were netted with the applicable costs. These items primarily include travel, meals and certain telecommunication costs. For the year ended December 31, 2003, 2004 and 2005, reimbursed expenses totaled $775,447, $1,330,854 and $1,436,467, respectively.

Income Taxes

        Kenexa files a consolidated tax return with its subsidiaries for federal tax purposes and on a separate company basis for state tax purposes. Deferred income taxes are provided using the asset and liability method for temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Advertising

        Advertising costs are expensed when incurred. Advertising for the years ended December 31, 2003, 2004 and 2005 were $14,916, $117,350 and $177,688, respectively.

Self-Insurance

        The Company is self-insured for the majority of its health insurance costs, including claims filed and claims incurred but not reported subject to certain stop loss provisions. The Company estimated the liability based upon management's judgment and historical experience. At December 31, 2004 and 2005, self-insurance accruals totaled $204,811 and $189,969, respectively. Management continuously reviews the adequacy of the Company's stop loss insurance coverage. Material differences may result in the amount and timing of insurance expense if actual experience differs significantly from management's estimates.

Concentration of Credit Risk

        Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is mitigated due to the large number of clients comprising the Company's client base and their dispersion across various industries. The clients are concentrated primarily in the Company's U.S. market area. At December 31, 2005, there were no clients that represented more than 10% of the net accounts receivable balance. There were no clients that individually exceeded 10% of the Company's revenues.

        Cash balances are maintained at several banks. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. Certain operating cash accounts may exceed the FDIC limits.

401(k) Plan

        The Company sponsors a 401(k) defined contribution plan which is available for participation to all eligible employees. Company contributions to the plan are subject to the board of director's election to make a contribution each year. Company contributions, if elected by the board of directors, are allocated to the participants' accounts based upon the percentage of each participant's contributions to the plan during the given year to the total of all participant contributions. The Company's board of directors did not elect to make a matching contribution for the year ended December 31, 2003. For the years ended December 31, 2004 and 2005 the Company's board of directors elected to make a matching contribution of 50% and 25%of employee contributions, respectively.

Earnings (Loss) Per Share

        The Company follows SFAS 128, "Earnings Per Share." Under SFAS 128, companies that are publicly held or have complex capital structures are required to present basic and diluted earnings per share on the face of the statement of operations. Earnings (loss) per share are based on the weighted average number of shares and common stock equivalents outstanding during the period. In the calculation of diluted earnings per share, shares outstanding are adjusted to assume conversion of the Company's non-interest bearing convertible stock and the exercise of options and warrants if they are dilutive. In the calculation of basic earnings per share, weighted average numbers of shares outstanding are used as the denominator. The Company had a net loss available to common shareholders for all periods presented. As a result, the common stock equivalents of stock options, warrants and convertible securities issued and outstanding at December 31, 2003, 2004 and 2005 were not included in the computation of diluted earnings per share for the years then ended as they were antidilutive. Additionally, at December 31, 2005 and 2004, the Company had 2,517,797 and 396,195 respectively, anti-dilutive shares that were excluded from diluted earnings per share calculation due to their anti-dilutive nature. There were no anti-dilutive shares at December 31, 2003. Loss per share is computed as follows:

	Twelve Months Ended December 31,
	2003	2004	2005
Net (loss) income	$(12,182,649)	$(4,092,917)	$6,091,050
Accretion of redeemable class B common stock and redeemable class C common stock	(3,443,136)	1,019,634	41,488,413
Accretion of redeemable series A preferred stock and series B preferred stock	871,852	—	—
Accrued dividends on series A preferred stock and series B preferred stock	1,585,958	—	—

Net (loss) available to common shareholders	$(11,197,323)	$(5,112,551)	$(35,397,363)

Weighted average shares used to compute net loss available to common shareholders per common share—basic and dilutive	6,033,834	5,995,389	11,578,885

Basic and diluted (loss) per share	$(1.86)	$(0.85)	$(3.06)

        The Company has restated all shares to reflect a 0.8-for-1 reverse stock split.

Stock-Based Compensation

        The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation("SFAS 123"). SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's Class A common stock over the amount an employee or director must pay to acquire this stock. Compensation for equity instruments, such as stock options, granted to non-employees is expensed when issued based on the fair value of the equity instruments issued or the consideration received, whichever is more reliably measured.

        Because the Company accounts for stock options under Accounting Principles Board ("APB") Opinion 25 and no options have been granted with an exercise price below fair market value of the class A common stock at the grant date, prior to December 31, 2003, no compensation cost has been recognized in the financial statements for stock options granted prior to December 31, 2003. Had compensation expense for stock options granted been determined based on the fair value at the grant dates under the provisions of SFAS 123, the Company's pro forma net loss would not have been materially different. The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model, with a risk-free interest rate of 4.6%, volatility of 51.3%, an expected life of 10 years, and no expected dividend yield option.

	2003	2004	2005
Net (loss) income as reported	$(12,182,649)	$(4,092,917)	$6,091,050
Add: stock based employee compensation expense included in reported net income, net of tax	—	213,474	595,772
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of tax	383,397	176,052	1,543,661

Pro forma net (loss) income	$(12,566,046)	$(4,055,495)	$5,143,161

Accretion of redeemable class B common stock, class C common stock, series A preferred stock and series B preferred stock	(2,571,284)	1,019,634	$41,488,413
Accrued dividends on series A preferred stock and series B preferred stock	1,585,958	—	—

Net (loss) available to common shareholders	$(11,580,720)	$(5,075,129)	$(36,345,252)
Basic and diluted (loss) per share as reported:	$(1.86)	$(0.85)	$(3.06)
Pro forma	$(1.92)	$(0.85)	$(3.14)
Weighted average fair value of outstanding options	$3.50	$3.67	$7.95

        On January 20, 2004, the Company granted to certain employees options to purchase an aggregate of 44,800 shares of the Company's Class A common stock at an exercise price of $4.63 and an option to purchase an aggregate of 20,000 shares of the Company's Class A common stock at an exercise price of $4.18 per share. The Company valued the shares at $15 per share and the excess of the underlying Class A common stock fair value over the applicable exercise prices was $681,300. The Company recognized $227,100 of this excess value as compensation expense in the years ended December 31, 2004 and 2005, respectively.

        On January 14, 2005, the Company granted options to certain employees to purchase an aggregate of 117,600 shares of the Company's common stock at an exercise price of $4.63 per share. The

Company valued the shares at $15 per share and the excess of the underlying Class A common stock fair value over the exercise price was $1,220,100. The Company recognized $406,700 of this excess value as compensation expense in the year ended December 31, 2005.

        Between June 23, 2005 and December 31, 2005 the Company granted options to certain employees to purchase an aggregate of 796,400 shares of the Company's common stock at a weighted exercise price of $13.17 per share. The Company granted the options at prevailing market prices ranging from $12.05 to $17.72 per share.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial assets and liabilities, including cash, accounts receivable and accounts payable at December 31, 2004 and 2005 approximate fair value of these instruments. Redeemable preferred stock is carried at fair value, based upon redemption requirements. See footnote 9 for further discussion.

Foreign Currency

        The financial position and operating results of the United Kingdom and India operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rate of exchange to the U.S. dollar on the balance sheet date, and the local currency revenues and expenses are translated at average rates of exchange to the U.S. dollar during the period. The related translation adjustments were $95,191 and $(124,339) for the years ended December 31, 2004 and 2005, respectively, and are reported in the equity section of the balance sheet. The foreign currency translation adjustment is not adjusted for income taxes as it relates to an indefinite investment in a non-U.S. subsidiary.

Comprehensive Income (Loss)

        Comprehensive income (loss) consists of net loss or gain on foreign currency translations and net income or loss from operations and is presented in the consolidated statement of shareholders deficiency.

Reclassifications

        Certain reclassifications of prior years' amounts have been made to conform to the current year presentation.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities" or "VIEs"). Variable interest entities within the scope of FIN 46 are required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of this statement did not have an impact on the Company's financial position, results of operations, or cash flows since the Company currently has no VIEs. In December 2003, the FASB issued FIN 46R with respect to VIEs created before January 31, 2003, which, among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of special purpose entities. The consolidation requirements apply to all special purpose entities in the first fiscal year or interim period ending after December 15, 2003. The Company adopted the provision of FIN 46R effective January 1, 2004, and such adoption did not have a material impact on the financial statements since the Company currently has no special purpose entities.

        On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments:

  •
  mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets;

  •
  instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, including put options and forward purchase contracts; and

  •
  obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

        SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 caused the Company to classify $50,518,936 and $58,904,534 of mandatory redeemable preferred stock as liabilities in the years ended December 31, 2003 and 2004 respectively. The Company recorded interest expense on mandatory redeemable preferred stock of $1.7 million, $8.4 million and $3.4 million for the years ended December 31, 2003, 2004, and 2005 respectively. Additionally, we also recorded a charge of $11.2 million in 2003 resulting from a cumulative change in an accounting principle. There was no material effect on the Company's cash flows from the adoption of SFAS No. 150. See Note 9 for further discussion.

        In December 2004, the FASB issued FAS No. 123(R), "Share-Based Payment," an amendment of FASB Statements No. 123 and 95. FAS No. 123(R) replaces FAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees."

This statement requires companies to recognize the fair value of stock options and other stock-based compensation to employees effective as of the beginning of its next fiscal year that begins after June 15, 2005. This means that Kenexa will be required to implement FAS No. 123(R) no later than the quarter beginning January 1, 2006. The Company currently measures stock-based compensation in accordance with APB Opinion No. 25 as discussed above. The Company anticipates adopting the modified prospective method of FAS No. 123(R) on January 1, 2006. Based on the stock options outstanding as of December 31, 2005, the Company will recognize compensation expense, net of taxes, in future Consolidated Statements of Income of approximately $1,885,393 and $1,662,627 in the years ending December 31, 2006 and 2007, respectively. The impact on the Company's financial condition or results of operations will depend on the number and terms of stock options outstanding on the date of change, as well as future options that may be granted. See "Stock-Based Compensation" earlier in this Note for the pro forma impact that the fair value method would have had on the Company's net income for each of the years ended December 31, 2003, 2004, and 2005.

        In March 2005, the Financial Accounting Standards Board (the FASB) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. The provisions of this pronouncement are effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of Interpretation No. 47 to have any material financial statement impact.

        In May 2005, FASB issued SFAS 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect that adoption of this statement will have a material impact on our results of operations or financial condition.

3. Discontinued Operations

        On December 23, 2003, the Company sold its pharmaceutical training division for $3,000,000 in cash for a net gain of $868,812. Included in the sale were accounts receivable of $1,147,622, unbilled receivables of $223,194, unearned revenue of $580,839 and fixed assets with a net book value of $142,474. As a result of this sale, the Company wrote off $597,206 of goodwill associated with prior acquisitions. This write off of goodwill is reflected in the net gain on the sale. The Company did not hold any assets or liabilities related to this division at December 31, 2003 or 2004.

        In 2003, management decided to discontinue the operations of its Technology Solutions Group ("TSG") due to a change in business strategy. The Company recorded a charge of $282,340 for future lease obligations included in discontinued operations. These charges are accruals for future lease obligations related to the abandoned lease space of TSG. The charges are calculated using the discounted present values of future lease payments, net of estimated future sublease amounts.

        In addition to the segregation of operating financial results, assets, and liabilities, Emerging Issues Task Force ("EITF") No. 87-24, "Allocation of Interest to Discontinued Operations," mandates the allocation of interest to discontinued operations in accordance with specific guidelines. The Company is using the permitted allocation method for interest expense on corporate debt, which is based on the ratio of net assets sold or discontinued to the sum of total assets of the consolidated Company plus consolidated debt. Under this method, interest expense of $24,000, $23,000 and $0 for the years ended 2002, 2003 and 2004, respectively was allocated to discontinued operations.

        Transactions related to the pharmaceutical training division and TSG have been reflected in discontinued operations for all periods presented. Revenues and income from consolidated discontinued operations were as follows:

	2003	2004	2005
Discontinued operations
Revenues	$6,046,352	$—	$—
Operating expenses	6,578,423	—	—
Accrual for future lease obligations	282,340	—	—
Goodwill	29,389	—	—
Net gain on sale on business unit	868,812	—	—

Income from discontinued operations before tax expense	25,012	—	—
Income tax expense	10,005	—	—

Net income (loss) from discontinued operations	$15,007	$—	$—

4. Property, Equipment and Software

        A summary of property, equipment and software and related accumulated depreciation as of December 31, 2004 and 2005 is as follows:

	December 31,
	2004	2005
Equipment	$7,451,162	$7,338,423
Software	6,691,923	6,582,875
Office furniture and fixtures	1,034,287	1,175,131
Leasehold improvements	639,099	644,868
Land	—	577,501
Software in development	170,575	846,483

	15,987,046	17,165,281
Less accumulated depreciation	12,311,189	11,578,327

	$3,675,857	$5,586,954

        Equipment, office furniture and fixtures included capital leases totaling $3,634,257 and $2,241,315 at December 31, 2004 and 2005, respectively. Depreciation and amortization expense, including amortization of assets under capital leases, was $2,534,002 and $2,073,814 for the years ended December 31, 2004 and 2005, respectively.

5. Other Accrued Liabilities

        Other accrued liabilities consist of the following:

	December 31,
	2004	2005
Accrual for discontinued operations*	$178,553	$70,654
Accrued professional fees	305,900	259,811
Straight line rent accrual	166,257	199,371
Other taxes payable (non-income tax)	81,725	220,000
Income taxes payable	—	1,084,419
Other liabilities	644,928	342,119

Total other accrued liabilities	$1,377,363	$2,176,374

*
In 2003, management decided to discontinue the operations of its Technology Solutions Group due to a change in business strategy. This accrual represents an accrual for future lease obligations as well as expected future losses related to the Technology Solutions Group.

6. Line of Credit

        On December 29, 2005, the Company entered into a Third Amendment and Modification to the Revolving Credit and Security Agreement with PNC Bank, N.A., originally dated July 15, 2003, and as amended on October 10, 2003 and March 22, 2005. The Third Amendment increased the maximum amount available under the credit facility from $10 million to $25 million, including a sublimit of up to $2 million for letters of credit. No amounts were outstanding on the line on December 31, 2005. On January 13, 2006, the Company borrowed $25 million from the credit facility for working capital purposes.

        The Company's borrowings under the credit facility bear interest at tiered rates based upon the ratio of Net Funded Debt to EBITDA as defined in the Third Amendment. The Company may also elect interest rates on its borrowings calculated by reference to LIBOR plus a margin based upon the ratio of its Net Funded Debt to EBITDA ratio. Interest on LIBOR borrowings is calculated on an actual/360 day basis and is paid on the last day of each interest period. LIBOR advances are available for periods of 1,2,3 or 6 months. LIBOR pricing is adjusted for any statutory reserves. The credit facility will terminate on December 31, 2008, at which time all outstanding borrowings must be repaid, and all outstanding letters of credit, if any, must be cash collateralized.

        On July 15, 2003, the Company refinanced its line of credit agreement by entering into a revolving credit and security agreement ("the Revolver") with a new lender. Maximum available borrowings under the Revolver represent the lesser of $10,000,000 or the Borrowing Base, which is defined as 85% of the amount of Eligible Receivables and 75% of the amount of Unbilled Receivables. Based upon these criteria, maximum available borrowings on December 31, 2004 were $3,726,901. No amounts were outstanding on the line of credit on December 31, 2004.

        Borrowings under the Revolver are collateralized by generally all the Company's assets, including a pledge of the capital stock of its subsidiaries. Repayment of amounts outstanding under certain notes payable and all issued or issuable shares of common and preferred stock are subordinated to the rights of the lender under terms of the Revolver. The Revolver contains various terms and covenants that provide for restrictions on capital expenditures, payment of dividends, dispositions of assets, investments and acquisitions and require the Company, among other things, to maintain minimum levels of tangible net worth, net income and fixed charge coverage.

7. Income Taxes

        The income tax expense (benefit) for the years ended December 31, 2003, 2004, and 2005 consisted of the following:

	December 31,
	2003	2004	2005
Current
Federal	$23,429	$74,725	$1,400,867
Foreign	—	84,825	14,817
State and local	19,764	140,605	671,666

Total Current	43,193	300,155	2,087,350

Deferred
Federal	—	(869,380)	(1,119,206)
Foreign	—	—	(270,000)
State and local	—	(153,420)	(107,582)

Total Deferred	—	(1,022,800)	(1,496,788)
Income tax (benefit) expense related to continuing operations	33,188	(722,645)	590,563
Income tax related to discontinued operations	10,005	—	—

Total Income tax provision (benefit)	$43,193	$(722,645)	$590,563

        A reconciliation of the Company's effective income tax rate to the statutory federal income tax rate of 34% for the years ended December 31, 2003, 2004 and 2005 is as follows:

	December 31,
	2003	2004	2005
Statutory federal tax rate	(34.0)%	(34.0)%	34.0%
Foreign tax differential	1.2%	2.0%	5.2%
Section 162 Credit	—	—	(2.5)%
Change in accounting principle	31.5%	—	0.0%
Marking to market charge	—	36.3%	17.3%
State income taxes	0.2%	3.1%	10.1%
Officer's life insurance	0.4%	1.0%	0.4%
Other nondeductible expenses	0.3%	1.4%	0.6%
AMT tax	0.2%	1.6%	0.0%
Change in valuation allowance	1.8%	3.0%	(25.7)%
Use of NOL	(1.2)%	(30.1)%	(30.5)%

Income tax expense	0.4%	(15.7)%	8.8%

        Significant components of the Company's net deferred tax assets (liabilities) as of December 31, 2003, 2004 and 2005 were as follows:

	December 31,
	2003	2004	2005
Deferred tax assets
Foreign net operating loss carryforward	$1,267,670	$1,185,308	$1,215,930
Accrued expenses	1,389,520	2,669,512	769,439
Federal and state net operating losses	5,667,624	4,394,210	1,671,879
AMT tax carryforward	—	138,908	—
Unearned revenue adjustment	366,829	1,030,666	1,705,542
Accounts receivable allowance	322,397	185,182	369,527
Other	1,199	3,525	—

Total deferred tax assets	9,015,239	9,607,311	5,732,317

Deferred tax liabilities
Depreciation and amortization	(812,238)	(801,115)	(126,813)
Amortization of intangibles	(1,790,347)	(1,792,706)	(2,139,986)

Total deferred tax liabilities	(2,602,585)	(2,593,821)	(2,266,799)

Net deferred tax asset	$6,412,654	$7,013,490	$3,465,518

Valuation allowance	(6,412,654)	(5,990,690)	(945,930)

Net deferred tax asset	$—	$1,022,800	$2,519,588

        A valuation allowance of $6,412,654, $5,990,690 and $945,930 has been recorded at December 31, 2003, 2004 and 2005, respectively. In 2003 a 100% valuation allowance has been recorded on the basis of uncertainty with respect to the ultimate realization of certain deferred tax assets. In 2004 based upon historical taxable income in 2003 and projected taxable income for 2004 and 2005 the Company reduced its valuation allowance on its net deferred tax assets. At December 31, 2005, the Company has available net operating loss carryforwards from U.S. operations of approximately $4.4 million for federal purposes which expire in the year 2022 and approximately $2.9 million for state purposes which expire in 2005 through 2022 for state purposes. At December 31, 2005, the Company also has available net operating loss carryforwards from foreign operations of approximately $4.9 million with no expiration date. In 2005, the Company reduced its valuation allowance by approximately $5.0 million due to the utilzation of net operating loss carryforwards to offset the increase in income resulting in income tax expense on continuing operations of $0.6 million for the year ended December 31, 2005. In 2004, the Company reduced its valuation allowance by approximately $0.4 million and increased deferred tax assets by approximately $0.6 million as a result of management's determination that it is more likely than not that the Company will realize a portion of the benefits of the federal and state tax assets resulting in an income tax benefit of $0.7 million for the year ended December 31, 2004.

        The Company does not provide for federal income taxes or tax benefits on the undistributed earnings or losses of its international subsidiaries because earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. At December 31, 2005, the Company had not provided for federal income tax benefits for cumulative losses of individual international subsidiaries which was $2,326,000 at December 31, 2005. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. Determination of the related amount of unrecognized deferred U.S. income tax liability is not practicable because of the com plexities associated with its hypothetical calculation. As noted above, the Company has significant net operating loss carryforwards for U.S. federal income taxes purposes, which are available to offset the potential tax liability if the earnings were to be distributed.

8. Commitments and Contingencies

Leasing Arrangements

        The Company leases certain of its facilities and equipment under various operating and capital leases. Equipment under capital leases consists primarily of computer equipment and furniture and fixtures. These leases generally have terms of three to five years, bear interest of 9.0% to 13.0% per annum and are collateralized by the underlying equipment. Operating leases primarily consist of leases for office space and equipment. Future minimum lease payments for each of the following five years are:

	Year ended December 31,
	Capital Leases	Operating Leases
2006	$238,512	$2,398,051
2007	155,846	2,099,310
2008	32,455	2,038,372
2009	1,842	1,895,189
2010	767	1,315,998

Total minimum lease payments	429,422	$9,746,920

Less amount representing interest	25,955

Present value of minimum payments under capital leases	403,467
Less current portion	219,233

	$184,234

        Rent expense was $2,161,850, $1,844,014 and $2,111,246 for the years ended December 31, 2003, 2004 and 2005, respectively.

Deferred Compensation

        The Company has an unfunded deferred compensation contract with a former employee shareholder of the Company. Under the terms of the agreement, the former employee shareholder is receiving monthly retirement benefit payments through June 2008. Amounts paid under this plan are payable to the former employee's beneficiaries in the event of his death.

        At December 31, 2004 and 2005 the liability under the deferred compensation plan was $139,467 and $98,679, respectively. The present value of the estimated liability, is included in other liabilities, and is determined by calculating the net present value of the retirement benefits expected to be earned by the former employee shareholder from the effective date of the agreement through retirement date using a discount rate of 8.0%. The interest expense associated with this plan was $12,543 and $9,473 for the years ended December 31, 2004 and 2005, respectively.

Litigation

        On October 31, 2000, Gallup, Inc., which conducts its business under the name The Gallup Organization, filed suit against us in United States District Court for the Eastern District of Pennsylvania seeking unspecified damages and injunctive relief, alleging that we unlawfully raided Gallup's employees and tortiously interfered with Gallup's relationships with former employees and customers, infringed on Gallup's copyrighted survey language and falsely advertised aspects of our employee survey services. In November 2001, the District Court granted our motion to dismiss Gallup's claim that we conducted an unlawful raid of Gallup's employees. In December 2002, the District Court granted our motion for summary judgment on the false advertising claim. In January 2003, the District Court granted our motion for summary judgment on the claims regarding our alleged tortious interference with Gallup's relationships with its former employees and its customers. Gallup did not appeal any of these rulings.

        In November 2004, the District Court granted our motion for summary judgment on the copyright claim. Gallup appealed that ruling to the United States Court of Appeals for the Third Circuit. The United States Court of Appeals has reversed the Judge's summary judgment grant in Kenexa's favor. Trial is now scheduled to commence in this case on December 6, 2005.

        See note no. 14, Subsequent Events, for an update on the Gallup matter.

        The Company is a party to certain legal actions arising in the ordinary course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

9. Shares Subject to Mandatory Redemption

Mandatory Redeemable Preferred Stock

Rollforward of Shares

        The Company's mandatory redeemable preferred shares issued remained the same during the years ended December 31, 2003, 2004, and 2005 and were converted to the Company's Class A common stock during the Company's initial public offering as follows:

	Mandatory Redeemable
	Preferred Stock
	Series A	Series B
Balance, December 31, 2002	29,953	12,042

Balance, December 31, 2003	29,953	12,042

Balance, December 31, 2004	29,953	12,042
Conversion to Class A common stock	(29,953)	(12,042)

Balance, December 31, 2005	—	—

        No shares were repurchased during this period. Effective with the Company's initial public offering on June 29, 2005 these shares were converted into 1,858,376 shares of common stock.

        Upon the adoption of SFAS No. 150, effective July 1, 2003 as discussed in Note 2, the Company transferred its preferred stock previously presented in the equity section of the balance sheet to the long term liability section of the Consolidated Balance Sheet. Also, effective July 1, 2003, dividends accrued on mandatory redeemable preferred stock and any accretion of mandatory redeemable preferred stock to redemption value have been classified as interest expense on the Consolidated Statement of Operations. In 2003, 2004 and 2005 the interest expense related to accrued dividends on preferred stock was $1,667,351, $3,490,714, and $1,817,233 respectively. In 2003, 2004 and 2005 interest expense related to the accretion of preferred stock was $11,233,392, $4,894,884 and $1,578,836, respectively. The $11,233,392 of accretion in 2003 is reflected as a Cumulative Effect of Change in Accounting Principle on the Consolidated Statement of Operations.

        At December 31, 2003 and 2004, the Company had 30,000 and 12,042 authorized shares of Series A and B preferred stock, respectively. The Series A and B preferred stock both have a stated value of $1,000 per share and accrue dividends at 6% and 8% per annum, respectively, compounded quarterly. The Series A and B preferred stock are on a pari pasu basis with each other and senior to all classes of common stock with respect to payment of dividends. The Series A preferred stock has preferential rights in the event of liquidation over all other classes of preferred or common stock. The Series A and B preferred stock are mandatory redeemable upon the earlier of August 12, 2006 or occurrence of a Realization Event. A Realization Event is defined as (a) the consummation of a qualified public offering of the Company's common stock or; (b) the consummation of a sale transaction involving the Company. Each Series A and B preferred shareholder is entitled, except for the election of directors, to a number of votes equal to the preferred share participation factor multiplied by the number of preferred shares owned. The participation factors for the Series A and B preferred are 9.3336 and 20.1072, respectively, and are subject to adjustment for anti-dilution events.

        The redemption price of each share of Series A and B preferred is based upon the fair market value of a share of Class A common on the redemption notice date multiplied by the participation factor, plus the stated value of $1,000 per share and all accrued and unpaid dividends. The aggregate redemption price on August 12, 2006 for the Series A preferred stock was estimated at $41.6 million, $45.6 million and $51.9 million at December 31, 2003, 2004 and March 31, 2005 respectively, based upon the estimated fair market value of the Class A common on these respective dates. The aggregate redemption price on August 12, 2006 for the Series B preferred stock was estimated at $18.6 million, $19.5 million and $20.8 million at December 31, 2003, 2004 and March 31, 2005, respectively, based upon the estimated fair market value of the Class A common on these respective dates. The Company is accreting to the estimated redemption value of the Series A and B preferred stock through August 12, 2006 and will continue to re-measure these values at each balance sheet date and adjust the aggregate accretion accordingly. The aggregate redemption value will fluctuate based upon a number of factors including, but not limited to, the number of Series A and B preferred shares outstanding at the balance sheet date and changes in the estimated fair value of the Class A common. At December 31, 2003, 2004 and March 31, 2005, the aggregate carrying value of the Series A preferred stock reflected in the accompanying consolidated balance sheet was $35,470,947, $41,726,580 and $48,594,492, respectively, which included accretion and cumulative accrued and unpaid dividends. The Company recorded $9,969,765, $4,040,056 and $6,301,904 of accretion for the Series A preferred stock at December 31, 2003, 2004 and March 31, 2005, respectively. Cumulative accrued and unpaid dividends for the Series A preferred stock were $5,665,310, $7,880,887 and $8,446,894, respectively, at December 31, 2003, 2004 and March 31, 2005. At December 31, 2003, 2004 and March 31, 2005, the aggregate carrying value of the Series B preferred stock reflected in the accompanying consolidated balance sheet was $15,047,989, $17,177,954 and $18,844,002, respectively, which included accretion and cumulative accrued and unpaid dividends. The Company recorded $2,135,478, $1,275,137 and $1,336,436 of accretion for the Series B preferred stock at December 31, 2003, 2004 and March 31, 2005, respectively. Cumulative accrued and unpaid dividends for the Series B preferred stock were $3,146,673, $4,421,810 and $4,751,620, respectively, at December 31, 2003, 2004 and March 31, 2005.

10. Redeemable Common Stock

Rollforward of Shares

        The Company's redeemable common shares issued and outstanding at December 31, 2003 and 2004 were converted to the Company's Class A common stock during the Company's initial public offering as follows:

	Common Shares
	Redeemable
	Class B	Class C
Balance, December 31, 2002	54,479	1,526,813

Balance, December 31, 2003	54,579	1,526,813

Balance, December 31, 2004	54,579	1,526,813
Conversion to Class A common stock	(54,579)	(1,526,813)

Balance, December 31, 2005	—	—

        No shares were repurchased during this period. Effective with the Company's initial public offering on June 29, 2005 these shares were converted into 9,439,942 shares of common stock.

Class B Redeemable Common Stock

        At December 31, 2003 and 2004, the Company had 200,000 authorized shares of Class B redeemable common with 54,479 shares issued and outstanding at December 31, 2003 and 2004. Class B redeemable common shares are mandatorily convertible upon occurrence of a Realization Event prior to August 12, 2006. Each Class B redeemable common shareholder is entitled to a number of votes equal to the number of shares of Class A common into which the Class B redeemable shares are convertible, except for the election of directors. Two of the Class B redeemable common shareholders have the right to designate two of the Company's directors.

        The aggregate redemption price on August 12, 2006 for outstanding shares of Class B redeemable common was estimated at zero, and $7.6 million at December 31, 2003 and 2004, respectively, based upon the estimated fair market value of the Class A common on these respective dates. The actual redemption price, on the date of conversion to Class A common, based upon the actual fair value of the Company's initial offering price was $26.2 million. The Company recorded ($1,454,424), $1,544,534 and 20,858,768 of accretion for the Class B redeemable common at December 31, 2003, 2004 and 2005, respectively.

Class C Redeemable Common Stock

        At December 31, 2003 and 2004, the Company had 2,000,000 authorized shares of Class C redeemable common with 1,526,813 shares issued and outstanding. At December 31, 2003 and 2004, the Class C redeemable common shares were convertible into Class A common shares upon election by the holder by dividing $14.08 by the Class C conversion factor of 14.08, subject to adjustment for anti-dilution events. The Class C redeemable common redemption price is equivalent to the fair market value of one share of Class A common multiplied by the number of shares of Class A common into which the Class C shares are convertible. The Company's Board of Directors has discretion over whether this redemption is in cash or through issuance of a two-year interest bearing promissory note. Each Class C redeemable common shareholder is entitled to a number of votes equal to the number of shares of Class A common into which the Class C shares are convertible, except for the election of directors.

        The 2001 Private Placement included a contingency requiring the Company to issue up to 218,683 additional shares of Class C redeemable common to certain investors if the Company did not repurchase at least an aggregate of $5.9 million shares of Series A preferred and Class C redeemable common from the Bridge Note investors by June 16, 2001. The Company did not meet this requirement since only $2.4 million of Series A preferred and Class C redeemable common shares were repurchased by this date. In October 2002, the Company issued 129,006 shares of Class C redeemable common to the 2001 Private Placement investors to satisfy this obligation.

        The aggregate redemption price on August 12, 2006 for outstanding shares of Class C redeemable common was estimated at zero and $4.3 million at December 31, 2003 and 2004, respectively, based upon the estimated fair market value of the Class A common on these respective dates. The actual redemption price, on the date of conversion to Class A common, based upon the actual fair value of the Company's initial offering price was $25.2 million. At December 31, 2003, 2004 and 2005, the aggregate carrying value of the Class C redeemable common reflected in the accompanying consolidated balance sheets was $5,095,975, $4,571,075 and $0, respectively, which included negative accretion of $1,988,712, $524,900 and positive accretion of $20,629,645, respectively.

11. Equity

Rollforward of Shares

        The Company's common shares issued and repurchased during the years ended December 31, 2004 and 2005 are as follows:

	Common Shares
	Class A	Class A Treasury
Balance, December 31, 2003	7,982,628	(1,948,794)
Repurchase of shares	—	(461,344)

Balance, December 31, 2004	7,982,628	(2,410,138)
Repurchase of shares	—	(411,760)
Shares from initial public offering	5,750,000	—
Shares from Class B, C and preferred stock conversion	6,137,249	—
Class C warrant exercises	396,195	—
Stock option exercises	14,870	—
Retirement of treasury shares to authorized but unissued	(2,821,898)	2,821,898

Balance, December 31, 2005	17,459,044	—

        Refer to the accompanying consolidated statements of shareholders' equity and this note for further discussion.

Stock and Voting Rights

Undesignated Preferred Stock

        The Company has 100,000 shares of $0.01 par value undesignated preferred stock authorized, with no shares issued or outstanding at December 31, 2004 or 2005. These shares have preferential rights in the event of liquidation and payment of dividends.

Class A Common Stock

        At December 31, 2004 and 2005, the Company had 100,000,000 authorized shares of Class A common. At December 31, 2004 and 2005 Class A common shares of 5,572,490 and 17,459,044, respectively were outstanding, net of treasury stock discussed below. Each share of Class A common has one-for-one voting rights.

Treasury Stock

        During the year ended December 31, 2004 the board of directors granted management the authority to repurchase up to 800,000 shares of Class A common stock at $1.25 per share. As of December 31, 2004, the Company repurchased 461,344 shares of Class A common stock from former employees.

        Pursuant to ratification from our Board of Directors, 2,821,898 of our treasury shares with a cost of $9,286,664 were restored to authorized but unissued Common stock. During the year ended December 31, 2005 the board of directors granted management the authority to repurchase up to 873,114 shares of Class A common stock at $1.25 per share. Through the date our treasury shares were restored to authorized but unissued, the Company repurchased 873,104 shares of Class A common stock from former employees under this repurchase plan.

Shareholder Agreements

        All shareholders have entered into shareholder agreements that define and provide for, among other things, the purchase, sale and transfer of shares in accordance with the agreements. Certain employees have purchased shares of common stock using notes. These employees elected to purchase shares in accordance with provisions under the stock purchase agreement that permitted an initial 25% cash payment at the time of purchase with the remainder due in equal annual installments each anniversary date during the next three years. The subscriptions bear no interest to the employee. The unpaid portion of subscriptions receivable has been classified as contra-equity, notes receivable for Class A common stock in the accompanying consolidated balance sheets.

12. Options and Warrants

Stock Option Plan

        During 2000, the Company adopted a stock option plan agreement that provides for granting of stock options to employees and directors at the discretion of the Company's Board of Directors (the "Option Plan"). The Company has an aggregate of 2,149,640 shares of Class A common authorized for granting of stock options under the Option Plan. The total options available for issuance as of December 31, 2004 were 1,444,387. The purpose of stock options is to recognize past services rendered and to provide additional incentive in furthering the continued success of the Company. Vesting of stock options granted under the Option Plan generally occurs on the third anniversary date from the date of grant. Unexercised stock options expire 90 days after an employee's termination.

        A summary of the status of the Company's stock options as of December 31, 2003, 2004 and 2005 and changes during the years then ended is as follows:

		Options Outstanding		Options Exercisable
	Shares Available for Grant	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
Balance, December 31, 2002	1,241,048	908,592	$11.84	—	$—
Granted at market	—	—	—	—	—
Forfeited	78,070	(78,070)	11.03	—	—

Balance, December 31, 2003	1,319,118	830,522	$11.95	570,659	$10.96
Granted at market	(64,800)	64,800	4.49	—	—
Forfeited	190,069	(190,069)	11.85

Balance, December 31, 2004	1,444,387	705,253	$11.29	554,013	$11.63

Additional authorized shares	2,693,270	—	—	—	—
Granted at market	(796,400)	796,400	13.18	—	—
Granted below market	(117,600)	117,600	4.63	—	—
Exercised	—	(14,870)	9.92	—	—
Forfeited	42,202	(42,202)	11.90	—	—

Balance, December 31, 2005	3,265,859	1,562,181	$11.74	638,781	$12.08

        The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding
		Weighted Average Remaining Contract Life (Years)		Options Exercisable
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 3.54 - $ 5.32	322,330	6.66	$4.59	139,930	$4.62
$10.63 - $12.40	615,000	9.45	$12.05	40,000	$12.05
$12.41 - $14.18	192,521	5.63	$14.07	192,521	$14.07
$14.18 - $15.95	290,330	5.42	$14.55	266,330	$14.57
$15.96 - $17.72	142,000	4.96	$17.72

$ 3.54 - $17.72	1,562,181	7.24	$11.74	638,781	$12.08

        In January 2004, the Company granted options to certain employees to purchase 20,000 and 44,800 shares of our Class A common stock at exercise prices of $4.18 and $4.63 respectively. In January 2004, the Company valued the Class A common stock at $15 per share and the excess of the underlying Class A common stock fair value over the options exercise price was $681,300. The Company recognized $227,100 of this excess value as compensation expense in the year ended December 31, 2004 and 2005.

        On January 14, 2005, the Company granted options to certain employees to purchase an aggregate of 117,600 shares of the Company's Class A common stock at an exercise price of $4.63 per share. On January 14, 2005 the Company valued the Class A common stock at $15 per share and the excess of the underlying Class A common stock fair value over the options exercise price was $1,220,100. The Company recognized $406,700 of this excess value as compensation expense in the year ended December 31, 2005. Total compensation expense recognized was $227,100 and $633,800 for the year ended December 31, 2004 and 2005 respectively in connection with options granted in January 2004 and January 2005.

        Between June 23, 2005 and December 31, 2005 the Company granted options to certain employees to purchase an aggregate of 796,400 shares of the Company's common stock at a weighted exercise price of $13.18 per share. The Company granted the options at prevailing market prices ranging from $12.05 to $17.72 per share.

Warrants

        Warrants outstanding at December 31, 2005 and a general description of their terms are as follows:

Warrant Class	Class of Shares Entitled to Purchase	Number of Shares Entitled to Purchase	Exercise Price	Expiration Date
Class B	Class A	622,542	$20.88	12/16/2006
Class D	Class A	158,480	$4.18	12/16/2006
Class E	Class A	13,120	$20.88	12/16/2006

        Class B, D and E warrants are currently exercisable and expire on December 16, 2006. The holders of the Class D warrants also have the ability to require the Company to repurchase these warrants at the Put Price, as defined by the warrant agreements, on or after August 12, 2006 if a

Realization Event has not occurred. In connection with the 2001 Private Placement, the Class D warrant agreements were amended to only permit redemption of these warrants if all outstanding Series A preferred shares had been redeemed.

        Pursuant to the initial public offering all of the Class C warrants to purchase 396,195 shares of Class A common were converted into Class A common shares and 396,195 Class A warrants were terminated. Additionally, the Class D warrant put feature expired.    Following the conversion and termination of warrants, the Company had 794,142 warrants outstanding with an average exercise price of $17.54 as of December 31, 2005.

        All outstanding warrants are subject to anti-dilution provisions and correspondingly their exercise and conversion prices will be adjusted for occurrence of certain events, as defined, including changes in shares, options and warrants issued and currently outstanding. In connection with the 2001 Private Placement, all outstanding warrant agreements were amended to permit the issuance of shares in connection with this transaction without triggering the anti-dilution provisions of these agreements.

        The fair value of the warrants are immaterial for all years presented.

13. Related Party

        The Company's CEO served on the Board of Directors of a software development consulting company that provided services to the Company during the years ended December 31, 2003 and 2004 in connection with software being developed for sale. In 2004, the Company's CEO resigned from the Board of Directors for this company. Payment for these services aggregated $1,153,906 and $83,800 for the years ended December 31, 2003 and 2004, respectively, and is included in software or construction in progress in property and equipment and in prepaid expense in the accompanying consolidated balance sheets. In 2003, the Company terminated its agreement with the software development consulting company. The Company paid $215,000 for perpetual licenses in accordance with the termination agreement. This amount is being amortized over three years. The Company's CEO did not receive any cash compensation during 2003, 2004, or 2005 for his participation on the Board of Directors of the software development consulting company.

        One of the Company's directors, Barry M. Abelson, is a partner in the law firm of Pepper Hamilton LLP. This firm has represented the Company since 1997. For the years ended December 31, 2003, 2004 and 2005 the Company paid Pepper Hamilton LLP net of insurance coverage $99,962, $39,203 and $1,057,729, respectively, for general legal matters. The increase in payments to Pepper Hamilton LLP resulted from services performed in conjunction with our initial public offering, our acquisition of Scottworks and Webhire, Inc. and other corporate matters.

14. Subsequent Events

        On January 13, 2006, the Company, through its wholly-owned subsidiary, Kenexa Technology, Inc., and Kenexa Acquisition Corp., a wholly-owned subsidiary of Kenexa Technology (collectively "Kenexa"), completed its Agreement and Plan of Merger with Webhire, Inc.("Webhire"), for $34.4 million. The total cost of the acquisition including estimated legal, accounting, and other professional fees of $.5 million will approximate $34.9 million.

        The company acquired all assets and liabilities of Webhire, subject to a working capital adjustment as defined in the Agreement, which will be finalized not later than ninety days after the close. The purchase price of $34.4 million was paid through existing cash of which $1.7 million or 5% has been deposited into escrow to cover any claims for indemnification made by the Kenexa against Webhire under the Agreement and Plan of Merger. Assuming there are no indemnification claims, this amount will be released to Webhire on or about January 13, 2007. The strategic rationale for acquiring Webhire included expanding Kenexa's market opportunity and product suite, broadening Kenexa's vertical market specialization and increasing Kenexa's customer base through cross-sales to Webhire's customers.

        The following amounts represent adjustments related to the acquisition of the assets of Webhire under the purchase method of accounting. The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management's best estimates of fair value with any excess over the net tangible and intangible assets acquired allocated to goodwill. The preliminary estimated purchase price is allocated as follows and is for illustrative purposes only:

Description	Amount	Amortization period
Assets Acquired
Cash and Short-term Investments	$2,403,361
Accounts Receviable	2,108,814
Prepaid Expenses and other Current Assets	461,554
Property & Equipment	623,145
Other Assets	208,625
Trademark/Tradename, Service Marks & Domain Name	20,000	Indeterminable
Customer Lists	1,030,666	22 years
Internally Developed Software	876,936	3 years
Goodwill	34,619,485	Indeterminable
Less: Liabilities Assumed
Notes Payable	25,550
Capital Lease Obligations	173,610
Accounts Payable	293,782
Accrued Expenses	1,415,792
Other Liabilities	226,073
Deferred Revenue	5,313,091

Total Cash Purchase Price	$34,904,688

        On January 27, 2006 the Company and Gallup settled the outstanding claim and entered into a confidential settlement agreement. On January 30, 2006, the Court entered a consent order relating to the settlement. The terms of the settlement will not have a material adverse effect on the results of operations or financial position.

        Brown & Brown, LLP / Boston / Westborough
Certified Public Accountants / Business and Financial Advisors

To the Board of Directors and Stockholders
of Webhire, Inc.

INDEPENDENT AUDITORS' REPORT

        We have audited the accompanying consolidated balance sheets of Webhire, Inc. (the "Company") as of September 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As more fully discussed in Note 2 o)—Prior Period Adjustments, to the financial statements, during 2004, the Company determined that certain amounts in accrued expenses and deferred revenue were related to activity that occurred prior to September 30, 2002. Accordingly, the Company has recorded a prior period adjustment which resulted in a restatement of its accumulated deficit.

        In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webhire, Inc. as of September 30, 2005 and 2004 and the results of its operations and cash flows for each of the three years in the period then ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  Brown & Brown, LLP

Boston, Massachusetts
December 14, 2005, except for Note 13, which is January 13, 2006

WEBHIRE, INC.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
As of September 30, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,054	$2,233
Available for sale marketable securities	2,000	2,100
Accounts receivable, net of allowance of $301 and $366 at September 30, 2005 and 2004, respectively	1,193	1,823
Prepaid expenses	562	552
Other current assets	51	36

Total current assets	4,860	6,744
Property and equipment, net	675	526
Internally developed software, net of accumulated amortization of $3,490 and $2,482 at September 30, 2005 and 2004, respectively	1,024	1,290
Other assets	210	234

Total assets	$6,769	$8,794

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable—short term	$51	$102
Current portion of capital lease obligations	216	64
Accounts payable	554	344
Accrued expenses	666	739
Deferred revenue	4,368	4,528

Total current liabilities	5,855	5,777
Other liabilities	222	268
Notes payable—long term	—	51
Long term capital lease obligations	34	64

Total liabilities	6,111	6,160

Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $.01 par value—5,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2005 and 2004	—	—
Common stock, $.01 par value—30,000,000 shares authorized, 4,667,661 shares issued at September 30, 2005 and 2004 and 4,530,281 shares outstanding at September 30, 2005 and 2004	47	47
Additional paid-in capital	70,217	70,217
Treasury stock, at cost—137,380 shares at September 30, 2005 and 2004	(831)	(831)
Accumulated deficit	(68,775)	(66,799)

Total Stockholders' equity	658	2,634

Total liabilities and stockholders' equity	$6,769	$8,794

The accompanying notes are an integral part of these consolidated financial statements

WEBHIRE, INC.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)
Years Ended September 30, 2005, 2004, and 2003

	2005	2004	2003
Revenue
Services revenue—Internet	$11,601	$11,128	$11,438
Services revenue—Enterprise	339	898	2,549
Product revenue	—	—	177

Total revenue	11,940	12,026	14,164

Cost of revenue
Services revenue—Internet	4,416	4,328	4,885
Services revenue—Enterprise	—	233	515
Amortization of acquired technologies and intangible assets	1,019	851	1,158

Total costs of revenue	5,435	5,412	6,558

Gross profit	6,505	6,614	7,606

Operating expenses:
Research and development	2,312	2,121	2,127
Sales and marketing	3,526	2,787	2,292
General and administrative	2,703	3,095	3,654
Amortization of intangible assets	—	—	51

Total operating expenses	8,541	8,003	8,124

Loss from operations	(2,036)	(1,389)	(518)

Other income (expense):
Other income	81	59	98
Interest expense	(20)	(2)	(18)

Total other income	61	57	80

Loss before income taxes	(1,975)	(1,332)	(438)
Provision for (benefit from) income taxes	1	(4)	8

Net loss	$(1,976)	$(1,328)	$(446)

Basic and diluted net loss per share	$(0.44)	$(0.29)	$(0.10)

Basic and diluted weighted average number of shares outstanding	4,530,281	4,530,281	4,529,652

The accompanying notes are an integral part of these consolidated financial statements.

WEBHIRE, INC.

Consolidated Statements of Stockholders' Equity
(in thousands, except the share amounts)
Years Ended September 30, 2005, 2004, and 2003

	Common Stock			Treasury Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Number of Shares	Cost	Accumulated Deficit	Total Stockholders' Equity
Balance, September 30, 2002	4,660	$47	$70,213	137	$(831)	$(65,025)	$4,404
Employee stock purchase plan stock issuance	8	—	4	—	—	—	4
Net loss	—	—	—	—	—	(446)	(446)

Balance, September 30, 2003	4,668	47	70,217	137	(831)	(65,471)	3,962
Net loss	—	—	—	—	—	(1,328)	(1,328)

Balance, September 30, 2004	4,668	47	70,217	137	(831)	(66,799)	2,634
Net loss	—	—	—	—	—	(1,976)	(1,976)

Balance, September 30, 2005	4,668	$47	$70,217	137	$(831)	$(68,775)	$658

The accompanying notes are an integral part of these consolidated financial statements.

WEBHIRE, INC.

Consolidated Statements of Cash Flows
(in thousands, except share and per share amounts)
Years Ended September 30, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(1,976)	$(1,328)	$(446)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,311	1,122	1,902
Provision for doubtful accounts	—	99	—
Services financed by note	—	36	—
Changes in operating assets and liabilities:
Accounts receivable	630	(293)	474
Prepaid and other current assets	(25)	221	72
Other assets	24	72	(5)
Accounts payable	210	(173)	126
Accrued expenses	(73)	(249)	(352)
Deferred revenue	(160)	(194)	(619)
Other liabilities	(46)	217	(48)

Net cash (used in) provided by operating activities	(105)	(470)	1,104

Cash flows from investing activities:
Purchases of available for sale marketable securities	—	—	(1,800)
Sales of available for sale marketable securities	100	—	—
Additions to capitalized internal-use software	(753)	(420)	(611)
Purchases of property and equipment	(253)	(53)	(68)
Proceeds from receipt of restricted cash	—	—	1,500

Net cash used in investing activities	(906)	(473)	(979)

Cash flows from financing activities:
Payment on line of credit	—	—	(1,500)
Proceeds from employee stock purchase plan stock issuance	—	—	4
Principal payments on note financing arrangement	(102)	(50)	—
Principal payments on capital lease obligations	(66)	(38)	(60)

Net cash used in financing activities	(168)	(88)	(1,556)

Change in cash and cash equivalents	(1,179)	(1,031)	(1,431)
Cash and cash equivalents, beginning of year	2,233	3,264	4,695

Cash and cash equivalents, end of year	$1,054	$2,233	$3,264

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$18	$2	$26

Income taxes (receipts) payments, net	$1	$(4)	$14

Software and support purchased under note financing	$—	$204	$—

Equipment purchased under capital lease obligations	$188	$162	$42

The accompanying notes are an integral part of these consolidated financial statements.

WEBHIRE, INC.

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

Years Ended September 30, 2005, 2004, and 2003

(1)    DESCRIPTION OF THE BUSINESS

        The accompanying consolidated financial statements include the accounts of Webhire, Inc. and its wholly owned subsidiaries (collectively, the "Company"). The Company develops, markets, implements, and supports Internet-based recruitment management solutions. The Company's solutions enable organizations to strategically manage their talent acquisition process. The Company's products provide a range of solutions including managing the creation and approval process of job requisitions, the sourcing of candidates through job board postings, resume pool searches, operation of the customer's employment website, activity management of candidates throughout the hiring process, and the creation of internal and external reports to monitor the effectiveness of the recruiting process.

        The financial statements have been prepared assuming the Company will continue as a going concern. While the Company has experienced recurring losses, they are primarily due to several factors including investments related to the transformation of the technology platform from a client-server based model to an Application Service Provider ("ASP") model, revenue recognition over a longer contract term under the ASP model compared to recognition of a larger up-front license fee upon shipment of software under the client-server model, research and development expenditures on continued enhancements to the Company's products and services, and continuing investment in sales and marketing. The Company currently anticipates that its available cash and cash forecasted to be generated from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements through fiscal 2006 and beyond.

        On December 23, 2002, the Company filed a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its shares under the Securities Exchange Act of 1934 (the "Act") and contemporaneously requested that its shares be voluntarily delisted from trading on the NASDAQ Small Cap Market. The Company's obligation to file periodic reports with the SEC ceased immediately upon the filing of the Form 15 and the deregistration of its shares became effective 90 days thereafter.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a) Principles of Consolidation and Basis of Presentation

        All significant intercompany transactions and balances have been eliminated. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

  b) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the year. Accordingly, actual results could differ from those estimates.

  c) Revenue Recognition

        The Company derives revenue from two primary sources, services revenue—Internet and services revenue—Enterprise. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service or product has been delivered, the amount of fees to by paid by the customer is fixed or determinable and collection of the fees is reasonably assured. The Company exercises judgment and uses estimates in connection with the determination of the amount of revenues to be recognized in each accounting period.

  Services revenue—Internet

        The basis for web hosting and related service revenue from services revenue—Internet is Emerging Issues Task Force ("EITF") Issue 00-3, "Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware", and SEC Staff Accounting Bulletin 104, "Revenue Recognition in Financial Statements". Internet applications include; Webhire Healthcare, Recruiter Professional and Corporate Editions, Webhire Corporate Career Center, Candidate Self Service, Manager's Access, Universal Integration Engine, Employee Mobility and Referral, WorkforceIntelligence, Webhire Connects to Partner Services, and Outsourced Webhire Enterprise.

        Revenue from customer contracts to provide web hosting applications bundled with related initial implementation services is recognized ratably over the service term, typically twelve to thirty-six months. The Company recognizes revenue from these contracts as a single element since vendor specific objective evidence (VSOE) of fair value does not exist to allocate a portion of the fee to the service element. Since the only undelivered element is services that do not involve significant production, modification, or customization of the hosted software, the entire arrangement fee is recognized on a straight-line basis over the term of the hosting arrangement. Accordingly, since the implementation services are not considered to be essential to the functionality of the hosted software, ratable revenue recognition generally begins on the commencement of implementation services.

        Professional services sold separately from the hosting arrangement are recognized as revenue as the services are performed.

  Services revenue—Enterprise

        The basis for software and related service revenue recognition related to Services revenue—Enterprise is substantially governed by the provisions of Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions" ("SOP 98-9"), both issued by the American Institute of Certified Public Accountants.

        Revenue from Enterprise arrangements includes customer maintenance fees and fees for training, installation, and consulting. Services revenue from customer maintenance fees for post-contract support is recognized ratably over the maintenance term, which is typically twelve months. Services revenue from Enterprise training, installation, consulting, and resume scanning is recognized as the related services are performed.

        Product revenue from software license fees are recognized upon delivery of the software and receipt of a binding contract, provided the fees are fixed or determinable, there are no significant

Company obligations remaining, and collectibility of the fee is reasonably assured. If an acceptance period is allowed, revenue is recognized upon the earlier of the actual customer acceptance or the expiration of the acceptance period, as defined in the applicable software license agreement.

  d) Research and Software Development Costs

        Research and development costs are charged to operations as incurred.

        The Company capitalizes certain software development costs in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Development costs incurred by the Company's personnel and outside consultants who are directly associated with software developed for internal use are capitalized.

        Capitalized internal-use software costs are being amortized over a period of three years commencing in the period in which the software is placed into use. During fiscal years ended September 30, 2005, 2004, and 2003, the Company capitalized internal-use software development costs of $753, $420, and $611, respectively. Amortization of $1,019, $851, and $634 was recorded for 2005, 2004, and 2003, respectively. Estimated amortization expenses for capitalized internal-use software are as follows:

2006	$536
2007	325
2008	162
2009	1

Total estimated amortization expense	$1,024

  e) Cash, Cash Equivalents, and Short Term Investments

        Cash equivalents consist of highly liquid debt instruments with remaining maturities at date of purchase of three months or less. Cash and cash equivalents were $1,054 and $2,233 at September 30, 2005 and 2004, respectively. Short term investments of $2,000 and $2,100 at September 30, 2005 and 2004, respectively, consist of auction rate securities and are considered to be available for sale, stated at fair value, and are classified as current assets based on management's intent of liquidating these securities within the upcoming fiscal year.

  f) Accounts Receivable—Allowance

        Accounts receivable is reported net of allowances for doubtful accounts. For the years ended September 30, 2005, 2004, and 2003, the allowances had the following activity:

Allowance for Doubtful Accounts	Balance, Beginning of Year	Charged to Expense	Write-offs	Balance, End of Year
Year ended September 30, 2005	$366	$—	$65	$301
Year ended September 30, 2004	$386	$99	$119	$366
Year ended September 30, 2003	$717	$—	$331	$386

  g) Prepaid Expenses and Other Current Assets

        The Company capitalizes prepaid expenses and charges them to expense over the applicable period of their use. Prepaid expenses amounted to $562 and $552 at September 30, 2005 and 2004, respectively. Other current assets of $51 and $36 at September 30, 2005 and 2004, respectively, consist of security deposits.

  h) Property and Equipment

        The Company records property and equipment at cost and provides for depreciation on a straight-line basis over the estimated useful lives of the assets, as follows:

		September 30,
Asset Classification	Estimated Useful Life
		2005	2004
Computer and office equipment	3-5 Years	$7,783	$10,528
Software	3-5 Years	2,277	2,363
Furniture and fixtures	3-7 Years	373	641
Leasehold improvements	Life of Lease	475	475
Equipment under capital lease	2-3 Years	960	772

		11,868	14,779
Accumulated depreciation		(11,193)	(14.253)

		$675	$526

        Depreciation expense for the years ended September 30, 2005, 2004, and 2003 amounted to approximately $292, $271, and $693, respectively.

        During 2005, the Company wrote-off $3,352 of fully depreciated computer and office equipment and furniture and fixtures.

  i) Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, a deferred tax asset or liability is measured by the currently enacted tax rates applied to the differences between the financial statement and tax basis of assets and liabilities.

  j) Concentration of Credit Risk

        The Company has no significant off-balance-sheet or concentration of credit risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. The Company places its cash, cash equivalents and marketable securities in what management considers to be highly rated institutions or securities. The Company's accounts receivable credit risk is not concentrated within any geographical area and no single customer accounted for greater than 10% of total revenue in the three year period ended September 30, 2005 or accounts receivable at September 30, 2005 or 2004. The Company provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but ongoing credit evaluations of customers financial condition are performed. Management provides for an allowance for doubtful customer accounts on a specifically identified basis, as well as through historical experience applied to an aging of accounts. Accounts receivables are written off when deemed uncollectible.

  k) Net Loss per Share

        SFAS No. 128, "Earnings per Share" ("SFAS No. 128"), establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. In accordance with SFAS No. 128, basic net loss per share for 2005, 2004, and 2003 is calculated by dividing net loss by the weighted average number of common shares outstanding for those periods. Diluted net loss per share is calculated by dividing net loss by the diluted weighted average number of common shares outstanding for all periods presented. The following table presents the weighted average common shares outstanding to the shares used in computation of diluted weighted average common shares outstanding:

	2005	2004	2003
Weighted average common shares outstanding	4,530,281	4,530,281	4,529,652

        As of September 30, 2005, 2004, and 2003, 698,291, 636,720, and 717,808, potential common shares were outstanding, respectively, but not included in the calculation of diluted loss per share, as their effect would have been antidilutive.

  l) Stock-Based Compensation

        The Company applies the intrinsic-value-based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price or the exercise price is not fixed at the grant date.

        SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123. As required by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS Statement No. 123" ("SFAS No. 148"), the following table illustrates the effect on net loss if the fair-value-based method had been applied:

	2005	2004	2003
Net loss, as reported	$(1,976)	$(1,328)	$(446)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(82)	(262)	(1,601)

Pro forma net loss, as adjusted	$(2,058)	$(1,590)	$(2,047)

        Stock options granted to non-employees are accounted for at fair value and are periodically re-measured and charged to expense as they are earned over the performance period. The Company did not grant any stock options to non-employees during 2005, 2004, or 2003.

        The pro forma effect on earnings per share of applying SFAS No. 123 would be as follows:

	2005	2004	2003
Basic and diluted net loss per share as reported	$(0.44)	$(0.29)	$(0.10)
Basic and diluted net loss per share as adjusted	$(0.45)	$(0.35)	$(0.46)

        The fair value of the stock awards, including the options granted under the 1994 Plan and the 1996 Plan, was estimated using the Black-Scholes model with the following weighted average assumptions:

	2005	2004	2003
Expected life	3 years	3 years	3 years
Risk free interest rate	4.44%	3.31%	3.46%
Volatility	122.4%	128.5%	133.0%
Dividend yield	0.0%	0.0%	0.0%

  m) Comprehensive Loss

        The Company has no other reportable comprehensive loss items to report, other than net loss, for the periods presented.

  n) Long-Lived Assets

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets and all amortizing intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

        The Company reviews the carrying values of its long-lived, identifiable intangible assets and goodwill for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

  o) Prior Period Adjustment

        During 2004, the Company determined that approximately $850 of prior period adjustments was required to correct errors in record keeping for certain periods prior to September 30, 2002. These adjustments primarily represent amounts that should have been recognized as revenue in certain prior periods in conformity with the Company's revenue recognition policy and generally accepted accounting principles. The nature and amount of the adjustments were an increase to accounts receivable of $11 due to an elimination of credit balances, a decrease of deferred revenue of $564, and a decrease of accrued expenses of $275. The total of these adjustments is $850, which has been recorded as a reduction of the accumulated deficit at the beginning of the most recent year in the financial statements. There was no material effect on the Company's statement of operations or cash flows, as a result of this error, in the periods presented. The following shows the effect on the accumulated deficit as previously presented in the Company's balance sheet as of September 30:

	2003	2002
Accumulated deficit, as previously reported	$(66,321)	$(65,875)
Correction of an error	850	850

Accumulated deficit, as restated	$(65,471)	$(65,025)

  p) Financial Instruments

        The estimated fair value of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable, and debt, approximates their carrying value.

  q) Recent Accounting Standards

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R addresses all forms of share-based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. The FASB originally stated a preference for a lattice model because it believed that a lattice model more fully captures the unique characteristics of employee stock options in the estimate of fair value, as compared to the Black-Scholes model which the Company currently uses for its disclosure. The FASB decided to remove its explicit preference for a lattice model and not require a single valuation methodology. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the Company's fiscal year 2007. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

(3)    SHORT-TERM INVESTMENTS

        The Company's short-term investments consist of long-term variable rate bonds tied to short-term interest rates that are reset through a "dutch auction" process which occurs every 7 to 35 days. These "auction rate securities" are considered to be available for sale, are stated at fair value, and are classified as current assets based on management's intent of liquidating these securities within the upcoming fiscal year. The composition of the available for sale auction rate securities consist of the following at September 30:

	2005	2004
Corporate debt securities	$200	$300
Municipal obligations	1,800	1,800

Total	$2,000	$2,100

(4)    NOTES PAYABLE

        On March 1, 2004, the Company entered into a note financing arrangement for the purchase of software and support of approximately $204. The note is non-interest bearing and the term of the arrangement is for eight quarterly payments of $25 commencing on May 1, 2004.    As of September 30, 2005, the total amount due under the terms of the financing arrangement is $51, which is classified as current and due in 2006.

(5)    RELATED PARTY TRANSACTION

        On January 11, 2001, a major investor in the Company, which is a related party, provided the Company with a written commitment to support the Company's cash liquidity requirements through September 2001, up to a maximum of $5,000, if necessary. In consideration of such commitment, the Company issued a warrant to the investor to purchase 100,000 shares of the Company's common stock at a price of $6.25 per share. The warrant was fully vested on January 11, 2001 and expired unexercised and unrenewed at January 11, 2004.

(6)    COMMITMENTS AND CONTINGENCIES

        The Company's corporate headquarters are located in Lexington, Massachusetts, pursuant to a lease expiring in February 2008. Additionally, the Company executed a lease for office space in Chicago, Illinois expiring in December 2005. Additionally, during 2004 and 2005, the Company entered into capital leases with a software vendor to acquire certain technologies.

        Future minimum rental payments as of September 30, 2005 under operating and capital leases are shown in the following table:

	Operating Leases	Capital Leases
2006	$636	$216
2007	629	34
2008	262	—

	$1,527	$250

        Aggregate net rental expense included in the accompanying statements of operations for the fiscal years ended September 30, 2005, 2004, and 2003 were approximately $594, $611, and $1,128, respectively.

        Leases with escalating rents or free rent periods are expensed on a straight-line basis over the fixed term of the lease. Deferred rent of approximately $189 and $268 is included in other liabilities in the accompanying consolidated balance sheets at September 30, 2005 and 2004, respectively.

        The Company is not involved in any pending legal proceedings other than those arising in the ordinary course of the Company's business. Management believes that the resolution of these matters will not materially affect the Company's business or the financial condition of the Company.

(7)    STOCKHOLDERS' EQUITY

  a) Preferred Stock

        The Company's Board of Directors is authorized to establish one or more series of Preferred Stock and to fix and determine the terms thereof.

  b) Employee Stock Purchase Plan

        On May 8, 1996, the Board of Directors authorized the 1996 Employee Stock Purchase Plan (the "Employee Plan"). Under the Employee Plan, the Company may sell up to an aggregate of 80,000 shares of common stock to employees at 85% of the lower of the fair market value of the common stock on the first or last day of each six-month purchase period. During fiscal 2005, 2004, and 2003; 0, 0, and 7,410, shares, respectively, were sold pursuant to the Employee Plan.

  c) Stock Option Plans

        The Company has two stock option plans, the 1994 Stock Option Plan (the "1994 Plan") and the 1996 Stock Option and Grant Plan (the "1996 Plan") (hereinafter referred to as the "Plans"). The

Plans enable the Company's Board of Directors to grant nonqualified and incentive stock options ("ISOs") and shares of common stock. ISOs are granted at the then fair market value. Under the terms of the 1994 Plan and 1996 Plan, options generally vest over four years and expire ten years after the date of grant.

        The Plans are administered by the Compensation Committee as appointed by the Board of Directors. On March 20, 2002, the Company amended the 1996 Plan to increase the number of shares authorized for grant to 950,000 shares of common stock. As of September 30, 2005, there were 251,709 shares available for grant. The 1994 Plan expired on December 30, 2003.

        Stock option activity for the Plans is as follows:

	Number of Shares	Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding, September 30, 2002	550,494	$0.58–$85.00	$16.24
Granted	189,111	0.41–0.58	0.55
Exercised	—	—	—
Canceled	(161,140)	0.58–52.50	6.36

Outstanding, September 30, 2003	578,465	0.41–85.00	13.84
Granted	323,110	0.60–1.25	0.89
Exercised	—	—	—
Canceled	(264,855)	0.41–62.50	23.74

Outstanding, September 30, 2004	636,720	0.41–85.00	3.57
Granted	175,303	0.90	0.90
Exercised	—	—	—
Canceled	(113,732)	0.60–55.63	2.37

Outstanding, September 30, 2005	698,291	$0.41–$85.00	$3.09

        At September 30, 2005, 2004, and 2003, options exercisable were 278,769, 162,139, and 324,090, respectively

        During fiscal 2005, the Company granted options under the Plans at exercise prices at least equal to the fair value of the common stock at grant date. The fair value of the common stock has been determined by the Compensation Committee of the Board of Directors of the Company at each stock option measurement date. The following table summarizes information about options outstanding and exercisable options at September 30, 2005:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Number of Shares Outstanding		Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$ 0.41–$9.88	646,436	8.3	$0.97	226,914	$1.22
9.89–19.75	22,635	4.3	13.32	22,635	13
19.76–29.62	2,600	3.2	23.78	2,600	23.78
29.63–39.50	9,260	3.4	32.35	9,260	32.35
39.51–49.38	11,720	4.1	46.45	11,720	46.45
49.39–59.25	4,640	3.9	51.02	4,640	51.02
79.00–85.00	1,000	1.0	85.00	1,000	85.00

$ 0.41–85.00	698,291	8.0	$3.09	278,769	$6.48

        The weighted average fair value per share of the options granted was $0.90, $0.89, and $0.55, for the years ended September 30, 2005, 2004, and 2003, respectively.

(8)    INCOME TAXES

        The provision for (benefit from) income taxes in the accompanying consolidated statements of operations consisted of the following for the fiscal years ended September 30:

	2005	2004	2003
Current:
Federal	$—	$—	$8
State	1	(4)	—

	1	(4)	8
Deferred:
Federal	—	—	—
State	—	—	—

Total (benefit) provision	$1	$(4)	$8

        As of September 30, 2005, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $48 million and $15 million, respectively, which can be used to offset future federal and state income tax liabilities, respectively, and expire at various dates for federal tax purposes through 2024 and for state tax purposes through 2010. Additionally, as of September 30, 2005, the Company had federal and state tax credit carryforwards of approximately $862 and $391, respectively, each with similar expiration periods. Management of the Company evaluated positive and negative evidence bearing upon the realizability of its deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of $26,574 and $28,709 have been established at September 30, 2005 and 2004, respectively

        The deferred tax amounts are as follows as of September 30:

	2005	2004
Deferred tax asset:
Net operating loss carryforward	$17,281	$18,506
Amortization	7,594	8,478
Nondeductible reserves and accruals	449	431
Fixed assets	(3)	41
Credit carryforwards	1,253	1,253

Total gross deferred tax asset	26,574	28,709
Less—Valuation allowance	(26,574)	(28,709)

Net deferred tax asset	$—	$—

        Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

        The provision for (benefit from) income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

	2005	2004	2003
Benefit at federal statutory rate	(34.00)%	(34.00)%	(34.00)%
Effect of change in valuation allowance	101.71	37.13	38.03
Amortization of intangible assets and other permanent items	0.47	0.58	0.89
State income taxes, net of federal benefit	(6.27)	(6.27)	(4.92)
Prior year true-ups	(63.88)	4.59	—
Federal and state tax credits	1.97	(2.03)	—

Effective tax rate	0.00%	0.00%	0.00%

(9)    EMPLOYEE BENEFIT PLAN

        The Company maintains an employee benefit plan (the "Benefit Plan") under Section 401(k) of the Internal Revenue Code. The Benefit Plan is available to all full-time U.S. employees. The Benefit Plan allows for employees to make contributions up to a specified percentage of their compensation. Under the Benefit Plan, the Company has made discretionary contributions to match 50% of the employees' contributions up to a maximum annual match of 3% of each employee's salary, (prior to January 1, 2002, such contributions were non-discretionary). The Company contributed approximately $64, $71, and $79 during the fiscal years ended September 30, 2005, 2004, and 2003, respectively.

(10)    ACCRUED EXPENSES

        Accrued expenses consisted of the following at September 30:

	2005	2004
Payroll and payroll-related costs	$447	$400
Other accrued expenses	219	339

	$666	$739

(11)    OTHER INCOME, NET

        Other income, net consisted of the following for the years ended September 30:

	2005	2004	2003
Gain on disposal of assets	$—	$1	$1
Interest income	81	58	88
Other	—	—	9

	$81	$59	$98

(12)    BUSINESS SEGMENT INFORMATION

        The operating segments reported below are the segments for which separate financial information is available and for which operating profit and loss amounts are evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.

        The Company has two reportable segments: 1) Internet and transaction-based solutions and 2) Enterprise software solutions. The Internet and transaction-based solutions segment provides outsourced management of private candidate pools via Webhire Recruiter, subscription services to public resume pools and job-posting sites, resume scanning, reference checking, and other fee-based staffing functions. The enterprise software solutions segment provides perpetual licenses to the Company's software products and the related maintenance, training, implementation, and consulting services in support of such licenses.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Expenses such as depreciation, rent, and utilities are allocated to the reportable segments based on relative headcount as a basis of relative usage. The Company has no intersegment sales and transfers and does not allocate assets to the operating segments.

        The Company's reportable segments are strategic business units that offer different solutions tailored to a customer's needs. The following is a summary of the Company's operations by reportable segment:

	Internet and Transactions	Enterprise Software	Total Company
Year Ended September 30, 2005
Revenue	$11,601	$339	$11,940

Gross profit	$6,166	$339	$6,505

Loss from operations			$(2,036)
Other income, net			61

Loss before income taxes			$(1,975)

Year Ended September 30, 2004
Revenue	$11,128	$898	$12,026

Gross profit	$5,950	$664	$6,614

Loss from operations			$(1,389)
Other income, net			57

Loss before income taxes			$(1,332)

Year Ended September 30, 2003
Revenue	$11,438	$2,726	$14,164

Gross profit	$5,395	$2,211	$7,606

Loss from operations			$(518)
Other income, net			80

Loss before income taxes			$(438)

(13)    SUBSEQUENT EVENTS

        On January 13, 2006, the Company was acquired by Kenexa Corporation, Inc. pursuant to the terms of our Agreement and Plan of Merger dated as of December 21, 2005. Kenexa provides software, services and proprietary content that enables organizations to more effectively recruit and retain employees. The total consideration paid in the merger was approximately $34.4 million in cash, and included post-closing adjustments related to the Company's working capital at the Closing.

WEBHIRE, INC.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	December 31, 2005	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$2,403	$1,054
Available for sale marketable securities	—	2,000
Accounts receivable, net of allowance of $386 and $301 at December 31, 2005 and September 30, 2005, respectively	2,109	1,193
Prepaid expenses	408	562
Other current assets	54	51

Total current assets	4,974	4,860
Property and equipment, net	623	675
Internally developed software, net of accumulated amortization of $2,906 and $2,749 at December 31, 2005 and September 30, 2005, respectively	877	1,024
Other assets	208	210

Total assets	$6,682	$6,769

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable—short term	$25	$51
Current portion of capital lease obligations	148	216
Accounts payable	294	554
Accrued expenses	572	219
Accrued compensation and benefits	844	447
Deferred revenue	5,313	4,368

Total current liabilities	7,196	5,855
Other liabilities	226	222
Long term capital lease obligations	26	34

Total liabilities	7,448	6,111

Commitments and contingencies (Note 6)
Stockholders' (deficiency) equity:
Preferred stock, $.01 par value—5,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2005 and 2004	—	—
Common stock, $.01 par value—30,000,000 shares authorized, 4,667,661 shares issued at December 31, 2005 and September 31, 2005 and 4,530,281 shares outstanding at December 31, 2005 and September 30, 2004	47	47
Additional paid-in capital	70,217	70,217
Treasury stock, at cost—137,380 shares at December 31, 2005 and September 30, 2005	(831)	(831)
Accumulated deficit	(70,199)	(68,775)

Total Stockholders' (deficiency) equity	(766)	658

Total liabilities and stockholders' equity	$6,682	$6,769

The accompanying notes are an integral part of these consolidated financial statements

WEBHIRE, INC.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months ended December 31,
	2005	2004
Revenue
Services revenue—Internet	$2,974	$2,758
Services revenue—Enterprise	13	112

Total revenue	2,987	2,870

Cost of revenue
Services revenue—Internet	1,086	1,124
Services revenue—Enterprise	—	—
Amortization of acquired technologies and intangible assets	157	231

Total costs of revenue	1,243	1,355

Gross profit	1,744	1,515

Operating expenses:
Research and development	610	588
Sales and marketing	1,011	900
General and administrative	1,558	676

Total operating expenses	3,179	2,164

Loss from operations	(1,435)	(649)

Interest income, net	14	13

Loss before income taxes	(1,421)	(636)
Provision for income taxes	3	5

Net loss	(1,424)	(641)

Basic and diluted net loss per share	$(0.31)	$(0.14)

Basic and diluted weighted average number of shares Outstanding	4,530,281	4,530,281

The accompanying notes are an integral part of these consolidated financial statements.

WEBHIRE, INC.

Consolidated Statements of Cash Flows

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(1,424)	$(641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	240	294
Bad debt expense	83	—
Changes in operating assets and liabilities:
Accounts receivable	(999)	(995)
Prepaid and other current assets	151	13
Other assets	2	26
Accounts payable	(260)	565
Accrued expenses and severance	750	(196)
Deferred revenue	945	683
Other liabilities	4	(20)

Net cash used in operating activities	(508)	(271)

Cash flows from investing activities:
Sales of available for sale marketable securities	2,000	—
Purchases of property and equipment	(31)	(152)
Additions to capitalized internal software	(10)	(136)

Net cash provided by (used in) investing activities	1,959	(288)

Cash flows from financing activities:
Repayments of notes payable	(26)	(25)
Repayments under capital lease obligations	(76)	(41)

Net cash used in financing activities	(102)	(66)

Change in cash and cash equivalents	1,349	(625)
Cash and cash equivalents, beginning of year	1,054	2,233

Cash and cash equivalents, end of period	$2,403	$1,608

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest expense (income)	(13)	(8)

Income taxes (receipts) payments, net	3	4

Software and support purchased under note financing	—	160

Equipment purchased under capital lease obligations	—	254

The accompanying notes are an integral part of these consolidated financial statements.

WEBHIRE, INC.

Notes to Consolidated Financial Statements (Unaudited)

All amounts are in thousands, except share and per share amounts, unless noted otherwise

(1) Description of the Business

        The accompanying consolidated financial statements include the accounts of Webhire, Inc. and its wholly owned subsidiaries (collectively, the "Company"). The Company develops, markets, implements, and supports Internet-based recruitment management solutions. The Company's solutions enable organizations to strategically manage their talent acquisition process. The Company's products provide a range of solutions including managing the creation and approval process of job requisitions, the sourcing of candidates through job board postings, resume pool searches, operation of the customer's employment website, activity management of candidates throughout the hiring process, and the creation of internal and external reports to monitor the effectiveness of the recruiting process.

        The financial statements have been prepared assuming the Company will continue as a going concern. While the Company has experienced recurring losses, they are primarily due to several factors including investments related to the transformation of the technology platform from a client-server based model to an Application Service Provider ("ASP") model, revenue recognition over a longer contract term under the ASP model compared to recognition of a larger up-front license fee upon shipment of software under the client-server model, research and development expenditures on continued enhancements to the Company's products and services, and continuing investment in sales and marketing. The Company currently anticipates that its available cash and cash forecasted to be generated from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements through fiscal 2006 and beyond.

        On December 23, 2002, the Company filed a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its shares under the Securities Exchange Act of 1934 (the "Act") and contemporaneously requested that its shares be voluntarily delisted from trading on the NASDAQ Small Cap Market. The Company's obligation to file periodic reports with the SEC ceased immediately upon the filing of the Form 15 and the deregistration of its shares became effective 90 days thereafter.

        The accompanying consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America. In the opinion of management, the accompanying financial statements includes all adjustments (consisting of normal and recurring adjustments), which the Company considers necessary for the fair presentation of the financial position of such date and of the operating results and cash flows for these periods. The results of operations and cash flows for the three months ended December 31, 2005, may not necessarily indicate the results that may be expected for any succeeding quarter or for the entire fiscal year.

(2) Summary of Significant Accounting Policies

  a) Principles of Consolidation and Basis of Presentation

        All significant intercompany transactions and balances have been eliminated. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

  b) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the year. Accordingly, actual results could differ from those estimates.

  c) Revenue Recognition

        The Company derives revenue from two primary sources, services revenue—Internet and services revenue—Enterprise. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service or product has been delivered, the amount of fees to by paid by the customer is fixed or determinable and collection of the fees is reasonably assured. The Company exercises judgment and uses estimates in connection with the determination of the amount of revenues to be recognized in each accounting period.

  Services revenue—Internet

        The basis for web hosting and related service revenue from services revenue—Internet is Emerging Issues Task Force ("EITF") Issue 00-3, "Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware", and SEC Staff Accounting Bulletin 104, "Revenue Recognition in Financial Statements". Internet applications include; Webhire Healthcare, Recruiter Professional and Corporate Editions, Webhire Corporate Career Center, Candidate Self Service, Manager's Access, Universal Integration Engine, Employee Mobility and Referral, WorkforceIntelligence, Webhire Connects to Partner Services, and Outsourced Webhire Enterprise.

        Revenue from customer contracts to provide web hosting applications bundled with related initial implementation services is recognized ratably over the service term, typically twelve to thirty-six months. The Company recognizes revenue from these contracts as a single element since vendor specific objective evidence (VSOE) of fair value does not exist to allocate a portion of the fee to the service element. Since the only undelivered element is services that do not involve significant production, modification, or customization of the hosted software, the entire arrangement fee is recognized on a straight-line basis over the term of the hosting arrangement. Accordingly, since the implementation services are not considered to be essential to the functionality of the hosted software, ratable revenue recognition generally begins on the commencement of implementation services.

        Professional services sold separately from the hosting arrangement are recognized as revenue as the services are performed.

  Services revenue—Enterprise

        The basis for software and related service revenue recognition related to Services revenue—Enterprise is substantially governed by the provisions of Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions" ("SOP 98-9"), both issued by the American Institute of Certified Public Accountants.

        Revenue from Enterprise arrangements includes customer maintenance fees and fees for training, installation, and consulting. Services revenue from customer maintenance fees for post-contract support is recognized ratably over the maintenance term, which is typically twelve months. Services revenue from Enterprise training, installation, consulting, and resume scanning is recognized as the related services are performed.

        Product revenue from software license fees are recognized upon delivery of the software and receipt of a binding contract, provided the fees are fixed or determinable, there are no significant Company obligations remaining, and collectibility of the fee is reasonably assured. If an acceptance period is allowed, revenue is recognized upon the earlier of the actual customer acceptance or the expiration of the acceptance period, as defined in the applicable software license agreement.

  d) Research and Software Development Costs

        Research and development costs are charged to operations as incurred.

        The Company capitalizes certain software development costs in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Development costs incurred by the Company's personnel and outside consultants who are directly associated with software developed for internal use are capitalized.

        Capitalized internal-use software costs are being amortized over a period of three years commencing in the period in which the software is placed into use. During the quarters ended December 31, 2005 and 2004, the Company capitalized internal-use software development costs of $10 and $136, respectively. Amortization of $157 and $231 was recorded for 2005 and 2004, respectively.

  e) Cash, Cash Equivalents, and Short Term Investments

        Cash equivalents consist of highly liquid debt instruments with remaining maturities at date of purchase of three months or less. Cash and cash equivalents were $2,403 and $1,054 at December 31, 2005 and September 30, 2005, respectively. Short term investments of $0 and $2,000 at December 31, 2005 and September 30, 2005, respectively, consist of auction rate securities and are considered to be available for sale, stated at fair value, and are classified as current assets based on management's intent of liquidating these securities within the upcoming fiscal year

  f) Accounts Receivable—Allowance

        Accounts receivable is reported net of allowances for doubtful accounts. For the quarter ended December 31, 2005 and for the years ended September 30, 2005, 2004, and 2003, the allowances had the following activity:

Allowance for Doubtful Accounts	Balance, Beginning of Year	Charged to Expense	Write-offs	Balance, End of Year	Balance, End of December
Quarter ended December 31, 2005	$301	$85	—	—	$386
Year ended September 30, 2005	$366	$—	$65	$301	—
Year ended September 30, 2004	$386	$99	$119	$366	—
Year ended September 30, 2003	$717	$—	$331	$386	—

  g) Prepaid Expenses and Other Current Assets

        The Company capitalizes prepaid expenses and charges them to expense over the applicable period of their use. Prepaid expenses amounted to $408 and $562 at December 31, 2005 and September 30, 2005, respectively. Other current assets of $54 and $51 at December 31, 2005 and September 30, 2005, respectively, consist of security deposits.

  h) Property and Equipment

        The Company records property and equipment at cost and provides for depreciation on a straight-line basis over the estimated useful lives of the assets, as follows:

Asset Classification	Estimated Useful Life	December 31, 2005	September 30, 2005
Computer and office equipment	3-5 Years	$7,834	$7,783
Software	3-5 Years	2,277	2,277
Furniture and fixtures	3-7 Years	373	373
Leasehold improvements	Life of Lease	475	475
Equipment under capital lease	2-3 Years	940	960

		11,899	11,868
Accumulated depreciation		(11,276)	(11,193)

		$623	$675

        Depreciation expense for the quarters ended December 31, 2005 and 2004 amounted to approximately $84 and $63, respectively.

  i) Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, a deferred tax asset or liability is measured by the currently enacted tax rates applied to the differences between the financial statement and tax basis of assets and liabilities.

  j) Concentration of Credit Risk

        The Company has no significant off-balance-sheet or concentration of credit risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. The Company places its cash, cash equivalents and marketable securities in what management considers to be highly rated institutions or securities. The Company's accounts receivable credit risk is not concentrated within any geographical area and no single customer accounted for greater than 10% of total revenue in the three year period ended September 30, 2005 or accounts receivable at September 30, 2005 or 2004. The Company provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but ongoing credit evaluations of customers financial condition are performed. Management provides for an allowance for doubtful customer accounts on a specifically identified basis, as well as through historical experience applied to an aging of accounts. Accounts receivables are written off when deemed uncollectible.

  k) Net Loss per Share

        SFAS No. 128, "Earnings per Share" ("SFAS No. 128"), establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. In accordance with SFAS No. 128, basic net loss per share for 2005, 2004 and 2003 is calculated by dividing net loss by the weighted average number of common shares outstanding for those periods. Diluted net loss per share is calculated by dividing net loss by the diluted weighted average number of common shares outstanding for all periods presented. The following table presents the weighted average common shares outstanding to the shares used in computation of diluted weighted average common shares outstanding:

	December 31, 2005	December 31, 2004
Weighted average common shares outstanding	4,530,281	4,530,281

        As of December 31, 2005 and 2004, 696,822 and 627,256, potential common shares were outstanding, respectively, but not included in the calculation of diluted loss per share, as their effect would have been antidilutive.

  l) Stock-Based Compensation

        The Company applies the intrinsic-value-based method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price or the exercise price is not fixed at the grant date.

        SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123. As required by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS Statement No. 123" ("SFAS No. 148"), the following table illustrates the effect on net loss if the fair-value-based method had been applied:

	December 31, 2005	December 31, 2004
Net loss, as reported	$(1,424)	$(641)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(19)	(21)

Pro forma net loss, as adjusted	$(1,443)	$(662)

        Stock options granted to non-employees are accounted for at fair value and are periodically re-measured and charged to expense as they are earned over the performance period. The Company did not grant any stock options to non-employees during 2005, 2004, or 2003.

        The pro forma effect on earnings per share of applying SFAS No. 123 would be as follows:

	December 31, 2005	December 31, 2004
Basic and diluted net loss per share as reported	$(0.31)	$(0.14)
Basic and diluted net loss per share as adjusted	$(0.32)	$(0.15)

        The fair value of the stock awards, including the options granted under the 1994 Plan and the 1996 Plan, was estimated using the Black-Scholes model with the following weighted average assumptions:

	2005	2004
Expected life	3 years	3 years
Risk free interest rate	4.44%	3.31%
Volatility	122.4%	128.5%
Dividend yield	0.0%	0.0%

  m)    Comprehensive Loss

        The Company has no other reportable comprehensive loss items to report, other than net loss, for the periods presented.

  n)    Long-Lived Assets

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets and all amortizing intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

        The Company reviews the carrying values of its long-lived, identifiable intangible assets and goodwill for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell.

  o)    Financial Instruments

        The estimated fair value of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable, and debt, approximates their carrying value.

  p)    Recent Accounting Standards

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R addresses all forms of share-based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. The FASB originally stated a preference for a lattice model because it believed that a lattice model more fully captures the unique characteristics of employee stock options in the estimate of fair value, as compared to the Black-Scholes model which the Company currently uses for its disclosure. The FASB decided to remove its explicit preference for a lattice model and not require a single valuation methodology. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the Company's fiscal year 2007. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

(3) Notes Payable

        On March 1, 2004, the Company entered into a note financing arrangement for the purchase of software and support of approximately $204. The note is non-interest bearing and the term of the arrangement is for eight quarterly payments of $25 commencing on May 1, 2004. As of December 31, 2005, the total amount due under the terms of the financing arrangement is $25, which is classified as current and due in 2006.

(4) Related Party Transaction

        On January 11, 2001, a major investor in the Company, which is a related party, provided the Company with a written commitment to support the Company's cash liquidity requirements through September 2001, up to a maximum of $5,000, if necessary. In consideration of such commitment, the Company issued a warrant to the investor to purchase 100,000 shares of the Company's common stock at a price of $6.25 per share. The warrant was fully vested on January 11, 2001 and expired unexercised and unrenewed at January 11, 2004.

(5) Commitments and Contingencies

        The Company's corporate headquarters are located in Lexington, Massachusetts, pursuant to a lease expiring in February 2008. Additionally, the Company executed a lease for office space in Chicago, Illinois expiring in December 2005. Additionally, during 2004 and 2005, the Company entered into capital leases with a software vendor to acquire certain technologies.

        Aggregate net rental expense included in the accompanying statements of operations for the three months ended December 31, 2005 and 2004 were approximately $145, and $148, respectively.

        Leases with escalating rents or free rent periods are expensed on a straight-line basis over the fixed term of the lease. Deferred rent of approximately $198 and $189 is included in other liabilities in the accompanying consolidated balance sheets at December 31, 2005 and September 30, 2005, respectively.

        The Company is not involved in any pending legal proceedings other than those arising in the ordinary course of the Company's business. Management believes that the resolution of these matters will not materially affect the Company's business or the financial condition of the Company.

(6) Accrued Expenses

        Accrued expenses consisted of the following:

	December 31, 2005	September 30, 2005
Other accrued expenses	$320	$219
Professional fees	252	—

	$572	$219

(7) Other Income, Net

        Other income, net consisted of interest income, net of interest expense for the quarter ended December 31, 2005 and December 31, 2004.

(8) Business Segment Information

        The operating segments reported below are the segments for which separate financial information is available and for which operating profit and loss amounts are evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.

        The Company has two reportable segments: 1) Internet and transaction-based solutions and 2) Enterprise software solutions. The Internet and transaction-based solutions segment provides outsourced management of private candidate pools via Webhire Recruiter, subscription services to public resume pools and job-posting sites, resume scanning, reference checking, and other fee-based staffing functions. The enterprise software solutions segment provides perpetual licenses to the Company's software products and the related maintenance, training, implementation, and consulting services in support of such licenses.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Expenses such as depreciation, rent, and utilities are allocated to the reportable segments based on relative headcount as a basis of relative usage. The Company has no intersegment sales and transfers and does not allocate assets to the operating segments.

        The Company's reportable segments are strategic business units that offer different solutions tailored to a customer's needs. The following is a summary of the Company's operations by reportable segment:

	Internet and Transactions	Enterprise Software	Total Company
Quarter Ended December 31, 2005
Revenue	$2,974	$13	$2,987
Gross profit	$1,731	$13	$1,744

Loss from operations			$(1,435)
Other income, net			14

Loss before income taxes			$(1,421)

Quarter Ended December 31, 2004
Revenue	$2,758	$112	$2,870
Gross profit	$1,403	$112	$1,515

Loss from operations			$(649)
Other income, net			13

Loss before income taxes			$(641)

(9) Subsequent Events

        On January 13, 2006, the Company was acquired by Kenexa Corporation Inc pursuant to the terms of our Agreement and Plan of Merger dated as of December 21, 2005. Kenexa provides software, services and proprietary content that enables organizations to more effectively recruit and retain employees. The total consideration paid in the merger was approximately $34.4 million in cash, and included post-closing adjustments related to the Company's working capital at the Closing. In connection with the merger, the Company incurred $599 in exit costs. Accordingly, the Company recorded $347 and $252 related to severance and professional fees, respectively. These costs are accrued at December 31, 2005 and have been charged to general and administrative expense for the three months ended December 31, 2005.

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PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Information
Summary Pro Forma Consolidated Financial Information
RISK FACTORS
Risks Related to Our Business
Risks Related to this Offering and Our Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants In Last Fiscal Year
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Unaudited Pro Forma Consolidated Financial Statements
Kenexa Corporation and Subsidiaries Pro Forma Consolidated Financial Statements (Unaudited)
Kenexa Corporation and Subsidiaries Pro forma Consolidated Balance Sheets (unaudited) As of December 31, 2005 (in thousands)
Kenexa Corporation and Subsidiaries Pro forma Consolidated Statements of Operations (unaudited) For the Year Ended December 31, 2005 (in thousands, except share and per share data)
Kenexa Corporation Notes to Pro Forma Consolidated Financial Statements (Unaudited)
Kenexa Corporation Notes to Pro Forma Consolidated Financial Statements (Continued) (Unaudited)
Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Kenexa Corporation and Subsidiaries Consolidated Balance Sheets
Kenexa Corporation and Subsidiaries Consolidated Balance Sheets (Continued)
Kenexa Corporation and Subsidiaries Consolidated Statements of Operations
Kenexa Corporation and Subsidiaries Consolidated Statements of Cash Flows
Kenexa Corporation and Subsidiaries Consolidated Statements of Cash Flows Supplemental disclosures of cash flow information
Kenexa Corporation and Subsidiaries Notes to Consolidated Financial Statements
INDEPENDENT AUDITORS' REPORT
WEBHIRE, INC. Consolidated Balance Sheets (in thousands, except share and per share amounts) As of September 30, 2005 and 2004
WEBHIRE, INC. Consolidated Statements of Operations (in thousands, except share and per share amounts) Years Ended September 30, 2005, 2004, and 2003
WEBHIRE, INC. Consolidated Statements of Stockholders' Equity (in thousands, except the share amounts) Years Ended September 30, 2005, 2004, and 2003
WEBHIRE, INC. Consolidated Statements of Cash Flows (in thousands, except share and per share amounts) Years Ended September 30, 2005, 2004, and 2003
WEBHIRE, INC. Notes to Consolidated Financial Statements (in thousands, except share and per share amounts) Years Ended September 30, 2005, 2004, and 2003
WEBHIRE, INC. Consolidated Balance Sheets (in thousands, except share and per share amounts) (Unaudited)
WEBHIRE, INC. Consolidated Statements of Operations (in thousands, except share and per share amounts) (Unaudited)
WEBHIRE, INC. Consolidated Statements of Cash Flows (in thousands, except share and per share amounts) (Unaudited)
WEBHIRE, INC. Notes to Consolidated Financial Statements (Unaudited) All amounts are in thousands, except share and per share amounts, unless noted otherwise